    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997


                                                      REGISTRATION NO. 333-38179

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CELLEGY PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        2834                        82-0429727
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER IDENTIFICATION
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)               NO.)

                       1065 E. HILLSDALE BLVD., SUITE 418
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 524-1600
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               K. MICHAEL FORREST
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CELLEGY PHARMACEUTICALS, INC.
                       1065 E. HILLSDALE BLVD., SUITE 418
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 524-1600
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

             C. KEVIN KELSO, ESQ.                       BRIAN C. CUNNINGHAM, ESQ.
              FENWICK & WEST LLP                          LANA K. HAWKINS, ESQ.
             TWO PALO ALTO SQUARE                           COOLEY GODWARD LLP
         PALO ALTO, CALIFORNIA 94306                        5 PALO ALTO SQUARE
                (650) 494-0600                       PALO ALTO, CALIFORNIA 94304-2155
                                                              (650) 843-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED(1)       PER SHARE(2)      OFFERING PRICE(2)  REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------
Common Stock, no par value
  per share.................  2,587,500 shares         $8.625            $22,317,188           $6,763
============================================================================================================


(1) Includes 337,500 shares that the Underwriter has the option to purchase to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee.


(3) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1997


                                2,250,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock offered hereby are being sold by Cellegy Pharmaceuticals, Inc. ("Cellegy" or the "Company"). The Company's Common Stock is listed on the Nasdaq SmallCap Market under the symbol "CLGY." On November 4, 1997, the last reported sale price of the Common Stock was $7.375 per share. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CLGY."


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO                                 PROCEEDS TO
                                         PUBLIC            UNDERWRITING          COMPANY(2)
                                                            DISCOUNT(1)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
Total(3)..........................           $                   $                    $
============================================================================================


(1) Excludes the issuance of a warrant to the Underwriter (the "Underwriter Warrant") to purchase up to 125,000 shares of Common Stock, exercisable for a period of four years commencing one year following the closing of this Offering, at an exercise price of 130% of the public offering price set forth above. The Underwriter has been granted certain registration rights under the Securities Act of 1933, as amended, with respect to the Common Stock issuable upon exercise of the Underwriter Warrant. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses of the offering payable by the Company estimated at $466,000.


(3) The Company has granted the Underwriter an option, exercisable within 30 days of the date hereof, to purchase up to 337,500 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriter when, as and if delivered to and accepted by it, subject to its right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made
against payment on or about             , 1997 at the office of Oppenheimer &
Co., Inc., Oppenheimer Tower, One World Financial Center, New York, New York 10281.
                            ------------------------

                                     (LOGO)

               The date of this Prospectus is             , 1997.

                           PRODUCTS UNDER DEVELOPMENT


     The following table summarizes certain information concerning Cellegy's clinical and preclinical product candidates and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. The development and commercialization of the Company's product development candidates are subject to numerous risks and uncertainties. See "Risk Factors" and "Recent Developments."

--------------------------------------------------------------------------------


                                                            DEVELOPMENT         TECHNOLOGIES
          PRODUCTS                INDICATIONS                  STATUS             UTILIZED
  ------------------------  ------------------------  ------------------------  ------------
  PRESCRIPTION TOPICAL THERAPEUTICS
  Glylorin                  Non-bullous congenital    Phase III trials in       Proprietary
                              ichthyosiform             progress
                              erythroderma
                            Ichthyosis vulgaris       Phase II trials planned   Proprietary
  Anogesic*                 Anal fissures             Phase III trials planned  CELLEDIRM
                            Hemorrhoids               Phase III trials planned  CELLEDIRM
  PRESCRIPTION PRODUCTS USING TRANSDERMAL DRUG DELIVERY TECHNOLOGY
  Testosterone gel          Hypogonadism (hormone     Pilot studies in humans   CELLEDIRM
                              therapy for male          planned for late 1997
                              andropause)
  Testosterone gel          Female hormone therapy    Preclinical evaluation    CELLEDIRM
  Estrogen-testosterone     Female hormone therapy    Research                  PERMEATE
    gel
                                                                                CELLEDIRM
  Immunosuppressive drug    Psoriasis                 Research                  PERMEATE
                                                                                CELLEDIRM
  COSMECEUTICAL PRODUCTS
  Anti-wrinkling            Photodamaged and aging    In human testing          CELLEDIRM
    products**                skin
  Anti-irritant cream       Irritated, red, itchy     Formulation development   CELLEDIRM
                              skin
  Other skin care products  Dry and disrupted skin    Formulations complete;    CELLEDIRM
                                                        ready for marketing


--------------------------------------------------------------------------------


 * The Company has signed a legally binding letter of intent to acquire the Anogesic product. See "Recent Developments."



** References in this Prospectus to "anti-wrinkling," "anti-wrinkling products" or the "anti-wrinkling market" are intended to refer to a cosmeceutical product category that the Company believes is generally understood in the marketplace, and are not intended to describe any claims that the Company's cosmeceutical products act in any way other than as cosmetics as defined under applicable laws. The term "cosmeceuticals" refers to products that, if they satisfy the definition of a cosmetic under applicable federal laws and if they are not also drugs under those laws, are not subject to the same requirements as drug products. See "Risk Factors -- Possible FDA Regulation of Cosmeceutical Products as Drugs" and "Business -- Government Regulation."


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements (and notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted herein, information in this Prospectus assumes no exercise of the Underwriter's over-allotment option. An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the information provided under "Risk Factors."


     The term "cosmeceuticals" is not defined by the U.S. Food and Drug Administration (the "FDA") but refers to products that, depending on several factors, may not be subject to the same requirements as drug products. See "Risk Factors -- Possible FDA Regulation of Cosmeceutical Products as Drugs" and "Business -- Government Regulation."


     Cellegy is a biopharmaceutical company engaged in the development of prescription drugs and cosmeceuticals to address a variety of diseases and conditions utilizing its patented transdermal and topical delivery technologies. Cellegy's first prescription drug, Glylorin, is a novel treatment for certain forms of ichthyosis, a family of incurable skin diseases. Glylorin has been licensed by Cellegy to Glaxo Wellcome, Inc. ("Glaxo") and is currently in Phase III clinical trials in the United States. Cellegy is also evaluating several prescription drugs including a transdermal testosterone gel for the treatment of hypogonadism, a condition that frequently results in lethargy and reduced libido in men above the age of 40. In addition to its prescription drugs, Cellegy is testing and developing a line of anti-wrinkling cosmeceutical products which the Company believes will address the skin care needs of an affluent and aging population.

     The Company's principal technologies consist of PERMEATE and CELLEDIRM. PERMEATE is a patented topical drug delivery system which has been found in preclinical evaluations to permit delivery of larger or insoluble drugs into the blood stream or into the skin itself. These drugs include peptides that to the Company's knowledge are not deliverable using methods employed in currently approved transdermal products. CELLEDIRM (Cellegy's Dermal Inflammatory Response Modulators) is a group of compounds identified by Cellegy's scientists that have been found in preclinical evaluations to reduce or eliminate irritation caused by many substances that come into contact with the skin. The Company's CELLEDIRM technology is being developed as an adjunct to the PERMEATE technology to mitigate the skin irritation problems associated with transdermal drug delivery, and to improve existing prescription drugs and cosmeceutical products.

     Glylorin, the Company's most advanced topical prescription candidate, is currently in Phase III clinical trials for non-bullous congenital ichthyosiform erythroderma ("n-CIE"). n-CIE is a severe form of congenital primary ichthyosis ("CPI"), a group of incurable skin conditions for which there is currently no satisfactory treatment. Ichthyosis is a family of related skin diseases characterized by a severe scaling of the skin that frequently affects large areas of the body. In all forms of ichthyosis, skin cells form a rigid, thick surface layer of scales that often discolor and crack. Many of the most severely afflicted infants die shortly after birth from dehydration, hypothermia and microbes, which enter through the damaged epidermis. Approximately 100,000 people in the United States, and at least an equal number of persons outside the United States, are afflicted with CPI.

     Based on Phase I and II clinical studies conducted by the Company, Glylorin appears to be safe and effective in the treatment of n-CIE. The results from the Company's Phase II clinical studies produced statistically significant improvements in scaling, induration (swelling) and erythema (redness). After developing the product through early Phase III clinical trials, Cellegy licensed Glylorin to Glaxo in November 1996. Glaxo has completed patient enrollment for the Phase III trial.

     The Company's most advanced transdermal drug delivery candidate is a testosterone gel. Based on preclinical studies to date, the Company believes its proprietary gel product will be capable of providing therapeutic levels of testosterone in a once-a-day topical application to a small area of the body. Furthermore, by using CELLEDIRM, the Company believes its testosterone gel will have a lower incidence of local skin irritation and other adverse skin reactions than current patch products.

     The Company's most advanced cosmeceutical is an anti-wrinkling product designed to mitigate the visible effects of photoaging and skin wrinkling. Cellegy's anti-wrinkling product will be included in a line of products that the Company expects to produce greater improvement to the skin's appearance and cause less irritation than current market leading products. Cellegy commenced human evaluation of this product line during the second quarter of 1997 and expects to begin commercial sales during 1998.

     Cellegy intends to utilize its delivery technologies (i) to produce transdermal versions of existing FDA approved drugs, (ii) to develop topical or transdermal formulations of new chemical entities in partnership with innovator pharmaceutical or biotechnology companies and (iii) to develop high performance cosmeceuticals. The Company plans to establish corporate partnerships to support development and marketing of many of these products. Whenever possible, the Company plans to retain certain marketing rights to products it develops for the dermatology market, and Cellegy intends ultimately to build or acquire a sales force to serve this market. Although Cellegy is focusing primarily on the development of its own products and technologies, the Company may acquire products, technologies or businesses consistent with its commercial objectives.

     Cellegy's principal executive offices are located at 1065 E. Hillsdale Blvd., Suite 418, Foster City, California 94404, and its telephone number is
(650) 524-1600. In this Prospectus, the term "Cellegy" or the "Company" refers to Cellegy Pharmaceuticals, Inc., a California corporation, unless the context otherwise requires.


RECENT DEVELOPMENTS



     On November 3, 1997, the Company signed a legally binding letter of intent (the "Anogesic Agreement") with Neptune Pharmaceutical Corporation ("Neptune") to acquire all patent and other intellectual property rights relating to "Anogesic" (the "Anogesic Acquisition"), a topical product candidate for the treatment of anal fissures and hemorrhoids. Unlike currently available drugs, which provide only partial symptomatic relief, based on clinical studies to date Anogesic appears to heal anal fissures and hemorrhoids. As a result, Anogesic represents a potential alternative to surgical intervention. Clinical studies of Anogesic have been completed on over 400 patients to date, and the Company plans to commence Phase III trials during 1998.



     The closing of the Anogesic Acquisition is subject to the satisfaction of certain conditions, and there can be no assurance that the Company will conclude the Anogesic Acquisition. See "Recent Developments."


     Cellegy is a registered trademark of the Company. Glylorin is a registered trademark that the Company has transferred to Glaxo. CELLEDIRM and PERMEATE are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                                  THE OFFERING

Common Stock offered by the Company.......  2,250,000 shares

Common Stock to be outstanding after the
  offering................................  9,844,959 shares(1)

Use of proceeds...........................  To fund clinical trials and research and development expenses, and for general corporate
                                            purposes, including working capital. See "Use of
                                            Proceeds."

Proposed Nasdaq National Market
  symbol..................................  CLGY(2)

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                    YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues.......................................... $    --   $ 1,000   $   648   $    15   $   643
Total operating expenses..........................   2,542     2,535     4,346     3,037     3,455
                                                   -------   -------   -------   -------   -------
Operating loss....................................  (2,542)   (1,535)   (3,698)   (3,022)   (2,812)
Net loss applicable to common shareholders........  (2,543)   (2,152)   (4,782)   (4,119)   (2,493)
                                                   =======   =======   =======   =======   =======
Pro forma net loss per share applicable to common
  shareholders(3)................................. $ (0.76)  $ (0.67)  $ (1.11)  $ (1.02)  $ (0.41)
                                                   =======   =======   =======   =======   =======
Shares used in computing pro forma net loss per
  share(3)........................................   3,344     3,206     4,307     4,050     6,076


                                                                          SEPTEMBER 30, 1997
                                                                      --------------------------
                                                                      ACTUAL      AS ADJUSTED(4)
                                                                      -------     --------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments............................... $ 9,377        $ 24,509
Total assets.........................................................   9,841          24,973
Long-term obligations................................................      --              --
Deficit accumulated during the development stage..................... (17,431)        (17,431)
Total shareholders' equity...........................................   9,114          24,246


---------------


(1) Based on the number of shares outstanding as of September 30, 1997. Excludes 1,061,447 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.19 per share, 661,250 shares of Common Stock issuable upon the exercise of publicly traded warrants issued in the Company's initial public offering (the "IPO Warrants") at an exercise price of $9.375 per share, 832,061 shares of Common Stock issuable upon the exercise of other outstanding warrants at a weighted average exercise price of $7.79 per share, up to 125,000 shares of Common Stock issuable upon exercise of the Underwriter Warrant, 33,057 shares of Common Stock that were issued in connection with the Anogesic Acquisition and 429,752 shares of Common Stock that are issuable at the closing of the Anogesic Acquisition. See "Description of Capital Stock" and "Recent Developments."


(2) The Common Stock and IPO Warrants are currently traded on the Nasdaq SmallCap Market under the symbols "CLGY" and "CLGYW," respectively. The Company has applied to have the Common Stock and the IPO Warrants quoted on the Nasdaq National Market under the symbols "CLGY" and "CLGYW," respectively.

(3) See Note 1 of Notes to the financial statements of the Company appearing elsewhere herein (the "Financial Statements") for an explanation of the determination of the number of pro forma shares used in per share calculations.


(4) Adjusted to reflect the sale of 2,250,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom at an assumed public offering price of $7.375 per share. See "Use of Proceeds" and "Capitalization."

                              RECENT DEVELOPMENTS



     On November 3, 1997, the Company signed the Anogesic Agreement with Neptune to acquire all patent and other intellectual property rights relating to "Anogesic," a topical product candidate for the treatment of anal fissures and hemorrhoids, and certain other related intellectual property of Neptune. Unlike currently available drugs, which provide only partial symptomatic relief, based on clinical studies to date Anogesic appears to heal anal fissures and hemorrhoids. As a result, Anogesic represents a potential alternative to surgical intervention. Clinical studies of Anogesic have been completed on over 400 patients to date, and the Company plans to commence Phase III trials during 1998.



     Anal fissures are painful tears or slits in the tissue of the anus and are common conditions affecting men and women of all age groups. Of the approximately 200,000 new cases of anal fissures each year, more than half require painful and expensive surgical intervention to treat these conditions. A thrombosed external hemorrhoid is a dilated, swollen vein at the margin of the anus, resulting from clotting blood formed within the dilated external hemorrhoidal veins. In the United States alone, approximately nine million patients seek treatment from physicians for hemorrhoids each year, and the Company believes that a significant number of additional people suffering from this condition do not seek medical treatment.



     Current drug therapies include anesthetics and anti-inflammatory agents that only partially relieve the symptoms of the conditions. Even though current treatments are only partially effective, sales of products currently used to treat anal fissures and hemorrhoids are estimated to be more than $500 million in the United States, Europe and Japan. Surgical procedures represent substantial additional expenditures related to these conditions.



     The patented Anogesic product will be administered intra-anally in a proprietary formulation that includes nitroglycerin, a drug that has been used for many years in the treatment of certain heart diseases. Once administered, nitroglycerin results in relaxation of the sphincter muscles, which rapidly relieves pain and promotes the healing of the anal fissure or hemorrhoid. Anogesic will incorporate the Company's proprietary CELLEDIRM technology to assist in mitigating the inflammation present in these conditions.



     Clinical studies published in the New England Journal of Medicine and The Lancet have shown that nitroglycerin promotes healing and is capable of rapidly relieving intense anal pain. In the study published in The Lancet, 80 patients with anal fissures were randomized to receive treatments with topical 0.2 percent nitroglycerin ointment or placebo. After eight weeks, healing was observed in 26 out of 38 (68%) of the patients treated with nitroglycerin and in 3 out of 39 (8%) of the patients treated with placebo (p < 0.0001).



     The Company issued 33,057 shares of Common Stock to Neptune upon signing the Anogesic Agreement. At the closing, the Company will deliver to Neptune an additional 429,752 shares of Common Stock. In addition, the Anogesic Agreement calls for a series of additional payments, aggregating up to $5.5 million and payable in shares of Common Stock. The additional payments are subject to successful completion of certain late stage clinical trials and regulatory milestones which, if achieved, would occur over the next several years. An additional payment of $5 million, also payable in shares of Common Stock, will be made if in the future the Company applies for and receives FDA approval for the sale of Anogesic in the over-the-counter (non-prescription) market for the treatment of hemorrhoids. The Anogesic Agreement does not provide for the payment by Cellegy of any future product royalties in connection with sales of Anogesic.



     The Company currently expects to conclude the Anogesic Acquisition by December 31, 1997. The Anogesic Agreement includes several representations, warranties and covenants of Neptune and Cellegy, indemnification of the Company by Neptune and its shareholders for, among other things, breaches of Neptune's representations, warranties and covenants, and indemnification of Neptune and its shareholders by Cellegy for breaches of Cellegy's representations, warranties and covenants or claims based solely on Cellegy's conduct after the closing date. The closing of the Anogesic Acquisition is subject to a number of closing conditions, including the satisfactory completion of Cellegy's due diligence of Neptune, the absence of material adverse changes in Neptune's or Cellegy's business between the date of the Anogesic Agreement and the closing date, the approval of the transaction by Neptune's shareholders and the absence of litigation or claims relating to the transaction or Anogesic. There can be no assurance that the Company will complete the Anogesic Acquisition. Failure to complete the Anogesic Acquisition may have a material adverse effect on the market price of the Common Stock but would not, the Company believes, have a material adverse effect on its business or financial condition.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties, including but not limited to statements concerning the commencement and completion of clinical trials, the commencement of commercial sales of the Company's products, the timing of planned regulatory filings, the applicability to the Company's products of drug and cosmetic laws and regulations, the Company's intent to enter into collaborative arrangements and the planned activities of collaborative partners, the Company's strategic plans, the scope of the Company's patent coverage, anticipated expenditures and the need for additional funds. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in this Prospectus.

     History of Losses; Future Profitability Uncertain. The Company has a history of operating losses and expects to incur substantial additional expenses with resulting quarterly losses over at least the next several years as it continues to develop its potential products and to devote significant resources to preclinical studies, clinical trials and manufacturing. As of September 30, 1997, the Company had accumulated net losses of approximately $17.4 million. To date, the Company has not sought regulatory approval to distribute any products. The time and resource commitment required to achieve market success for any individual product is extensive and uncertain. No assurance can be given that the Company's product development efforts will be successful, that required regulatory approvals can be obtained, that potential products can be manufactured at an acceptable cost and with appropriate quality or that any approved products can be successfully marketed.

     The Company has not generated any significant revenues from product sales or royalties from licenses of the Company's technology, and most of the potential products that may be marketed by the Company, if any, are not expected to be marketed or approved for marketing for at least the next several years. Moreover, the Company anticipates that its operating expenses will continue to increase significantly as the Company increases its research and development, preclinical, clinical, administrative and patent activities. Accordingly, in the absence of substantial revenues from new corporate collaborations, royalties on product sales or other sources, the Company expects to incur substantial and increased operating losses in the foreseeable future as certain of its earlier stage potential products move into clinical development, as additional potential products are selected as clinical candidates for further development, as the Company invests in additional facilities or capacity, and as the Company invests in research or acquires additional technologies, product candidates or businesses. The amount of net losses and the time required to reach sustained profitability are highly uncertain. To achieve sustained profitable operations, the Company, alone or with its collaborative partners, must successfully discover, develop, obtain regulatory approvals for and market its potential pharmaceutical products. No assurances can be given that the Company will be able to achieve or sustain profitability, and results are expected to fluctuate from quarter to quarter.


     Uncertainty of Clinical Trial Results. Before obtaining regulatory approval for the commercial sale of many of its potential drug products, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in the clinical indication for which approval is sought. There can be no assurance that the Company will be permitted to undertake or continue clinical trials for any of its potential products or, if such trials are permitted, that such products will be demonstrated to be safe and efficacious. Moreover, the results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in later-stage clinical trials, such as the Phase III trials being conducted by Glaxo relating to Glylorin and the planned Phase III clinical trials relating to Anogesic. Thus, there can be no assurance that the Company's present or future clinical trials will demonstrate the safety and efficacy of any potential products or will result in approval to market products.


     The Company's most advanced topical prescription candidate, Glylorin, has been licensed by Cellegy to Glaxo and is currently in Phase III clinical trials in the United States. There can be no assurance that the outcome of the current Phase III clinical trial will be favorable, that further clinical studies will not be needed for Glylorin, that the FDA will approve Glylorin for marketing or that current or future clinical trials of any of the Company's other product candidates, including Anogesic, will be successfully completed or lead to FDA approval. The failure of Glylorin to successfully complete its current Phase III or any future clinical testing, including toxicology studies, could have a material adverse effect on the Company.


     The evaluation of animal and human clinical test results involves making judgments about data and other information that often are not conclusive. Later testing may show those judgments to have been erroneous. For example, the Company's beliefs regarding the potential comparative therapeutic benefits of its products compared to currently marketed products may be erroneous, or the FDA may not agree with the Company's conclusions regarding such matters. Furthermore, due to the independent and blind nature of certain human clinical testing, there will be extended periods during the testing process when the Company will have only limited, or no, access to information about the status or results of the tests. Other pharmaceutical companies have believed that their products performed satisfactorily in early tests, only to find their performance in later tests, including Phase III clinical trials, to be inadequate or unsatisfactory, or that FDA Advisory Committees have declined to recommend approval of the drugs, or that the FDA itself refused approval, with the result that such companies' stock prices have fallen precipitously.

     Early Stage of Product Development. With the exception of certain skin care cosmeceutical products, Cellegy has not yet completed the development of its proposed products or sought regulatory approval for the marketing of drug products and has not begun to market or generate revenues from the commercialization of products. Development of most of the Company's products will require significant additional research and development. All of the Company's product development efforts are based upon technologies and therapeutic approaches that have not been widely tested or used. Moreover, the Company's beliefs regarding the therapeutic and commercial potential for its products are based on studies conducted to date, and later studies may not support the Company's current beliefs. In addition, results of the Company's studies have not been published in medical journals or reviewed by independent third parties, and as a result have not been subjected to the same degree of scrutiny as results that have been published or subjected to review by independent parties.

     The Company's potential products are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that the Company's therapeutic approaches will not be successful; that the results from future clinical trials may not correlate with any safety or effectiveness results from prior clinical studies conducted by the Company or others; that some or all of the Company's potential products will not be successfully developed or will not be found to be safe and effective by the FDA, or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the products, if safe and effective, will be difficult to manufacture in commercial quantities at reasonable costs or will be uneconomical to market; that proprietary rights of third parties will preclude the Company from commercializing such products; or that third parties will market superior or equivalent products. There can be no assurance the Company's research and development activities will result in any commercially viable products.

     Possible FDA Regulation of Cosmeceutical Products as Drugs. The Company intends to introduce products that will compete in the cosmeceutical market. "Cosmeceuticals" are not defined in the federal Food, Drug and Cosmetic Act (the "FD&C Act"). The FDA has not defined the term by regulation and may consider use of the term to imply drug-like qualities. Cosmeceuticals (a hybrid of the words "cosmetics" and "pharmaceuticals") are products that contain active ingredients which, when applied to the skin, will enhance appearance. Cosmeceuticals which satisfy the definition of a cosmetic under the FD&C Act and which are not also drugs under that statute are not subject to the same FDA requirements as drug products. For example, cosmeceutical products that constitute cosmetics (but not drugs as well) as defined by applicable federal laws may be marketed to consumers without prior approval by the FDA, and without requiring a prescription from a physician. The Company intends to develop a number of cosmeceutical products, including a product that will compete in what is generally referred to as the "anti-wrinkling" market.

     The FDA has at times in the past contended, and may in the future contend, that one or more cosmeceutical products, including the Company's or competitors' anti-wrinkling products that are currently marketed or may in the future be marketed, are not cosmetics but instead are subject to regulation as drugs. Even if the FDA were not ultimately to prevail with regard to such a contention, such a claim by the FDA could have a material adverse effect on the Company's ability to market its proposed cosmeceutical products and could significantly delay or prohibit marketing of such products. The extent to which different kinds of current or future cosmeceutical products of the Company or its competitors are subject to FDA regulation as drugs, and the extent to which the FDA will seek to become more active in regulating cosmeceutical products, such as products that compete in the "anti-wrinkling" market, is uncertain, but will depend in part on the claims made for the cosmeceuticals by their manufacturers and marketers. See "Business -- Government Regulation." The inability of the Company to market its proposed cosmeceutical products as cosmetics without prior FDA approval could have a material adverse effect on the Company's business and financial condition.

     Competition and Technological Change. The pharmaceutical industry is subject to rapid and significant technological change. In the development and marketing of topical prescription drugs, skin care and other cosmeceutical products and drug delivery systems, Cellegy faces intense competition. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical, chemical, cosmetic, consumer product, and biotechnology companies, specialized firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or that would render the Company's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, production and marketing capabilities and regulatory experience than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in health care. There can be no assurance that the Company's products under development will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will obtain regulatory approval in the United States or elsewhere. The Company also competes with universities developing drug delivery technologies and with several companies which have been formed to develop unique delivery systems. In addition, these companies and academic and research institutions compete with Cellegy in recruiting and retaining highly qualified scientific and management personnel.

     Patents and Proprietary Technology. The Company's success depends, in part, on its ability to obtain patent protection for its products and methods, both in the United States and in other countries. Several of the Company's products are based on existing compounds with a history of use in humans but which are being developed by the Company for new therapeutic use in skin diseases unrelated to the systemic diseases for which the compounds were previously approved. The Company cannot obtain composition patent claims on the compound itself, and will instead need to rely on patent claims, if any, directed to use of the compound to treat certain conditions or to specific formulations. The Company may not be able to prevent a competitor from using that formulation or compound for a different purpose. No assurance can be given that any additional patents will be issued to the Company, that the protection of any patents issued in the future will be significant or that current or future patents will be held valid if subsequently challenged.

     The patent position of companies engaged in businesses such as the Company's business generally is uncertain and involves complex legal and factual questions. There is a substantial backlog of patent applications at the United States Patent and Trademark Office ( "USPTO"). Further, issued patents can later be held invalid by the patent office issuing the patent or by a court. There can be no assurance that any patent applications relating to the Company's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage to the Company. In addition, many other entities are engaged in research and product development efforts in drug delivery, skin biology and cosmeceutical fields that may overlap with the Company's currently anticipated and future products, and such other entities may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by the Company. These rights may prevent the Company from commercializing technology, or may require the Company to obtain a license from the entity to practice the technology. There can be no assurance that the Company will be able to obtain any such licenses that may be required on commercially reasonable terms, if at all, or that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to United States patents as extensively as those rights are protected in the United States. As with other companies in the pharmaceutical industry, the Company is subject to the risk that persons located in such countries will engage in development, marketing or sales activities of products that would infringe the Company's patent rights if such activities were in the United States.

     The agreements with the University of California pursuant to which the Company has exclusive license rights to certain drug delivery and other technology contain certain development and performance milestones which the Company must satisfy in order to retain such rights. While the Company currently believes it will be able to satisfy the milestone dates, a loss of rights to these technologies could have a material adverse effect on the Company.

     Dependence on Collaborative Partners. In view of the early stage of the Company and its research and development programs, the Company has restricted hiring to research and development scientists and a small administrative staff and has made limited or no investment in marketing, product sales and regulatory compliance resources. The Company has granted to Glaxo certain exclusive rights to commercialize Glylorin for the indications covered by the Company's agreement with Glaxo, and may in the future enter into agreements with certain of its collaborative partners granting similar rights with respect to other products. The Company has other collaborative agreements with certain third party companies or academic institutions, and intends to enter into other collaborative agreements in the future, relating to the research, development, manufacture and marketing of certain potential products. In some cases, the Company is relying, and in the future will rely, on its collaborative partners to conduct clinical trials, to compile and analyze the data received from such trials, to obtain regulatory approvals and, if approved, to manufacture and market these products. As a result, the Company may have little or no control over the development of these potential products and little or no opportunity to review clinical data before or after public announcement. There can be no assurance that the Company will be able to establish any such collaborative arrangements or that they will be successful. Failure to enter into any such arrangements that in the future might be necessary could have a material adverse effect on the Company's business and financial condition.


     Government Regulation and Drug Product Approvals. The research, development, testing, manufacture, labeling, distribution, marketing and advertising of products such as the Company's products and its ongoing research and development activities are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The extensive preclinical and clinical testing requirements and regulatory approval process of the FDA in the United States and of certain foreign regulatory authorities require a number of years and the expenditure of substantial resources. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the marketing of products on a timely basis or at all. Moreover, additional government regulations may be established that could prevent or delay regulatory approval of the Company's products. Delays in obtaining regulatory approvals could have a material adverse effect on the Company's business and results of operations. Even if regulatory approval of a product is granted, such approval may include significant limitations on the indicated uses of the product or the manner in which or conditions under which the product may be marketed. For example, even if the Company seeks FDA approval of a product for non-prescription consumer sales, the FDA could instead require that the product be distributed by means of a prescription before considering approval for distribution as a non-prescription product. Prescription only approval, which the Company believes is common where a company seeks approval for a product involving a new compound or a compound previously approved for other uses, could delay for several years, or indefinitely, distribution through the non-prescription channel of the Company's products which are subject to premarket review and approval by the FDA. Moreover, failure to comply with regulatory requirements for marketing drugs, or if the Company's cosmeceutical products are deemed to be drugs by the FDA, could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions against production, distribution, sales and marketing, civil penalties, criminal prosecution of the Company, its officers or employees, refusals to approve new products and suspensions and withdrawals of existing approvals, as well as potentially increased product liability exposure. Sales of the Company's products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of the Company's products in those countries. See "Business -- Government Regulation."

     Limited Experience with Clinical Trials. The Company has conducted only a limited number of clinical trials to date. There can be no assurance that the Company will be able to successfully commence and complete all of its planned clinical trials without significant additional resources and expertise. In addition, there can be no assurance that the Company will meet its contemplated development schedule for any of its potential products. The inability of the Company or its existing or any future collaborative partners to commence or continue clinical trials as currently planned, to complete the clinical trials on a timely basis or to demonstrate the safety and efficacy or its potential products, would have a material adverse effect on the business and the financial condition of the Company.

     Future Capital Needs; Uncertainty of Additional Funding. The Company's operations to date have consumed substantial amounts of cash. The Company's cash needs are expected to continue to increase significantly over at least the next several years in order to fund the additional expenses the Company will incur as it expands its current research and development programs, particularly in the drug delivery, prescription pharmaceutical and cosmeceutical product areas. The Company has no current source of significant ongoing revenues or capital beyond existing cash, the net proceeds of this Offering and payments, if any, that may be received pursuant to the existing licensing agreements with Glaxo. In order to complete the research and development and other activities necessary to commercialize its products, additional financing may be required. The Company's future expenditures and capital requirements depend on numerous factors, including without limitation the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals and complying with pre- and post-regulatory approval requirements, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, the purchase of capital equipment and any funding that may be received from third parties pursuant to license, development or other agreements that the Company may enter into in the future and the level of royalties or revenues, if any, from commercial product sales.

     As a result, the Company may seek private or public equity investments and future collaborative arrangements with third parties to help fund its future cash needs. There is no assurance that such funding will be available on acceptable terms, if at all. Insufficient funding may require the Company to delay, reduce or eliminate some or all of its research and development activities, planned clinical trials and administrative programs. The Company believes that available cash resources, the net proceeds of this Offering and the interest thereon will be adequate to satisfy its capital needs through at least December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Limited Sales and Marketing Experience. The Company may market certain of its products, if successfully developed and approved, through a direct sales force in the United States and through sales and marketing partnership arrangements or distribution arrangements outside the United States. The Company has no history or experience in sales, marketing or distribution. To market its products directly, the Company must either establish a marketing group and direct sales force or obtain the assistance of one or more third parties. There can be no assurance that the Company will be able to establish sales and distribution capabilities or succeed in gaining market acceptance for its products. If the Company enters into marketing or licensing arrangements with established pharmaceutical companies, the Company's revenues will be subject to the payment provisions of such arrangements and will be dependent on the efforts of third parties. There can be no assurance that the Company will be able to successfully establish a direct sales force or that its collaborators will effectively market any of the Company's potential products, and the inability of the Company or its collaborators to do so could have a material adverse effect on the business and financial condition of the Company.

     Manufacturing Limitations; Suppliers. The Company has no experience in manufacturing commercial quantities of its potential products and currently does not have any capacity to manufacture potential products on a commercial scale itself. The Company currently relies on a third party to manufacture unprocessed compounds into therapeutic products. Although the Company believes that there will be adequate third party manufacturers, there can be no assurance that the Company will be able to enter into acceptable agreements with third party manufacturers, and the Company is and will be dependent upon third party contract manufacturers for such production. There can be no assurance that the Company will continue to be able to obtain contract manufacturing on commercially acceptable terms for compounds or products and quantities currently obtainable. There can be no assurance that manufacturing or quality control problems will not arise at the manufacturing plants of the Company's contract manufacturers or that such manufacturers will be able to maintain the compliance with the FDA's current good manufacturing practice requirements necessary to continue manufacturing the Company's products.

     Broad Management Discretion Over Use of Proceeds. The primary purposes of the Offering are to increase the Company's working capital and funds available for general corporate purposes, preclinical and clinical development, research activities, including investigation of new technologies and potential acquisition of complementary technologies, product candidates or businesses. The Company has not designated specific amounts of the net proceeds for particular purposes. Management of the Company will have broad discretion with respect to the use of proceeds derived from the Offering.

     Uncertainty Related to Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may significantly affect the purchasing practices and pricing of human therapeutics. Cost containment measures, whether instituted by health care providers or enacted as a result of government health administration regulators or new regulations, such as pricing limitations or formulating eligibility for dispensation by medical providers, could result in greater selectivity in the availability of treatments. Such selectivity could have an adverse effect on the Company's ability to sell its prescription products and there can be no assurance that adequate third party coverage will be available for the Company to maintain price levels sufficient to generate an appropriate return on its investment in product development. Third-party payors are increasingly focusing on the cost-benefit profile of alternative therapies and prescription drugs and challenging the prices charged for such products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as health maintenance organizations which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices or proposals to reform health care or reduce government insurance programs or result in lower prices or reduced markets for the Company's products. The cost containment measures and reforms that government institutions and third party payors are considering instituting could result in significant and unpredictable changes to the marketing, pricing and reimbursement practices of prescription drugs marketed by bio-pharmaceutical companies such as the Company. The adoption of any such measures or reforms could have a material adverse effect on the business and financial condition of the Company. However, cosmeceutical products generally are not reimbursed by third party payors.

     Dependence Upon Key Employees. The success of the Company is dependent upon the efforts of its senior management team, including Dr. Carl R. Thornfeldt, Chairman of the Board of Directors and Medical Director of the Company, and K. Michael Forrest, Chief Executive Officer of the Company. A change in the association of these individuals or other officers and directors of the Company could adversely affect the Company if suitable replacement personnel could not be employed. The success of the Company also depends upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development or expansion of its business.

     Environmental Regulation. The Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, discharge, handling and disposal of certain materials and wastes used in its operations, some of which are classified as "hazardous." There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws, the Occupational

Safety and Health Act, and state, local and foreign counterparts to such laws, rules and regulations as its activities are increased or that the operations, business and future profitability of the Company will not be adversely affected by current or future laws, rules and regulations. The risk of accidental contamination or injury from hazardous materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In any event, the cost of defending claims arising from such contamination or injury could be substantial. In addition, the Company cannot predict the extent of the adverse effect on its business or the financial and other costs that might result from any new government requirements arising out of future legislative, administrative or judicial actions.

     Risk of Product Liability; Limited Product Liability Insurance. The testing, marketing and sale of human health care products entails an inherent risk of allegations of product liability. There can be no assurance that substantial product liability claims will not be asserted against the Company. The Company has obtained limited amounts of insurance relating to its clinical trials. There can be no assurance that the Company will be able to obtain or maintain insurance on acceptable terms for its clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities.

     Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Articles of Incorporation, as well as the California General Corporation Law, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The Company has no current plans to issue shares of preferred stock. The Company is also subject to the provisions of Section 1203 of the California General Corporation Law which requires that a fairness opinion be provided to the Company's shareholders in connection with their consideration of any proposed "interested party" reorganization transaction.

     Volatility of Stock Price. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like the stock prices of many publicly-traded pharmaceutical, chemical, consumer, and biotechnology companies, may prove to be highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical products, sales of a large number of shares of Common Stock in the market and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the 2,250,000 shares of Common Stock offered hereby are estimated to be approximately $15.1 million (approximately $17.5 million if the Underwriter's over-allotment option is exercised in full), at an assumed public offering price of $7.375 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.



     The Company intends to use a substantial portion of the net proceeds to conduct clinical trials and fund its research and development programs and research facilities and for general corporate purposes, including working capital. Although Cellegy is focusing primarily on the development of its own products, a portion of the net proceeds may also be used to acquire products, technologies or businesses consistent with its commercial objectives. Other than the Anogesic Agreement, the Company is not currently a party to any agreements with respect to such acquisitions or investments.


     The amounts and timing of expenditures for each purpose may vary significantly depending on numerous factors including, without limitation, the progress of the Company's research and development programs, the progress and results of the Company's clinical trials and preclinical studies, the time and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the initiation of commercialization activities, the purchase of capital equipment and the availability of other financing. The Company believes that its available cash resources, the net proceeds from this offering and the interest thereon will be adequate to satisfy its capital needs at least through December 31, 1999.

     Pending such uses, the net proceeds of this Offering will be invested in short-term, interest-bearing, investment grade securities.

                          PRICE RANGE OF COMMON STOCK

     Cellegy's Common Stock has been traded on the Nasdaq SmallCap Market under the symbol "CLGY" since the Company's initial public offering in August 1995. The Company has applied to have its Common Stock approved for quotation on the Nasdaq National Market under the symbol "CLGY." The following table sets forth the range of high and low sale prices for the Common Stock as reported on the Nasdaq SmallCap Market for the periods indicated below.


1995                                                                           HIGH       LOW
-----------------------------------------------------------------------------  -----     -----
Third Quarter................................................................  $7.25     $4.88
Fourth Quarter...............................................................   6.25      4.00
1996
-----------------------------------------------------------------------------
First Quarter................................................................   7.13      5.00
Second Quarter...............................................................  10.13      5.50
Third Quarter................................................................   9.38      4.75
Fourth Quarter...............................................................   6.00      4.38
1997
-----------------------------------------------------------------------------
First Quarter................................................................   5.13      4.13
Second Quarter...............................................................   4.50      2.38
Third Quarter................................................................   6.56      2.44
Fourth Quarter (through November 4, 1997)....................................   9.44      6.31


     As of October 10, 1997, there were approximately 96 shareholders of record. The Company believes that the actual number of shareholders of the Common Stock substantially exceeds this number.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of September 30, 1997, and as adjusted to reflect the sale of the 2,250,000 shares of Common Stock offered hereby at an assumed offering price of $7.375 per share, and the receipt of the estimated net proceeds therefrom.



                                                                           SEPTEMBER 30, 1997
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Shareholders' equity:
  Preferred Stock, no par value: 5,000,000 shares authorized; no
     shares issued and outstanding....................................  $     --      $      --
  Common Stock, no par value: 20,000,000 shares authorized; 7,594,959 shares issued and outstanding actual, 9,844,959 shares issued and
     outstanding as adjusted(1).......................................    26,497         41,629
  Unrealized gain on investments......................................        48             48
  Deficit accumulated during the development stage....................   (17,431)       (17,431)
                                                                        --------       --------
       Total shareholders' equity.....................................     9,114         26,246
                                                                        --------       --------
          Total capitalization........................................  $  9,114      $  24,246
                                                                        ========       ========


---------------


(1) Based on the number of shares outstanding as of September 30, 1997. Excludes 1,061,447 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.19 per share, 661,250 shares of Common Stock issuable upon the exercise of publicly traded warrants issued in the Company's initial public offering (the "IPO Warrants") at an exercise price of $9.375 per share, 832,061 shares of Common Stock issuable upon the exercise of other outstanding warrants at a weighted average exercise price of $7.79 per share, up to 125,000 shares of Common Stock issuable upon exercise of the Underwriter Warrant, 33,057 shares of Common Stock that were issued in connection with the Anogesic Acquisition and 429,752 shares of Common Stock that are issuable at the closing of the Anogesic Acquisition. See "Description of Capital Stock" and "Recent Developments."


                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future.

                                    DILUTION


     As of September 30, 1997, the net tangible book value of the Company's Common Stock was $9,114,000 or $1.20 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby, less underwriting discount and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of September 30, 1997 would have been $24,246,000, or $2.46 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $1.26 per share to existing holders of Common Stock and an immediate dilution per share of $4.91 to new investors purchasing shares of Common Stock in this Offering. "Dilution per share to new investors" represents the difference between the price per share of Common Stock paid for the shares issued in this Offering and the pro forma net tangible book value per share at September 30, 1997, as adjusted to give effect to this Offering.



        Public offering price per share(1)..........................            $7.375
          Pro forma net tangible book value per share before
             offering...............................................    $1.20
          Increase per share attributable to new investors..........     1.26
                                                                        -----
        Pro forma net tangible book value per share after
          offering..................................................              2.46
                                                                                ------
                                                                                  4.91
                  Dilution per share to new investors...............            ======


---------------

(1) Before deduction of underwriting discount and estimated offering expenses payable by the Company.


     The above computations assume no exercise of outstanding options and warrants. At September 30, 1997, a total of 1,061,447 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $4.19 per share, 661,250 shares of Common Stock issuable upon the exercise of the IPO Warrants at an exercise price of $9.375 per share, 832,061 shares of Common Stock issuable upon the exercise of other outstanding warrants at a weighted average exercise price of $7.79 per share and up to 125,000 shares of Common Stock issuable upon the exercise of the Underwriter Warrant. Any exercise of such options or warrants may result in further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following balance sheet data as of December 31, 1995 and 1996 and the statement of operations data for the three years ended December 31, 1996 are derived from the Company's audited financial statements that are included elsewhere in this Prospectus. The balance sheet data set forth below as of December 31, 1992, 1993 and 1994 and the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited financial statements which are not included herein. The balance sheet data at September 30, 1997 and the statement of operations data for the nine months ended September 30, 1996 and 1997, are derived from the Company's unaudited financial statements. In the opinion of management of the Company, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.

                                                                                                                  PERIOD FROM
                                                                                             NINE MONTHS ENDED   JUNE 26, 1989
                                                                                                                  (INCEPTION)
                                                      YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,        THROUGH
                                           -----------------------------------------------   -----------------   SEPTEMBER 30,
                                            1992      1993      1994      1995      1996      1996      1997          1997
                                           -------   -------   -------   -------   -------   -------   -------   --------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $    44   $    86   $    --   $ 1,000   $   648   $    15   $   643      $  2,422
Expenses:
  Research and development...............      828     1,798     1,510     1,225     2,712     1,866     2,389        11,511
  General and administrative.............    1,069       723     1,032     1,310     1,634     1,171     1,066         7,248
                                           -------   -------   -------   -------   -------   -------   -------   --------------
        Total expenses...................    1,897     2,521     2,542     2,535     4,346     3,037     3,455        18,759

Loss from operations.....................   (1,853)   (2,435)   (2,542)   (1,535)   (3,698)   (3,022)   (2,812)      (16,337)
  Interest expense.......................       --        --        (5)     (752)       --        --        --          (864)
  Interest income and other, net.........      178       156         4       135       330       271       354         1,219
                                           -------   -------   -------   -------   -------   -------   -------   --------------

Net loss.................................   (1,675)   (2,279)   (2,543)   (2,152)   (3,368)   (2,751)   (2,458)      (15,982)

Non-cash preferred dividends.............       --        --        --        --     1,414     1,368        35         1,449
                                           -------   -------   -------   -------   -------   -------   -------   --------------

Net loss applicable to common
  shareholders...........................  $(1,675)  $(2,279)  $(2,543)  $(2,152)  $(4,782)  $(4,119)  $(2,493)     $(17,431)
                                           =======   =======   =======   =======   =======   =======   =======   =============

Pro forma net loss per share(1)..........                      $ (0.76)  $ (0.67)  $ (1.11)  $ (1.02)  $ (0.41)
                                                               =======   =======   =======   =======   =======

Shares used in computing pro forma net
  loss per share(1)......................                        3,344     3,206     4,307     4,050     6,076

                                                                             DECEMBER 31,
                                                            -----------------------------------------------   SEPTEMBER 30,
                                                             1992      1993      1994      1995      1996         1997
                                                            -------   -------   -------   -------   -------   -------------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and investments....................  $ 3,276   $ 1,099   $   402   $ 3,820   $ 7,315     $   9,377
Total assets..............................................    3,558     1,280       555     4,028     7,696         9,841
Deficit accumulated during the development stage..........   (3,181)   (5,460)   (8,004)  (10,155)  (14,937)      (17,431)
Total shareholders' equity (deficit)......................    3,325     1,168    (1,374)    3,648     7,387         9,114

---------------

(1) See Note 1 of Notes to the Financial Statements for an explanation of the determination of the number of pro forma shares used in per share calculations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     This Prospectus contains forward-looking statements which involve risks and uncertainties, including but not limited to statements concerning the commencement and completion of clinical trials, the timing of planned regulatory filings, the applicability of drug and cosmetic laws and regulations to the Company's products, planned activities of collaborative partners, the Company's strategic plans, the scope of the Company's patent coverage, anticipated expenditures and the need for additional funds. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in this Prospectus.


     Cellegy is a biopharmaceutical company engaged in the development of prescription drugs and cosmeceuticals to address a variety of diseases and conditions utilizing its patented transdermal and topical delivery technologies. Cellegy's first prescription drug, Glylorin, is a novel treatment for certain forms of ichthyosis, a family of incurable skin diseases. Glylorin has been licensed by Cellegy to Glaxo and is currently in Phase III clinical trials in the United States. Cellegy is also evaluating several prescription drugs including a transdermal testosterone gel for the treatment of hypogonadism, a condition that frequently results in lethargy and reduced libido in men above the age of 40. In addition to its prescription drugs, Cellegy is testing and developing a line of anti-wrinkling cosmeceutical products which the Company believes will address the skin care needs of an affluent and aging population.

     Since its inception in 1989, the Company has engaged only in research and development activities, and intends to continue research, development and testing of its drug delivery systems and pharmaceutical and cosmeceutical products.


     On November 3, 1997, the Company signed the Anogesic Agreement with Neptune to acquire all patent and other intellectual property rights relating to Anogesic, a topical product candidate for the treatment of anal fissures and hemorrhoids. The closing of the Anogesic Acquisition is subject to the satisfaction or waiver of certain conditions, and there can be no assurance that the Company will conclude the Anogesic Acquisition. See "Recent Developments." If the Company completes the Anogesic Acquisition, the Company's expenses relating to product development and clinical trials are expected to increase during 1998 and thereafter as a result of expenses relating to Anogesic. The Company expects to record a material charge to operations for in-process technology upon completion of the Anogesic Acquisition.


     In July 1997, the Company reacquired rights to skin repair technology that had been licensed in April 1992 to Neutrogena Corporation ("Neutrogena"), a subsidiary of Johnson & Johnson. Pursuant to this licensing agreement, Cellegy has received development funding and other amounts from Neutrogena over the last several years. The Company will not receive additional development funding under this agreement.

     In November 1996, the Company entered into a licensing agreement with Glaxo for Cellegy's most advanced topical prescription drug candidate, Glylorin. The license agreement provides for milestone payments, certain development funding and royalty payments on net sales assuming successful completion of product development and market launch.

     In September 1996, the Company received an Orphan Drug grant from the FDA to cover certain of the Company's Phase III study costs for Glylorin over a two year period.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     Revenues. The Company had revenues of $643,000 for the nine months ended September 30, 1997, compared with revenues of $15,000 for the same period last year. Revenues for the nine months ended September 30, 1997, consisted of $442,000 for development funding associated with the Glaxo license agreement, $126,000 from an FDA Orphan Drug grant relating to Glylorin and $75,000 from Neutrogena for the reimbursement of patent expenses incurred by Cellegy related to a license agreement with Neutrogena. Revenues of $15,000 for the nine months ended September 30, 1996, were associated with the Neutrogena licensing agreement. The Company expects to receive additional development funding and milestones from Glaxo over the next several quarters and is pursuing other licensing and product supply agreements which, if entered into, may result in additional contract revenues or product sales. There can be no assurances regarding when, or if, such revenues will occur.

     Research and Development Expenses. Research and development expenses were $2,389,000 for the nine months ended September 30, 1997, compared with $1,866,000 for the same period last year. This increase was primarily due to salary costs associated with the addition of scientific personnel, as well as increased contract research expenses. Cellegy's research expenses are expected to increase during the fourth quarter of 1997 and throughout 1998 as preclinical and clinical trial activity associated with its testosterone and anti-wrinkling programs increases and as it continues to focus on the identification and testing of compounds using the Company's drug delivery technologies. The Company plans to selectively add personnel in research and development in order to accomplish its goals.

     General and Administrative Expenses. General and administrative expenses were $1,066,000 for the nine months ended September 30, 1997, compared with $1,171,000 for the same period last year. Higher expenses during the 1996 period resulted primarily from administrative costs associated with a Series A Preferred Stock financing and subsequent preparation and filing of registration statements. The Company's general and administrative expenses are expected to increase in the future in support of its research and product commercialization efforts. However, the rate of increase in general and administrative expenses is expected to be lower than the growth rate of research and development spending.

     Interest Income and Expense. Interest income was $354,000 for the nine months ended September 30, 1997, compared with $271,000 for the same period last year. The additional interest income earned during 1997 was due to higher average investment balances during that period.

     Net Loss. The net loss applicable to common shareholders was $2,493,000 or $0.41 per share for the nine months ended September 30, 1997, compared with $4,119,000 or $1.02 per share for the same period last year. The Company's net loss during 1996 was impacted by significant non-cash preferred dividend charges reflecting primarily a 15% discount to the common stock variable conversion price of the Series A Preferred Stock issued in April 1996. The impact of these dividends was $35,000 and $1,368,000, for the nine months ended September 30, 1997 and 1996, respectively.

     YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Revenues. The Company had revenues of $648,000 and $1,000,000 in 1996 and 1995, respectively. No revenues were recorded for 1994. In 1996, revenues consisted primarily of approximately $560,000 associated with the Glaxo license agreement and approximately $74,000 from FDA Orphan Drug grant payments. Revenues in 1995 of $1,000,000 were associated with the expiration in May 1995 of Cellegy's option to reacquire rights to a prescription product that was originally purchased by Neutrogena in 1994.

     Research and Development Expenses. Research and development expenses were $2,712,000 in 1996, compared with $1,225,000 in 1995 and $1,510,000 in 1994. The increase of $1,487,000 in 1996 was primarily due to clinical trial expenses related to Glylorin. Other factors contributing to the increase in expenses were personnel costs associated with the hiring of additional scientists, and costs of contract research work related to the Company's drug delivery technology. Additionally, the Company occupied and equipped a new laboratory in San Carlos, California during the first half of 1996. The decrease of $285,000 in 1995 was primarily due to a reduction in formulation activity associated with products entering the clinical phase.

     Although the Company's expenses related to Glylorin are expected to decrease significantly as Glaxo is obligated to pay for product development costs under the Company's agreement with Glaxo, Cellegy's total research expenses are expected to increase in the future as preclinical and clinical trial activity associated with other research programs increase. The Company has increased its research spending in 1997 and expects to increase its research spending again during 1998 as a result of its efforts to identify, develop and test compounds using the Company's PERMEATE and CELLEDIRM technologies.

     General and Administrative Expenses. General and administrative expenses were $1,634,000 in 1996, compared with $1,310,000 in 1995 and $1,032,000 in
1994. The increase of $324,000 in 1996 was primarily due to increased professional fees, as well as increases in personnel and related expenses. The increase of $278,000 in 1995 was primarily due to increased salaries. The Company's general and administrative expenses are expected to continue to increase in the future in support of its research and product commercialization efforts.

     Interest Income and Expense. The Company recognized $330,000 in interest income for 1996, compared with $135,000 for 1995. Interest income in 1994 was not significant. The additional interest income earned in 1996 was due to a higher investment balance during the 1996 period resulting from proceeds associated with the Series A Preferred Stock financing transaction completed in April 1996. The Company incurred no interest expense during 1996. In 1995, interest expense was $752,000 which reflected the interest and amortization of the discount on the notes issued in connection with a bridge financing transaction, which were repaid in August 1995. Interest expense in 1994 was not significant.

     Net Loss. The net loss applicable to common shareholders was $4,782,000 or $1.11 per share in 1996, compared with a net loss of $2,152,000 or $0.67 per share in 1995 and a net loss of $2,543,000 or $0.76 per share in 1994. The net loss applicable to common shareholders in 1996 was impacted by two significant non-cash items. Total operating expenses in 1996 included a total of $268,000 associated with the extension of certain stock option exercise periods. In addition, there was a non-cash preferred dividend charge of $1,414,000 due to a one-time conversion discount of 15% and an ongoing dividend rate of 8% associated with the issuance of Series A Preferred Stock.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has experienced net losses and negative cash flow from operations each year since its inception. Through September 30, 1997, the Company had incurred an accumulated deficit of $17.4 million and had consumed cash from operations of $14.3 million. The Company raised approximately $6.4 million in net proceeds from its initial public offering in August 1995 and approximately $6.8 million in net proceeds from a preferred stock financing in April 1996. An additional approximately $3.8 million was raised in a private placement of Common Stock in July 1997.

     The Company's cash and investments were $9.4 million at September 30, 1997, compared with $7.3 million at December 31, 1996. The increase of $2.1 million during the first nine months of 1997 was principally due to additional funds received in the private placement completed in July 1997, offset by net cash used in operating activities.

     The Company's operations to date have consumed substantial amounts of cash. The Company has no current source of significant ongoing revenues or capital beyond existing cash and investments, the net proceeds of this Offering and payments if any, that may be received pursuant to existing licensing agreements with third parties. In order to complete the research and development and other activities necessary to commercialize its products, additional financing may be required. The Company's future expenditures and capital requirements depend on numerous factors including, without limitation, the progress and focus of its research and development programs, the progress and results of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals and complying with pre- and post-approval regulatory requirements, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the initiation of commercialization activities, the purchase of capital equipment and the availability of other financing.

     In the course of its development activities, the Company has incurred significant losses and expects to incur substantial additional development costs. As a result, the Company will require additional funds to finance operations and may seek private or public equity investments and future collaborative arrangements with third parties to meet such needs. There is no assurance that such funding will be available for the Company to finance its operations on acceptable terms, if at all. Insufficient funding may require the Company to delay, reduce or eliminate some or all of its research and development activities, planned clinical trials and administrative programs. The Company believes that available cash resources, the net proceeds of this Offering and the interest thereon will be adequate to satisfy its capital needs through at least December 31, 1999.

     As of December 31, 1996, the Company had federal and state income tax net operating loss carryforwards of approximately $12.8 million and $4.7 million, respectively, which expire between 2004-2011 and 1997-2001, respectively. The Company also had federal and state research tax credit carryforwards of approximately $262,000 and $95,000, respectively. The federal credits expire between 2006 and 2011; the state credits have no expiration date.

                                    BUSINESS

OVERVIEW

     Cellegy is a biopharmaceutical company engaged in the development of prescription drugs and cosmeceuticals to address a variety of diseases and conditions utilizing its patented transdermal and topical delivery technologies. Cellegy's first prescription drug, Glylorin, is a novel treatment for certain forms of ichthyosis, a family of incurable skin diseases. Glylorin has been licensed by Cellegy to Glaxo and is currently in Phase III clinical trials in the United States. Cellegy is also evaluating several prescription drugs including a transdermal testosterone gel for the treatment of hypogonadism, a condition that frequently results in lethargy and reduced libido in men above the age of 40. In addition to its prescription drugs, Cellegy is testing and developing a line of anti-wrinkling cosmeceutical products which the Company believes will address the skin care needs of an affluent and aging population.

     The Company's principal technologies consist of PERMEATE and CELLEDIRM. PERMEATE is a patented topical drug delivery system which has been found in preclinical evaluations to permit delivery of larger or insoluble drugs into the blood stream or into the skin itself. These drugs include peptides that to the Company's knowledge are not deliverable using methods employed in currently approved transdermal products. CELLEDIRM is a group of compounds identified by Cellegy's scientists which have been found in preclinical evaluations to reduce or eliminate irritation caused by many substances that come into contact with the skin. The Company's CELLEDIRM technology is being developed as an adjunct to the PERMEATE technology to mitigate skin irritation problems associated with transdermal drug delivery, and to improve existing prescription drugs and cosmeceutical products.

     Glylorin, the Company's most advanced topical prescription candidate, is currently in Phase III clinical trials for non-bullous congenital ichthyosiform erythroderma ("n-CIE"). n-CIE is a severe form of congenital primary ichthyosis ("CPI"), a group of incurable skin conditions for which there is currently no satisfactory treatment. Ichthyosis is a family of related skin diseases characterized by a severe scaling of the skin that frequently affects large areas of the body. In all forms of ichthyosis, skin cells form a rigid, thick surface layer of scales that often discolor and crack. Many of the most severely afflicted infants die shortly after birth from dehydration, hypothermia and microbes, which enter through the damaged epidermis. Approximately 100,000 people in the United States, and at least an equal number of persons outside the United States, are afflicted with CPI.

     Based on Phase I and II clinical trials conducted by the Company, Glylorin appears to be safe and effective in the treatment of n-CIE. The results from the Company's Phase II clinical trials showed statistically significant improvements in scaling, induration (swelling) and erythema (redness). After developing the product through early Phase III clinical trials, Cellegy licensed Glylorin to Glaxo in November 1996. Glaxo has completed patient enrollment for the Phase III trial.


RECENT DEVELOPMENTS



     On November 3, 1997, the Company signed the Anogesic Agreement with Neptune to acquire all patent and other intellectual property rights relating to Anogesic, a topical product candidate for the treatment of anal fissures and hemorrhoids. Unlike currently available drugs which provide only partial symptomatic relief, based on clinical studies to date Anogesic appears to heal anal fissures and hemorrhoids. As a result, Anogesic represents a potential alternative to surgical intervention. Clinical studies of Anogesic have been completed on over 400 patients to date, and the Company plans to commence Phase III trials during 1998. The closing of the Anogesic Acquisition is subject to the satisfaction or waiver of certain conditions, and there can be no assurance that the Company will conclude the Anogesic Acquisition. See "Recent Developments."

STRATEGY

     Cellegy intends to become a leader in the field of transdermal drug delivery and in the development and marketing of specialty pharmaceutical and cosmeceutical products that are applied to the skin. Key elements of its business and commercialization strategy include the following:

     Lower Risk Strategy for Selecting Product Candidates for Development. The Company does not intend to focus its product development efforts on development of new chemical entities. Instead, the Company will focus on applying its proprietary technologies in the following three areas:

             (1) development of improved topical and transdermal formulations of FDA approved pharmaceutical compounds for which marketing exclusivity or patent rights have expired or are near expiration;

             (2) development of topical or transdermal formulations of new chemical entities in partnership with innovator pharmaceutical or biotechnology companies; and

             (3) development of new, high performance cosmeceutical products that address the skin care needs of an increasing number of affluent middle-aged and older people.

     Leveraging of Corporate Alliances. Cellegy plans to enter into strategic alliances with established pharmaceutical companies for the development of certain products. These alliances generally will provide research or clinical funding and other support during the product development process. Cellegy's partners generally will provide established and trained marketing and sales forces to sell the products.

     Internal Focus on the Dermatology Market. Cellegy plans to retain exclusive or co-marketing/co-promotion rights in the United States to dermatological and related uses of the products it develops, while out-licensing rights for other uses. Similarly, whenever possible, it will attempt to retain commercial rights to dermatological and other specialty pharmaceutical uses of products developed under partner sponsored research collaborations. The Company ultimately plans to market the dermatologic and cosmeceutical products it develops, either through the utilization of contract sales representatives or through the establishment of its own sales force.

     Acquisition of Complementary Products, Technologies or Businesses. Although Cellegy is focusing primarily on the development of its own products and technologies, the Company may opportunistically acquire products, technologies or companies with products and distribution capabilities consistent with its commercial objectives.

BACKGROUND

  Skin Biology

     Cellegy's technologies and products have been developed based on an expert knowledge of the biology and physical function of the skin, particularly the epidermis. The epidermis is comprised mainly of cells known as keratinocytes which are continually regenerated and move toward the skin surface where they flatten, loose their nucleus and become the outermost layer of the epidermis, the stratum corneum. The stratum corneum acts as a protective barrier against physical injuries and disease, and regulates the loss of moisture from the body. It consists of an array of flattened cells suspended in highly organized lipid structures, similar conceptually to a brick and mortar arrangement. Most importantly, these lipids regulate the permeability properties of the skin and, therefore, the movement of topically applied drugs into the body.

(Figure depicts the epidermis showing the various layers thereof, including the stratum corneum.)

     In addition to its physical role as barrier, the epidermis is biologically active, capable of initiating a full inflammatory reaction (characterized by redness and swelling). Normally, this process is a protective reaction in response to various noxious stimuli such as sunlight, poison ivy or cuts and bruises. The same reaction, however, can result following the topical application of many drugs.

     Similarly, certain dermatologic diseases can also be linked to environmental influences. Psoriasis, for example, which is characterized by inflammation and accelerated growth of the epidermis, can sometimes be triggered by a simple cut or abrasion to the skin. Nonetheless, despite material differences in appearance and symptoms, this disease and the other inflammatory reactions described above all share fundamental similarities in the underlying biological processes mediated by the epidermis.

  Transdermal Drug Delivery

     Transdermal delivery involves the topical administration of drugs to the skin for the treatment of systemic diseases or localized skin conditions, generally using patches. This method of drug delivery is well suited for drugs that are targeted to the skin itself, or for drugs that are degraded either in the intestinal tract or the liver if taken orally, such that only a small fraction of the total administered dose is actually absorbed into the bloodstream. Attempts to overcome this problem by increasing the dosage can result in harmful side effects.

     Transdermal delivery systems may offer significant advantages over many conventional oral dosage forms and most parenteral (injectable) dosage forms. Those advantages include increased convenience, less pain (compared to injections), improved patient compliance and potentially reduced side effects. Transdermal delivery systems can also offer certain advantages to pharmaceutical companies, including brand extension, further product differentiation and additional patent protection.

     Transdermal delivery has historically been limited to those drugs which are small in size, highly potent and can easily penetrate the skin due to their physical and chemical characteristics. Specifically, the Company believes that drugs with molecular weights larger than 400, or drugs that require daily doses greater than five milligrams or that are too lipid soluble, will be difficult to deliver transdermally. Although many companies have experimented with different methods of facilitating the delivery of drugs through the skin barrier, to date they have enjoyed only limited success. Of all the prescription drugs in the United States, less than ten systemically-active drugs are currently approved by the FDA for transdermal administration. Although this reflects a reasonably successful history relative to other non-oral routes of novel drug administration (for example, nasal, implants or liposomal-based systems), transdermal delivery has proved more difficult than initially anticipated.

     There are many reasons for the limited number of transdermal product offerings. The principal reason relates to irritation caused by solvents and other conventional permeation enhancers designed to ease the passage of drugs through the skin. These solvents dissolve the lipid-rich stratum corneum, permitting the passage of the therapeutic agent into the lower levels of the skin, where it can be absorbed into the bloodstream. However, the interaction of the solvents with the metabolically active stratum corneum and the resulting inflammatory responses have been greater than anticipated. Several of the currently marketed transdermal patches utilize these solvents, often in concentrations exceeding the drug itself. The table below summarizes the incidence of skin irritation, as determined in certain clinical studies, associated with certain FDA-approved transdermal products.


                     INCIDENCE OF ADVERSE
TRANSDERMAL DRUG       SKIN REACTIONS*            PRINCIPAL SKIN REACTIONS
----------------     --------------------     ---------------------------------
Scopolamine               10%                 Allergic contact dermatitis
Clonidine               5 - 30%               Irritant and allergic contact
                                              dermatitis
Estradiol                 17%                 Erythema (redness)
Nitroglycerin           5 - 16%               Erythema
Fentanyl                  39%                 Erythema
                           9%                 Pruritis (itching)
Nicotine                  38%                 Pruritis
Testosterone              37%                 Pruritis
                          12%                 Blistering
                           7%                 Erythema

---------------

* Ranges reflect differing results achieved when more than one study was conducted.

     Recent efforts to expand the number and type of drugs delivered transdermally include the use of iontophoresis (mild electrical charges) or ultrasound waves in order to help drive the drug through the stratum corneum. While these approaches may prove successful for a few drugs, the Company believes that the resulting inflammatory skin reactions and higher product costs are likely to limit the use of these techniques.

     With the advent of biotechnology, the discovery and development of larger molecular size drugs (including proteins, peptides and oligonucleotides) has increased significantly. As many of these potentially breakthrough new drugs are amenable only to injectable administration, the Company believes that transdermal methods to deliver these products represent an increasingly large commercial opportunity. Thus, the need to find new methods to expand the type and number of therapeutic agents deliverable by transdermal methods, while at the same time minimizing the incidence of adverse skin reactions, has assumed greater importance. Cellegy's approach to this challenge has been to develop novel technologies which (i) do not rely on solvent permeation enhancers, (ii) increase the size of molecules deliverable through the skin and (iii) significantly mitigate skin irritation.

CELLEGY'S PROPRIETARY TECHNOLOGIES

     Cellegy's focus on the biological functioning of the skin has permitted development of two novel technologies: (i) PERMEATE, which appears to be capable of enhancing the delivery of drugs applied to the skin for systemic delivery or for the treatment of local skin conditions, and (ii) CELLEDIRM, which appears to be capable of mitigating the irritation and inflammation caused when drugs, solvents and other substances come into contact with the skin.

  PERMEATE Drug Delivery Technology

     PERMEATE is a patented technology which employs bioactive permeation enhancers to permit the passage of larger molecule drugs into or through the skin. This technology represents a variety of methods to manipulate the three primary lipids which dictate the barrier properties of the stratum corneum: cholesterol, ceramides and free fatty acids. Normal barrier function requires a specific critical ratio of these three lipids. The Company has shown that its newly identified enhancers can alter these lipid ratios to increase the permeability of the skin by inhibiting specific enzymes responsible for the synthesis or processing of these lipids, or by inducing defects in the rigid lipid structures of the stratum corneum.

     Cellegy's PERMEATE system has the potential of being able to open the stratum corneum barrier wider than believed possible before, and to keep it open longer than conventional solvent approaches. This has been found in preclinical studies to facilitate the permeation of larger or more insoluble drugs into the skin or into the bloodstream. Further, Cellegy's PERMEATE technology potentially enables transdermal delivery of such drugs without using energy dependent systems, such as iontophoresis, electroporation, ultrasound or laser. Cellegy's studies to date have also shown that these enhancers can exert their effect when formulated as topical creams or gels or in conventional transdermal patches.

     The Company's research findings include the evaluation of selected PERMEATE systems in conjunction with the following drugs: testosterone, vasopressin, luteinizing hormone releasing hormone ("LHRH"), lidocaine, cimetidine, hydrocortisone and caffeine. Experimental findings with these drugs indicated that PERMEATE was capable in animal models of delivering up to ten times more drug than attainable using conventional solvent approaches. Further, two of these compounds (LHRH and vasopressin) delivered using the Company's PERMEATE technology are peptides which, to the Company's knowledge, have never before been delivered transdermally using conventional solvent technologies. The molecular weights of LHRH and vasopressin (approximately 1000 and 1200, respectively) are significantly greater than the molecular weights of drugs delivered using currently approved transdermal patches (no more than approximately 400 molecular weight).

  CELLEDIRM Technology

     CELLEDIRM is a group of compounds identified by Cellegy's scientists which have in preclinical evaluations been found to be capable of reducing the inflammation associated with the topical application of drugs, solvents or other physiologically active substances. These compounds consist of specially processed or purified excipients that have been shown in preclinical studies to significantly reduce skin inflammation following challenge with a number of irritating or allergenic substances.

     The Company has conducted a number of research studies investigating the utility of CELLEDIRM in mitigating the symptoms of skin inflammation. These compounds have been shown to reduce inflammation by up to 40% in animal models challenged with either a potent irritant or an allergen. These effects are comparable to those achieved with topical corticosteroids. The ability of CELLEDIRM to reduce the inflammation caused by irritants also has been confirmed in humans using a standard soap chamber test.

     The Company expects its proprietary CELLEDIRM technology to complement its PERMEATE drug delivery system and to provide a unique platform for the development of novel topical products which could benefit from the anti-inflammatory or anti-allergic activities of CELLEDIRM. Since the active ingredients within CELLEDIRM are either GRAS (generally regarded as safe) or used as excipients in various pharmaceutical or cosmetic products, the Company believes the use of these compounds will not lengthen the FDA review process of therapeutic drug products in which they are used. Accordingly, the Company plans to utilize these compounds in the near-term development of its testosterone and other prescription products.

PRODUCTS UNDER DEVELOPMENT

     The following table summarizes certain information concerning Cellegy's clinical and preclinical prescription product candidates.

                                                                                 PROPRIETARY
                                                            DEVELOPMENT          TECHNOLOGIES
       PRODUCTS                  INDICATIONS                  STATUS               UTILIZED
-----------------------    -----------------------    -----------------------    ------------
PRESCRIPTION TOPICAL THERAPEUTICS

Glylorin                   n-CIE                      Phase III trials in        Proprietary
                                                        progress

                           Ichthyosis vulgaris        Phase II trials planned    Proprietary

PRESCRIPTION PRODUCTS USING TRANSDERMAL DRUG DELIVERY TECHNOLOGY

Testosterone gel           Hypogonadism (hormone      Pilot studies in humans     CELLEDIRM
                             therapy for male           planned for late 1997
                             andropause)

Testosterone gel           Female hormone therapy     Preclinical evaluation      CELLEDIRM

Estrogen-testosterone      Female hormone therapy     Research                     PERMEATE
  gel                                                                             CELLEDIRM

Immunosuppressive drug     Psoriasis                  Research                     PERMEATE
                                                                                  CELLEDIRM

PRESCRIPTION TOPICAL THERAPEUTICS

  Glylorin (congenital primary ichthyosis: n-CIE)

     Glylorin, the Company's most advanced topical prescription candidate, is currently in Phase III clinical trials for the treatment of n-CIE. n-CIE is a severe form of CPI, a group of incurable skin conditions for which there is currently no satisfactory treatment. After successfully completing Phase II clinical trials and commencing Phase III clinical trials in January 1996, Cellegy licensed Glylorin to Glaxo in November 1996. Glaxo is one of the world's largest pharmaceutical companies and a leader in the field of dermatology.

     Ichthyosis is a family of related incurable skin diseases characterized by a severe scaling of the skin that frequently affects large areas of the body. In all forms of ichthyoses, skin cells form a rigid, thick surface layer of scales that often discolor and crack. CPI is a group of the most severe and debilitating forms of ichthyosis, affecting all age and ethnic groups. Many of the most severely afflicted infants die shortly after birth from dehydration, hypothermia and microbes, which enter through the damaged epidermis. Victims of the disease are currently treated with greases, emollients and Lac-Hydrin (not indicated for treatment of CPI), which provide only limited benefits, or with oral and topical retinoids, which have a risk of significant toxicity. Approximately 100,000 people in the United States and at least an equal number of persons outside the United States are afflicted with CPI.

     Data from preclinical and clinical studies conducted to date have indicated that Glylorin inhibits the scaling, as well as itching and other symptoms of ichthyosis. It is a single medication with apparent multiple mechanisms of action having the potential to:

     - reverse skin barrier disruption and scaling by replenishing key barrier membrane lipids;

     - inhibit functioning of the white blood cells which invade the skin, causing inflammation;

     - kill a wide spectrum of bacteria, yeasts and fungi that are present in scaling skin; and

     - relieve itching and burning by reforming the barrier over exposed nerves.

     In three Company-sponsored double-blind Phase II clinical studies on a total of 27 patients, Glylorin appeared to effectively treat the two types of CPI studied, n-CIE and neutral lipid storage disease. The studies showed that Glylorin reduced the debilitating symptoms of the disease, including scaling, induration

(swelling) and erythema (redness) to a significantly greater degree than the placebo. In the Phase II dose ranging study, which was conducted at University of California, San Francisco and Yale University, different formulation concentrations of Glylorin were tested twice daily over a six week period to defined localized areas. Results with 15% Glylorin produced statistically significant improvement in scaling (p=0.016), induration (p=0.006) and erythema (p=0.047).

     In January 1996, the Company commenced a double-blind, placebo controlled Phase III clinical trial to evaluate the effectiveness of Glylorin in n-CIE, which is one of the most severe forms of CPI. The study is being conducted at 23 clinical sites in the United States. The study protocol includes a four week wash out followed by a twelve week blinded application of 15% Glylorin or placebo to the entire body. After completion of the blinded phase of the study, there is a nine month whole body open label application of 15% Glylorin for safety analysis. After an interim safety analysis of the first ten patients, the FDA permitted the subsequent enrollment of pediatric patients into the study. In June 1997, Glaxo enrolled the last of 80 patients in the study.

  Glylorin (other indications)

     Glaxo, the Company's corporate partner for Glylorin, intends to conduct clinical trials for the potential commercialization of Glylorin for other disease indications. The second disease target is ichthyosis vulgaris, a milder form of ichthyosis, affecting approximately one million people in the United States. The disease is characterized by severe dry skin and scaling (although not as thick as the scaling present in CPI). Lac-Hydrin, the only currently approved prescription product for the treatment of ichthyosis vulgaris, has certain side effects including irritation and stinging on thinner skin areas such as the face. In addition, the product is not indicated for pediatric use.

     The third disease to be targeted is seborrheic dermatitis. This condition, characterized by skin redness, flaking and itching, is most commonly found on the scalp. Seborrheic dermatitis afflicts approximately seven million people in the United States, primarily among the very young and the elderly.

PRESCRIPTION PRODUCTS USING TRANSDERMAL DRUG DELIVERY TECHNOLOGIES

  Testosterone Gel (male hormone replacement therapy)

     The Company's most advanced transdermal drug delivery candidate is a transdermal testosterone gel. The product will address a condition increasingly referred to as "male andropause" which results from an age-related decline in the body's production of the sex hormone testosterone. Low levels of testosterone can result in such clinical symptoms as lethargy, depression and a decline in libido. In severely deficient cases, loss of muscle and bone mass can occur. Approximately 5 million men in the United States, primarily in the aging (over 40) male population group, have lower than normal levels of testosterone, a condition known as hypogonadism.

     There are a number of companies currently marketing testosterone in several different product forms in domestic and certain international markets. Cellegy believes that a major market opportunity exists for an improved product as the side effects and patient inconveniences associated with the currently marketed products has limited their use to less than 5% of potential patients. Major current product forms include:

          Orals. Oral testosterone products are inconvenient since they must be taken three to four times per day. Prolonged use can cause liver toxicity due to interference with hepatic enzyme activity.

          Injectables. The large volume, oil-based testosterone injections that are currently marketed can cause pain and inflammation at the injection site. In addition, frequent doctor visits are inconvenient, and injections can produce fluctuations in blood testosterone levels which can result in unwanted mood and energy swings.


          Transdermal Patches. Two companies have FDA-approved patch products which have captured a large portion of the existing United States market since their introduction in 1995. Although the patches alleviated a number of the shortcomings of the orals and injectables, solvents used to enhance delivery of testosterone across the skin frequently cause skin irritation. In addition, one of the patches marketed is applied to the scrotum, which has proved to be highly inconvenient for the patient.

     Cellegy is developing a patchless testosterone gel which will incorporate the Company's CELLEDIRM technology. The gel product is expected to permit a once-a-day application of a metered dose to a small area of the skin without the irritation associated with current patch products. The gel is expected to be transparent, rapid drying and non-staining. Based on preclinical studies to date, the Company believes its proprietary transdermal gel formulation is capable of delivering therapeutic levels of testosterone with reduced side effects and in a more convenient dosage form compared with other currently marketed products. The preclinical studies demonstrated transdermal testosterone delivery into the blood stream at levels comparable to a leading patch product.

     The Company plans to commence a human safety and pharmacokinetic study using various testosterone gel formulations before the end of 1997. If the study is successful, additional human trials are planned for 1998. The Company believes that due to well documented toxicology and efficacy data regarding the use of testosterone, regulatory approval of its transdermal testosterone gel may be achieved more quickly than would normally be associated with a new chemical entity.

  Testosterone Gel (female hormone replacement therapy)

     In women, the ovaries and adrenal glands continue to synthesize testosterone after menopause, although the rate of production may diminished by as much as 50%. Normal blood concentrations of testosterone in women range from 10 to 20 times less than that of men. Nevertheless, in both sexes, testosterone plays a key role in building muscle or bone tissue, and the maintenance of sexual drive.

     Cellegy's testosterone gel product (for the treatment of hypogonadism) has been designed so that the dose can be readily reduced and customized to restore normal testosterone levels in women. The Company believes that this change may be accomplished by reducing the amount of gel delivered via a metered dose without a significant change in the product formulation. Thus, the Company believes that the same formulation can be developed and tested for use in both hypogonadism and menopause. Clinical studies for this indication are planned to commence once the initial studies in hypogonadal males are completed. This study will focus on the evaluation of oophorectomized women, or women with clinically deficient testosterone levels. The study will also consider the effects on sexual function or bone loss.

Estrogen-Testosterone Gel (female hormone replacement therapy)

     Currently, there are more than 20 million postmenopausal or menopausal women in the United States suffering from low hormone levels, which number is expected to increase given the aging trend of the female population. The current market size for female hormone replacement products exceeds $2 billion in sales on a worldwide basis. These products include natural and synthetic estrogen and progestin therapies.

     Cellegy's third planned product in the area of hormone replacement therapy will be a combination estrogentestosterone gel utilizing the Company's proprietary PERMEATE and CELLEDIRM technologies, designed to simultaneously restore the natural levels of both hormones in elderly or menopausal women. The Company believes that this product will offer significant advantages over the patches under development in terms of reduced side effects and patient convenience. It will provide women with an easy to use, transparent alternative for topical hormone replacement. The combination formulation is in the research stage with clinical trials planned following development of the mono-therapy testosterone products.

  Immunosuppressive Drug (psoriasis)


     Cellegy is developing a product for the treatment of psoriasis that is expected to employ an FDA-approved immunosuppressive drug in a topical formulation designed specifically for local delivery into psoriatic lesions. This product will utilize the Company's proprietary PERMEATE technology to keep the barrier of psoriatic lesions open for delivery of the therapeutic agent, potentially leading to a final normalization of epidermis function. If successfully developed, healing will be accomplished with minimal systemic effect and without the toxicities generally associated with immunosuppressive drugs.

     Psoriasis is a relatively common disease affecting approximately four million individuals in the United States. This intractable condition is characterized by inflammation and accelerated growth of the epidermis resulting in dull red, scaly plaques distributed on the scalp, knees, elbows, hands, feet and buttocks. The disease can be activated by infection and barrier damage. The total annual cost to the health care system for this disease is estimated to be greater than $3 billion. A large percentage of patients on extant therapies are not satisfactorily relieved of psoriatic symptoms and are constantly seeking more effective therapy.

  COSMECEUTICAL PRODUCTS

     Cosmeceuticals (a hybrid of the words cosmetics and pharmaceuticals) are products that contain active ingredients which when applied to the skin will enhance appearance. Cosmeceuticals that satisfy the legal definition of a cosmetic under the FD&C Act, and that are not also drugs under that statute, are not subject to the same FDA regulations as drug products. Such cosmeceuticals may be marketed to consumers without prior approval by the FDA and without requiring a prescription from a physician.

     The anti-wrinkling segment of the cosmeceutical market in the United States is split approximately equally among mass merchandisers, department and specialty stores and professional groups. Sales through professional groups are currently made predominantly by dermatologists, plastic surgeons and medical aestheticians, who frequently see patients with specific or special skin care needs. Dermatologists and plastic surgeons are increasingly purchasing cosmeceutical products for resale to their patients from their own clinics to supplement their revenue.

     The total cosmeceutical market in the United States was estimated to be approximately $2.5 billion in annual sales for 1996 and is expected to increase to approximately $3.3 billion by the year 2000. Cellegy expects that the demand for cosmeceutical products will continue to increase because of the aging of the American population.

     Cellegy intends to develop high performance cosmeceutical products incorporating its CELLEDIRM technology. Based on studies conducted to date, CELLEDIRM appears to have the ability to prevent or reduce the irritation frequently caused by the active ingredients that are included in certain cosmetic products. The Company intends to market its cosmeceutical products to physicians and other professionals, including dermatologists, plastic surgeons and medical aestheticians. Cellegy plans to demonstrate the quality and superiority of its cosmeceutical products over competitive offerings through a rigorous scientific and human testing program.

     The following table summarizes certain information concerning Cellegy's cosmeceutical product candidates.

                                                            DEVELOPMENT          TECHNOLOGIES
       PRODUCTS                  INDICATIONS                  STATUS               UTILIZED
-----------------------    -----------------------    -----------------------    ------------
Anti-wrinkling             Photodamaged and aging     In human testing           CELLEDIRM
  products*                  skin

Anti-irritant cream        Irritated, red, itchy      Formulation development    CELLEDIRM
                             skin

Other skin care            Dry and disrupted skin     Formulations complete;     CELLEDIRM
  products.............                                 ready for marketing

---------------


* References in this Prospectus to "anti-wrinkling," "anti-wrinkling products" or the "anti-wrinkling market" are intended to refer to a product category that the Company believes is generally understood in the marketplace or to products in that category, and are not intended to describe any claims that the Company's cosmeceutical products act in any way other than as cosmetics as defined under applicable laws. The term "cosmeceuticals" refers to products that, if they satisfy the definition of a cosmetic under applicable federal laws and if they are not also drugs under those laws, are not subject to the same requirements as drug products. See "Risk Factors -- Possible FDA Regulation of Cosmeceutical Products as Drugs" and "Business -- Government Regulation."

    Anti-Wrinkling Products

     The Company's most advanced cosmeceutical is an anti-wrinkling product designed to mitigate the visible effects of photoaging and skin wrinkling. Cellegy's anti-wrinkling product will be included in a line of products that the Company expects to produce greater improvement to the skin's appearance and cause less irritation than current market leading products. Cellegy commenced human evaluation of this product line during the second quarter of 1997 and expects to begin commercial sales during 1998.

     Cellegy's high performance anti-wrinkling line will consist of six to nine complementary products, which together will constitute a complete system. The system is expected to include facial creams and lotions, eye creams, a cleanser and a moisturizer. The Company anticipates that subsequent line extensions will be designed for specific ages, skin sites and skin types.

     Signs of aging and photoaging usually become visible when people reach their early thirties, with fine wrinkling, loss of suppleness and elasticity of the skin becoming apparent. In subsequent decades, there is further deterioration marked by coarse wrinkles, irregular increased pigmentation, and thinning and fragility of the skin. Many of the skin changes associated with aging are due to ultraviolet light exposure, referred to as "photoaging." At the retail level, the non-prescription market for products which are used to mitigate the effects of aging and photodamage upon the skin is estimated to be in excess of $1 billion in annual sales in the United States and growing at approximately 14% per year.

     The current high performance cosmeceutical anti-wrinkling market in the United States consists of four broad categories of products:

          Retinoids are derived from vitamin A and related compounds and include both prescription and cosmeceutical products. Retinoids increase the rate of cell turnover and thereby reduce the appearance of wrinkles.

          Alpha Hydroxy Acids ("AHAs") are a class of compounds which have been used by professionals for years in chemical peels and were introduced at the consumer level in lower concentrations in the early 1990s. AHAs promote exfoliation and thereby reduce the appearance of wrinkles. Glycolic Acid is the most widely used of the AHAs.

          Beta Hydroxy Acids were recently introduced, with salicylic acid being the first such compound. As with the AHAs, beta hydroxy acids promote exfoliation and thereby reduce the appearance of wrinkles.

          Anti-Oxidants such as Vitamin C and E (and their derivatives) applied directly to the skin are believed to mitigate the effects of oxidative stress, or damage caused by ultraviolet light exposure, ozone and other damaging environmental factors.

     Many of the currently marketed cosmeceutical products contain low concentrations of one or more of the above active ingredients, and, to the Company's knowledge, their efficacy has not generally been supported by clinical studies. Low concentrations of the active ingredients are employed in order to avoid side effects which can include stinging, redness and skin irritation, and which generally increase with the concentration of active ingredient used. However, the low concentrations of the active ingredient generally limit the efficacy of the products.


     Cellegy's high performance anti-wrinkling products incorporate CELLEDIRM, together with an active ingredient having multi-action capability exhibiting many of the attributes of the cosmeceutical products in the categories listed above. Human studies planned for next year will provide comparative data versus certain leading cosmeceutical products. If successfully developed, the Company believes the product line could be available for launch during 1998. Cellegy will focus its marketing efforts on the professional market segment, capitalizing on the Company's research and human studies and its expertise in skin biology.

  Anti-Irritant Cream

     Non-specific skin conditions, including various forms of dry, irritated, itchy skin, have a significant economic impact. Dermatologists as a group rely heavily on topical products. Cellegy's anti-irritant cream will be designed to restore and soothe irritated, itchy skin. This product will incorporate natural substances from the Company's CELLEDIRM technology with a proven use and safety record. The product will be made available to dermatologists as a high performance cosmeceutical alternative to skin care products or lotions which are frequently used by these physicians to restore irritated and itchy skin.

  Other Skin Care Products

     The Company has completed development of certain other consumer skin care products, including moisturizers and body creams and is continuing to develop formulations in other related skin care consumer product categories. These products utilize certain of the Company's proprietary formulations. These formulations were tested for their moisturizing properties in humans compared with a leading commercial product. Results showed that the Cellegy formulations had more than a 50% higher moisturization effect on untreated skin 12 hours after application than the leading product tested. The Company expects to sell these products to consumer products companies who will market them under their own brand names through traditional, non-physician channels.

LICENSE AGREEMENTS

     Glaxo. In November 1996, the Company entered into an agreement with Glaxo for licensing rights to Glylorin, Cellegy's lipid compound for the treatment of ichthyosis. Under the terms of the agreement, Cellegy provided Glaxo with an exclusive license of patent rights and know-how covering Glylorin in most of the world's major markets. In exchange for this license, Cellegy received from Glaxo an initial license fee payment and could potentially receive future milestone payments (upon achievement of the specified milestones) totaling, including the initial payment, over $8.0 million, as well as a royalty on net sales assuming successful completion of product development and market launch. There can be no assurances, however, that the Company will receive any additional payments from Glaxo. The agreement provides that Glaxo will assume responsibility for and the associated costs of all future development and commercialization, including certain development costs incurred prior to the date of the agreement. Through September 30, 1997, the Company had recognized total revenues of approximately $1.0 million relating to licensing fees and development funding under the agreement.

     University of California. In October 1993, the Company entered into a license agreement with the University of California (the "Licensor") providing for an exclusive, worldwide, royalty bearing license, subject to customary government rights, for patent rights relating to barrier repair formulations jointly held by the Licensor and the Company, in consideration of the issuance to the Licensor of certain shares of preferred stock (which subsequently converted into shares of Common Stock) and the payment by the Company of a licensing fee. In March 1994, the Company entered into a second exclusive, worldwide, royalty bearing license agreement with the Licensor for patent rights, jointly held by the Licensor and Cellegy, relating to drug delivery technologies, in consideration of the payment by the Company of a licensing fee, and an annual maintenance fee payable each year until the Company is commercially selling a licensed product. Both agreements require the Company to pay the Licensor royalties based on net sales of consumer and prescription products (with minimum annual royalty payment). The Company has the right to grant sublicenses to third parties under both agreements. In May and October 1997, the Licensor and the Company amended these agreements. The amendments, among other things, modified and extended certain development and commercialization milestones contained in the original agreements. The revised milestones are tied to the achievement of certain clinical, regulatory or product commercialization goals over the next several years. Although there can be no assurance that such goals will be achieved, the Company believes its development programs in place will result in the satisfaction of such milestones.

     Neutrogena. In April 1992, the Company entered into the License Option Agreement (the "License Option Agreement"), the Azelaic Acid OTC License Agreement (the "Azelaic Acid Agreement") and the

Metabolic Moisturizer OTC License Agreement (the "Metabolic Moisturizer Agreement"), with Neutrogena. The Azelaic Acid Agreement was terminated and replaced by the Patent License Agreement effective June 1, 1994 (the "Patent License Agreement"). Pursuant to the Patent License Agreement, Neutrogena paid the Company $1.0 million for an exclusive, royalty-free license for certain azelaic acid uses for both prescription and consumer products in most major markets of the world. In July 1997, Neutrogena and the Company terminated the Metabolic Moisturizer Agreement and the License Option Agreement (except as it related to azelaic acid), and the metabolic moisturizer technology that had been licensed to Neutrogena was returned to the Company. The Company agreed to continue prosecution of patents related to azelaic acid on behalf of Neutrogena and will be reimbursed by Neutrogena for legal costs, up to a certain limit.

PATENTS AND TRADE SECRETS

     The Company's success depends, in part, on its ability to obtain patent protection for its products and methods, both in the United States and in other countries. The patent position of companies engaged in businesses such as the Company's business generally is uncertain and involves complex legal and factual questions. There is a substantial backlog of patent applications at the USPTO. Patents in the United States are issued to the party that is first to invent the claimed invention. Since patent applications in the United States are maintained in secrecy until patents issue, the Company cannot be certain that it was the first inventor of the invention covered by its pending patent applications or patents or that it was the first to file patent applications for such inventions. Further, issued patents can later be held invalid by the patent office issuing the patent or by a court. There can be no assurance that any patent applications relating to the Company's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated, or circumvented or that the rights granted thereunder will provide a competitive advantage to the Company. In addition, many other entities are engaged in research and product development efforts in drug delivery, skin biology and cosmeceutical fields that may overlap with the Company's currently anticipated and future products. A substantial number of patents have been issued to such companies, and such companies may have filed applications for, or may have been issued patents or may obtain additional patents and proprietary rights relating to, products or processes competitive with those of the Company. Such entities may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by the Company. These rights may prevent the Company from commercializing technology, or may require the Company to obtain a license from the entity to practice the technology. There can be no assurance that the Company will be able to obtain any such licenses that may be required on commercially reasonable terms, if at all, or that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to United States patents as extensively as those rights are protected in the United States. The issuance of a patent in one country does not assure the issuance of a patent with similar claims in another country, and claim interpretation and infringement laws vary among countries, so the extent of any patent protection is uncertain and may vary in different countries. As with other companies in the pharmaceutical industry, the Company is subject to the risk that persons located in such countries will engage in development, marketing or sales activities of products that would infringe the Company's patent rights if such activities were in the United States.

     Several of the Company's products are based on existing compounds with a history of use in humans but which are being developed by the Company for new therapeutic use in skin diseases unrelated to the systemic diseases for which the compounds were previously approved. The Company cannot obtain composition patent claims on the compound itself, and will instead need to rely on patent claims, if any, directed to use of the compound to treat certain conditions or to specific formulations. The Company will not be able to prevent a competitor from using that formulation or compound for a different purpose. No assurance can be given that any additional patents will be issued to the Company, that the protection of any patents that may be issued in the future will be significant, or that current or future patents will be held valid if subsequently challenged.


     The agreements with the University of California pursuant to which the Company has exclusive license rights to certain barrier repair and drug delivery and other technology contain certain development and performance milestones which the Company must satisfy in order to retain such rights. While the Company currently believes it will be able to satisfy the revised milestone dates, a loss of rights to these technologies could have a material adverse effect on the Company.

     The Company has 10 issued and one allowed United States patents, many issued foreign patents and pending patent applications for the use of certain compounds to treat common or severe inflammatory dermatologic diseases including dermatitis, psoriasis, rosacea and acne, as well as disorders such as various ichthyoses, signs and symptoms of skin aging and premalignant actinic keratoses. Three issued United States patents and more than 20 patent applications relate to the Company's Glylorin product for the treatment of ichthyosis and certain other skin diseases and conditions. One allowed United States patent and more than 10 patent applications relate to the drug delivery technology licensed from the University of California, and one issued United States patent and at least 10 patent applications relate to the barrier repair technology licensed from the University of California. Additional patent applications are being prepared for filing that will cover methods or products currently under development. Corresponding patent applications for most of the Company's issued United States patents have been filed in countries of importance to the Company located in major world markets, including certain countries in Europe, Australia, South Korea, Japan, Mexico and Canada.

     Federal patent law provides that for any inventions that have been developed with government funding that are the subject of a license, the government has the right to require the assignor or the licensee to grant a license to third parties upon the occurrence of certain events, such as if the government determines that no effective steps have been taken to achieve practical application of the invention, or if health or safety needs or requirements for public use are not reasonably satisfied.

     The Company's policy is to protect its technology by, among other things, filing patent applications for technology that it considers important to the development of its business. The Company intends to file additional patent applications, when appropriate, relating to its technology, improvements to its technology and to specific products that it develops. It is impossible to anticipate the breadth or degree of protection that any such patents will afford, or whether the Company can meaningfully protect its rights to its unpatented trade secrets. The Company also relies upon unpatented trade secrets and know-how, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to its unpatented trade secrets. It is the Company's policy to require its employees to execute an invention assignment and confidentiality agreement upon employment. Cellegy's consultants are required to execute a confidentiality agreement upon the commencement of their consultancy to the Company. Each agreement provides that all confidential information developed or made known to the employee or consultant during the course of employment or consultancy will be kept confidential and not disclosed to third parties except in specific circumstances. The invention assignment generally provides that all inventions conceived by the employee shall be the exclusive property of the Company. In addition, it is the Company's policy to require the collaborators and potential collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets.

GOVERNMENT REGULATION

     FDA Requirements for Human Drugs. The research, testing, manufacturing, labeling, distribution, and marketing of drug products are extensively regulated by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulation. The FD&C Act and the regulations promulgated thereunder, and other federal and state regulations govern, among other things, the research, development, testing, manufacture, distribution, storage, record keeping, labeling, advertising, promotion and marketing of pharmaceutical products. The process of developing and obtaining approval for a new pharmaceutical product within this regulatory framework requires a number of years and the expenditure of substantial resources. There can be no assurance that necessary approvals will be obtained on a timely basis, if at all. Moreover, additional government regulations may be established that could prevent or delay regulatory approval of the Company's products. Delays in obtaining regulatory approvals could have a material adverse effect on the Company. If the Company fails to comply with applicable regulatory requirements for marketing drugs, or if the Company's cosmeceutical products are deemed to be drugs by the FDA, the Company could be subject to administrative or judicially imposed sanctions such as warning letters, fines, products recalls or seizures, injunctions against production, distribution, sales, or marketing, delays in obtaining marketing authorizations or the refusal of the government to grant such approvals, suspensions and withdrawals of previously granted approvals, civil penalties and criminal prosecution of the Company, its officers or its employees.


     The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include: (i) preclinical laboratory tests, animal studies and formulation studies; (ii) the submission to the FDA of an Investigational New Drug Application ("IND") , which must become effective before clinical testing may commence; (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the product for its proposed indication; (iv) the submission of a New Drug Application ("NDA") to the FDA; and (v) FDA review and approval of the NDA prior to any commercial sale or shipment of the drug. Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety and functionality of the product. Compounds must be produced according to the FDA's current Good Manufacturing Practice ("cGMP") requirements, and preclinical tests must be conducted in compliance with the FDA's Good Laboratory Practice regulations. The results of preclinical testing are submitted to the FDA as part of an IND. A 30-day waiting period after the filing of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not commented upon or questioned the IND within this 30-day period, clinical studies may begin. If the FDA has comments or questions, the questions must be answered to the satisfaction of the FDA before initial clinical testing can begin. In addition, the FDA may, at any time, impose a clinical hold on ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials may not commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.


     Clinical trials involve the administration of the investigational product to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in accordance with good clinical practice ("GCP") requirements under protocols detailing the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, ethical issues, the safety of human subjects and the possible liability of the institution. Clinical trials to support NDAs are typically conducted in three sequential phases, which may overlap. In Phase I, the initial introduction of the drug into healthy human subjects or patients, the drug generally is tested to assess metabolism, pharmacokinetics, pharmacological action and safety, including side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the drug for a specific indication, (ii) determine dosage tolerance and optimal dosage and
(iii) identify possible short-term adverse effects and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy, usually (although not necessarily) in comparison with a placebo or approved treatment and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. A clinical trial may combine the elements of more than one phase, and typically two or more Phase III studies are required. The designation of a clinical trial as being in a particular phase is not necessarily indicative that such a trial will be sufficient to satisfy the requirements of a particular phase. For example, no assurance can be given that a Phase III clinical trial will be sufficient to support an NDA without further clinical trials. There can be no assurance that Phase I, Phase II or Phase III testing will be completed within any specific time period, if at all, with respect to any of the Company's products subject to such testing.


     New and Abbreviated New Drug Applications. After completion of the required clinical testing, generally an NDA is submitted. FDA approval of the NDA (or, in the alternative, an Abbreviated New Drug Application ("ANDA"), as described below) is required before marketing may begin in the United States. The NDA must include the results of extensive clinical and other testing and the compilation of data relating to the product's chemistry, pharmacology and manufacture, the cost of all of which is substantial. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than filing an NDA. In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the FD&C Act, the FDA has 180 days in which to review the NDA and respond to the applicant, although in practice the process generally takes longer. The review process is often extended significantly by FDA requests for additional information or clarification. The FDA may refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. During the review process, the FDA generally will conduct an inspection of the relevant drug manufacturing facilities and clinical sites to ensure that the facilities are in compliance with applicable cGMP and GCP requirements. If FDA evaluations of the NDA application, manufacturing facilities, and clinical sites are favorable, the FDA may issue either an approval letter or an approvable letter, which contains a number of conditions that must be met in order to secure approval of the NDA. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain specific indications. If the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information. Notwithstanding the submission of any requested additional data or information in response to an approvable or not approvable letter, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. Even if FDA approval is obtained, a marketed drug product and its manufacturer are subject to continual review and inspection, and later discovery of previously unknown problems with the product or manufacturer may result in restrictions or sanctions on such product or manufacturer, including withdrawal of the product from the market, and other enforcement actions. The FDA may also require postmarketing testing and surveillance programs to continuously monitor the drug's usage and effects. Side effects resulting from the use of drug products may prevent or limit the further marketing of products.

     Certain of the Company's mid and late term products utilize its drug delivery technology formulated with an active ingredient that is included in a drug product that is already the subject of an NDA approved by the FDA. In connection with obtaining FDA approval of such Company products which require an NDA, it is possible in certain instances that clinical and preclinical testing requirements may not be as extensive. Limited additional data about the safety or effectiveness of the proposed new drug formulation, along with chemistry and manufacturing information and public information about the active ingredient, may be satisfactory for product approval. Consequently, the new product formulation may receive marketing approval more rapidly than a traditional full NDA, although there can be no assurance that a product will be granted such treatment by the FDA.

     Once patent and other statutory protections covering a drug approved under an NDA have expired or have been demonstrated not to apply, a generic equivalent to that drug may be approved under an ANDA. An ANDA is ordinarily based upon bioequivalence data that demonstrate that the rate and extent of absorption of the active drug ingredient of the generic drug, usually measured in the blood stream, is equivalent to that of the drug approved under an NDA. The demonstration of bioequivalence and, therefore, ANDA approval, generally requires less time than safety and efficacy studies and NDA approval.

     Until an NDA or ANDA is actually approved, there can be no assurance that the information requested and submitted will be considered adequate by the FDA to justify approval. It is impossible to anticipate the amount of time that will be required to obtain approval from the FDA to market any product.

     Orphan Drug Designation. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is a disease or condition that affects populations of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicized by the FDA. Under current law, orphan drug designation confers upon the first company to receive FDA approval to market such designated drug United

States marketing exclusivity for the designated drug and indication for a period of seven years following approval of the NDA, subject to certain limitations.

     Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process. Although obtaining FDA approval to market a product with an orphan drug designation can be advantageous, there can be no assurance that the scope of protection or the seven years of market exclusivity that is currently afforded by orphan drug designation and marketing approval will remain in effect in the future.

     Possible Regulation of Cosmeceutical Products as Drugs. "Cosmeceuticals" are not defined in the FD&C Act. The FDA has not defined the term by regulation and may consider use of the term to imply drug-like qualities. The FDA will regulate a particular cosmeceutical product as a drug or a cosmetic (or both a drug and a cosmetic) depending primarily upon the manufacturer's intended use for such product. Such intent may be determined from labeling, advertising, promotional and marketing materials, and any other source attributable to the manufacturer or its employees, representatives or agents. Under the FD&C Act, drugs are articles intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure or function of the body. By comparison, cosmetic products are defined as articles intended to be rubbed, poured, sprinkled or sprayed on, introduced into or otherwise applied to the body for cleansing, beautifying, promoting attractiveness or altering its appearance. Some products, however, may satisfy the definition of a drug and a cosmetic, and the FDA has generally regulated as drugs products that are intended to have a physiological effect on the body, for example, to alter the skin in more than a temporary way. Unlike drugs, products that constitute cosmetics (but not drugs as well) under the FD&C Act do not require premarket review or approval of the FDA, but cosmetics must be safe under normal conditions of use, and comply with FDA labeling and manufacturing requirements. Furthermore, the Federal Trade Commission ("FTC"), as well as state and local authorities, oversees the advertising of cosmetic products and prohibits false, misleading, deceptive or unsubstantiated advertising. The FTC has the authority to seek a number of remedies against a company that it believes fails to comply with its requirements, including, but not limited to, preliminary injunctive relief.

     The Company plans to label, market, promote, advertise and distribute its cosmeceutical products with claims intended to be within the statutory definition of cosmetic. There can be no assurance, however, that the FDA will not determine that some or all of the Company's cosmeceutical products are drugs, and are therefore subject to more stringent regulatory oversight, including premarket approval, based on their intended use or ingredients.

     The FDA has at times in the past contended, and may in the future contend, that one or more cosmeceutical products, including the Company's or competitors' anti-wrinkling products that are currently marketed or may in the future be marketed, are not cosmetics but instead are subject to regulation as drugs. Even if the FDA were not ultimately to prevail with regard to such a contention, such a claim by the FDA could have a material adverse effect on the Company's ability to market its proposed cosmeceutical products and could significantly delay or prohibit marketing of such products. The extent to which different kinds of current or future cosmeceutical products of the Company or its competitors are subject to FDA regulation as drugs, and the extent to which the FDA will seek to become more active in regulating cosmeceutical products, such as products that compete in the anti-wrinkling market, is uncertain, but will depend in part on the claims made for the cosmeceuticals by their manufacturers and marketers. See "Business -- Government Regulation." The inability of the Company to market its proposed cosmeceutical products as cosmetics without prior FDA approval could have a material adverse effect on the Company's business and financial condition.

     OTC Monograph. Most over the counter ("OTC") drug products marketed in the United States are not subjected to the FD&C Act's premarket approval requirements. In 1972, the FDA instituted the ongoing OTC Drug Review to evaluate the safety and effectiveness of OTC drugs then on the market. Through this process, the FDA issues monographs that set forth the specific active ingredients, dosages, indications and labeling statements for OTC drugs that the FDA will consider generally recognized as safe and effective and therefore not subject to premarket approval. For certain categories of OTC drugs not yet subject to a final monograph, the FDA usually will not take regulatory action against such a product unless failure to do so poses a potential health hazard to consumers. OTC drugs not covered by pending or final OTC monographs, however, are subject to premarket review and approval by the FDA through the NDA/ANDA mechanism. Even if the Company seeks FDA approval of a product for OTC consumer sales, the FDA could instead require that the product be distributed by prescription only. Such a requirement could delay for several years, or indefinitely, distribution of the Company's products directly to consumers.


     Manufacturing. Each domestic drug manufacturing facility must be registered with the FDA. Domestic drug and, to a lesser extent, cosmetic manufacturing establishments are subject to routine inspection by the FDA and other regulatory authorities and must comply with cGMP requirements (albeit less extensive ones for cosmetics than for drugs). Drug manufacturing facilities located in California must be licensed by the State of California in compliance with local regulatory requirements. The Company intends to use contract manufacturers that operate in conformance with these requirements to produce its compounds and finished products in commercial quantities. There can be no assurance that manufacturing or quality control problems will not arise at the manufacturing plants of the Company's contract manufacturers or that such manufacturers will be able to maintain the compliance with the FDA's cGMP requirements necessary to continue manufacturing the Company's products.


     Foreign Regulation of Drugs. Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities may be necessary in foreign countries before the commencement of marketing of the product in such countries. The approval procedure varies among countries, can involve additional testing, and the time required may differ from that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. The Company expects to rely principally on corporate partners, licensees and contract research organizations, along with Company expertise, to obtain foreign governmental approval in foreign countries of drug formulations utilizing its compounds.

     Other Government Regulation. In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal and state laws regarding, among other things, occupational safety, the use and handling of radioisotopes, environmental protection and hazardous substance control. In connection with its research and development activities and any manufacturing of clinical trial materials in which the Company may engage, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although the Company believes that it has complied with these laws and regulations in all material respects and has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development involves the controlled use of hazardous materials, chemicals, and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

     Health Care Reform. In the United States, there have been, and the Company expects there will continue to be, a number of federal and state proposals to implement cost controls and other health care regulatory measures. Future legislation could result in a substantial restructuring of the health care delivery system. Nevertheless, the Company believes that employer-driven reform with managed care and capitation will continue even without government intervention and may significantly affect health care delivery and costs. While the Company cannot predict whether any legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the uncertainty of such proposals could have an adverse effect on the Company's ability to raise capital and to identify and reach agreements with potential partners, and the adoption of such proposals could have an adverse effect on the Company. For example, such changes could have the effect of reducing the number of independent practicing dermatologists, which might reduce the number of prescriptions written for products such as some of the Company's potential products. In addition, the Company believes that many high-volume purchasers and consumers of health care are demanding changes in the pricing and delivery of products and services. The effect of any such changes on the Company's business are unpredictable. One of the Company's potential products, such as its drug delivery products, might have the effect of reducing the overall cost of delivering therapeutic compounds compared to existing delivery techniques, and sales of such products might benefit from regulatory changes focusing on controlling health care costs. Nevertheless, any such reform, if adopted, and ongoing changes in the industry, could adversely affect the pricing of therapeutic products in the United States or the amount of reimbursement available from governmental agencies or third-party insurers, and consequently could have a material adverse effect upon the Company. In both domestic and foreign markets, sales of the Company's therapeutic products, if any, will depend in part on the availability of reimbursement from third-party payors, such as government and private insurance plans and other organizations. Third-party payors and others increasingly are challenging the prices charged for medical products and services. There can be no assurance that the Company's products will be considered cost effective, that reimbursement will be available or, if available, that the payor's reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis. Other aspects of the business in which the Company is engaged could also be affected. The Company cannot predict the outcome of any government or industry reform initiatives or the impact thereof on the Company's financial position or results of operations.

COMPETITION

     The pharmaceutical industry is subject to rapid and significant technological change. In the development and marketing of topical prescription drugs, cosmeceutical and skin care products, and drug delivery systems, Cellegy faces intense competition. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical, cosmetic, chemical, consumer product, and biotechnology companies, specialized firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or that would render the Company's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, production and marketing capabilities and regulatory experience than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in health care. The Company also competes with universities developing drug delivery technologies and with several companies which have been formed to develop unique delivery systems. In addition, these companies and academic and research institutions compete with Cellegy in recruiting and retaining highly qualified scientific and management personnel.

     Competition in the markets in which the Company expects to compete is generally based on performance characteristics and, to a lesser extent, price. There can be no assurance that the Company's products under development will be able to compete successfully with existing or new commercial products.

EMPLOYEES

     As of October 10, 1997, the Company had 13 full-time and three part-time employees. Eleven of these employees, of whom three are M.D.s and another three are Ph.D.s, are engaged in research and development. In addition, the Company utilizes the services of several professional consultants, as well as contract manufacturing and research organizations to supplement its internal staff's activities. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its employee relations are good.

PROPERTIES

     The Company occupies approximately 4,300 square feet at its executive offices in Foster City, California, located near San Francisco, California. The Company's lease has a term expiring July 31, 2001. The Company also occupies approximately 5,600 square feet of research and laboratory facilities in San Carlos, California under a lease with a term expiring May 31, 1998. The Company may extend the term for up to a six month period. The Company believes its current facilities will be adequate for at least the next year, although if acceptable space becomes available, the Company may attempt to consolidate its laboratory and administrative operations into a single location.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

     The executive officers, directors, and other significant employees of the Company are as follows:

            NAME               AGE                        POSITION
-----------------------------  ---   ---------------------------------------------------
K. Michael Forrest             54    President, Chief Executive Officer, and Director
Carl R. Thornfeldt, M.D.       45    Medical Director and Chairman of the Board
Daniel L. Azarnoff, M.D.       71    Vice President, Clinical and Regulatory Affairs
Michael L. Francoeur, Ph.D.    46    Vice President, Research and Development
A. Richard Juelis              49    Vice President, Finance and Chief Financial Officer
Vivien H.W. Mak, Ph.D.         40    Vice President, Cutaneous Research
Jack L. Bowman(1)              65    Director
Denis R. Burger, Ph.D.(2)      54    Director
Tobi B. Klar, M.D.             42    Director
Alan A. Steigrod(1)            60    Director
Larry J. Wells(2)              54    Director

---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     K. Michael Forrest. Mr. Forrest became President, CEO, and a director in December 1996. From January 1996 to November 1996, he served as a biotechnology consultant. From November 1994 to December 1995, he served as President and CEO of Mercator Genetics, a public biotechnology company. From March 1991 to June 1994, he served as President and CEO of Transkaryotic Therapies, Inc., a public biotechnology company. From 1968 to 1991, Mr. Forrest held a series of positions with Pfizer, Inc. and senior management positions with American Cyanamid, including Vice President of the Lederle International Group. He is a director of AlphaGene Inc.

     Carl R. Thornfeldt, M.D. Dr. Thornfeldt is the Chairman of the Board of Directors and a co-founder of the Company, as well as a physician, board certified in dermatology. He has been Medical Director of the Company since its inception. Dr. Thornfeldt served as acting CEO from July 1996 to December 1996. In addition, Dr. Thornfeldt served as Vice President, Research and Development from October 1994 until May 1996. Since 1983, Dr. Thornfeldt has maintained a private dermatology practice and is an Assistant Clinical Professor in Dermatology at the University of Oregon Health Sciences Center. Dr. Thornfeldt received his M.D. from the University of Oregon.

     Daniel L. Azarnoff, M.D. Dr. Azarnoff became Vice President, Clinical and Regulatory Affairs in October 1997. Since January 1986, Dr. Azarnoff has been President of D.L. Azarnoff Associates and will continue consulting to the industry on a part-time basis. From August 1978 to December 1985, he served as President of Research and Development at G.D. Searle and Co. From July 1967 to August 1978, he was KUMC Distinguished Professor of Medicine and Pharmacology, as well as the Director of the Clinical Pharmacology-Toxicology Center at the University of Kansas Medical Center. Dr. Azarnoff has also served as a member of advisory and expert committees within the Food and Drug Administration, World Health Organization, American Medical Association, National Academy of Sciences and National Institutes of Health. He received his M.D. from the University of Kansas Medical School.

     Michael L. Francoeur, Ph.D. Dr. Francoeur became Vice President, Research and Development in June 1996. From March 1994 to May 1996, he was founder, Chairman and Chief Technical Officer of De Novo, Inc., a dermal therapeutics company. From September 1992 to March 1994, Dr. Francoeur held senior executive positions with Pharmetrix, Inc., a drug delivery company, where he led research and development. From February 1983 to August 1992, he was employed by Pfizer, Inc., where he held various research and management positions in product development, drug delivery, and drug discovery. Dr. Francoeur holds a Ph.D. in pharmaceutical chemistry and a B.S. in pharmacy from the University of Kansas.

     A. Richard Juelis. Mr. Juelis became Vice President, Finance and Chief Financial Officer in March 1996. From November 1994 until March 1996, he worked as a financial consultant to the Company, as well as to other companies. From January 1993 to September 1994 he served as Vice President, Finance and Chief Financial Officer for VIVUS, Inc., a publicly traded drug delivery company. From October 1990 to December 1992, he served as Vice President, Finance and Chief Financial Officer at XOMA Corporation, a public biotechnology company. Mr. Juelis has also held domestic and international financial and general management positions with Hoffmann-LaRoche from 1976 to 1982, and Schering-Plough from 1983 to 1990.

     Vivien H.W. Mak, Ph.D. Dr. Mak became Vice President, Cutaneous Research in January 1996, after joining the Company as a research consultant in October 1995. From January 1994 to September 1995, she served as Vice President, Research for De Novo, Inc. From October 1992 to December 1993, she was Director of Biopharmaceutical Sciences at Pharmetrix Corporation, a developer of drug delivery systems. From January 1989 to September 1992 she held research scientist positions in the Dermal Therapeutics Group of Pfizer, Inc. Dr. Mak holds a Ph.D. in medicinal chemistry from Purdue University.

     Jack L. Bowman. Mr. Bowman became a director in December 1996. He is currently a consultant to various pharmaceutical and biotechnology industry groups. From August 1987 to January 1994, he was Group Chairman at Johnson & Johnson, where he managed its global pharmaceutical business. Before then, Mr. Bowman held executive positions with CIBA-Geigy and American Cyanamid, where he had responsibility for worldwide pharmaceutical, medical device, and consumer product divisions. He is currently a director of NeoRx Corp., CytRx Corp., Cell Therapeutics, Inc., Targeted Genetics, Inc. and Osiris Pharmaceuticals, Inc.

     Denis R. Burger, Ph.D. Dr. Burger became a director in October 1995. Currently, he serves as Chief Executive Officer of AntiVirals Inc., a biotechnology company, and is a general partner of Sovereign Partners LLC, a biotechnology consulting and merchant banking partnership. He is a director of SuperGen, Inc. and Trinity Biotech, plc. He was a co-founder of Epitope, Inc. and served as Chairman from 1981 to 1990. Dr. Burger has also served as a research scientist and professor of microbiology and immunology at the Oregon Health Sciences University. He holds an M.S. and Ph.D. degrees in microbiology and immunology.

     Tobi B. Klar, M.D. Dr. Klar became a director of the Company in June 1995. She is a physician, board certified in dermatology. Since 1986, Dr. Klar has maintained a private dermatology practice and has served as Co-Chairperson of the Department of Dermatology at New Rochelle Hospital Medical Center, New Rochelle, New York, and Associate Clinical Professor in dermatology at Albert Einstein Medical Center in New York City. Dr. Klar holds an M.D. from the State University of New York.

     Alan A. Steigrod. Mr. Steigrod became a director in July 1996, and has been a biotechnology industry consultant since December 1995. From March 1993 to November 1995, he served as President and CEO of Cortex Pharmaceuticals, Inc. From February 1991 to February 1993, he worked as a biotechnology consultant. From March 1981 through February 1991, Mr. Steigrod held a series of executive positions with Glaxo, Inc., serving as Chairman of Glaxo's operating committee, as well as on its board of directors. As Executive Vice President, he managed five divisions, including Glaxo Pharmaceuticals and Glaxo Dermatology Products. Prior to Glaxo, Mr. Steigrod held a number of senior management positions with Boehringer Ingelheim, Ltd. and Eli Lilly & Co. He is a director of Sepracor Inc.

     Larry J. Wells. Mr. Wells became a director of the Company in 1989. For the past five years, he has been a venture capitalist. He is the founder of Sundance Venture Partners, L.P. ("Sundance"), a venture capital fund, and is the Chairman of the managing entity of Sundance. Mr. Wells is a director of Identix, Inc., Gateway Data Sciences and Telegen Corp.

     Directors hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Executive officers are chosen by and serve at the discretion of the Board of Directors, subject to any written employment agreements with the Company.

     Standing committees of the Board include an Audit Committee and a Compensation Committee. Dr. Burger and Mr. Wells are the current members of the Audit Committee. The Audit Committee reviews the Company's accounting practices, internal control systems and meets with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits. Messrs. Bowman and Steigrod are the current members of the Compensation Committee. The Compensation Committee recommends compensation for officers and employees of the Company, and grants options and stock awards under the Company's employee benefit plans.

SCIENTIFIC ADVISORY BOARD

     The Company has established relationships with a group of scientific advisors with expertise in the fields of dermatology, drug delivery and skin care. The Company's scientific advisors consult with management and key scientific employees of the Company to assist the Company in identifying scientific and product development opportunities, to review the progress of the Company's specific projects, and to recruit and evaluate the Company's scientific staff. The nature, scope and frequency of consultations between the Company and each scientific advisor vary depending upon the Company's current activities, the need for specific assistance and the individual scientific advisor.

     The Company's scientific advisors and consultants include:

     Carl R. Thornfeldt, M.D. Dr. Thornfeldt is Co-Chairman of the Scientific Advisory Board. See "Executive Officers and Directors."

     Peter M. Elias, M.D. Dr. Elias is Co-Chairman of the Scientific Advisory Board. Dr. Elias is a board certified dermatologist and served as a director of the Company from April 1995 until October 1997. He is an expert in the stratum corneum barrier, as well as epidermal structure, function and lipid metabolism. Dr. Elias is currently the Vice-Chairman, Department of Dermatology, University of California, San Francisco. He received his M.D. from University of California, San Francisco, and performed his dermatology residency at Harvard University Medical Center.

     Bruce A. Beutler, M.D. Dr. Beutler is a Professor of Internal Medicine and an Associate Investigator at the Howard Hughes Medical Institute at the University of Texas Southwestern Medical Center in Dallas. He is best known for his work related to tumor necrosis factor alpha (TNF) which he originally isolated and demonstrated to be an essential mediator in shock and other inflammatory diseases. Dr. Beutler has published numerous articles related to these subjects, and has lectured extensively on TNF and the role of cytokines in inflammation. He is an elected member of the American Society for Clinical Research and the American Society for Hematology. He is also a member of the New York Academy of Sciences and the American Federation for Clinical Research. He has received numerous awards and honors including the Young Investigator Award (American Society for Clinical Research) and the Alexander von Humboldt - Stiftung Award. Dr. Beutler is also a Consulting and Advisory Editor for the Journal of Experimental Medicine and the Journal of Clinical Investigation.

     Kenneth R. Feingold, M.D. Dr. Feingold is a physician at the VAMC, San Francisco and is also a professor of Medicine and Dermatology at the University of California, San Francisco, School of Medicine. Dr. Feingold has performed extensive research in metabolism, endocrinology and dermatology.

     Richard H. Guy, Ph.D. Dr. Guy is the Directeur Scientifique of the Centre Interuniversitaire de Recherche et d'enseignement (Pharmapeptides), and Professeur Associe in the Faculte des Sciences at the Universite de Geneve. Dr. Guy was formerly Professor of Biopharmaceutical Sciences and Pharmaceutical Chemistry at the University of California, San Francisco, where he continues to hold a position as Adjunct Professor. Dr. Guy is an elected fellow of the Royal Society of Chemistry, the American Association of Pharmaceutical Scientists and the American Association for the Advancement of Science, and serves on the editorial advisory boards of Advanced Drug Delivery Reviews, the Journal of Controlled Release, the Journal of Pharmacy & Pharmacology and the European Journal of Pharmaceutics and Biopharmaceutics.

     Kenneth L. Melmon, M.D. Dr. Melmon serves as the Professor of Medicine and Pharmacology and Associate Dean for Postgraduate Medical Education at Stanford University School of Medicine. He joined Stanford Medical School in 1978 where he served as Chairman of the Department of Medicine. Dr. Melmon's work in Clinical Pharmacology has resulted in the training of numerous fellows at the University of California, San Francisco and Stanford University School of Medicine. Dr. Melmon's area of research is directed at the pharmacology of the immune response, and in particular he has focused on the molecular and cellular mechanisms by which mediators of inflammation modulate and suppress the immune response.

     Lester Mitscher, Ph.D. Dr. Mitscher is the University Distinguished Professor, Department Medicinal Chemistry, University of Kansas, where he previously served as Chairman. He also currently holds the positions of Adjunct Professor of Medicinal Chemistry, University of Missouri (Kansas City) and Adjunct Professor of Microbiology, University of Kansas. Dr. Mitscher is a member of numerous organizations including the American Chemical Society, where he served as Chairman of the Medical Chemistry Division, and the American Society for Pharmacognosy, where he served as Chairman. Dr. Mitscher has received several awards and honors, such as the Edward E. Smissman Award in the Biomedical Sciences and is an Elected Fellow for the American Association for the Advancement of Science. He has published or presented numerous research papers, authored several books on drug synthesis, and holds twelve U.S. patents and several foreign patents. His current research interests relate to the chemistry and mechanisms of medicinals, including anti-oxidants, antibiotics and anti-inflammatory drugs.

     Jim E. Riviere, D.V.M., Ph.D. Dr. Riviere is the Burroughs Wellcome Fund Distinguished Professor of Pharmacology and Director, Cutaneous Pharmacology and Toxicology Center, College of Veterinary Medicine, North Carolina State University. Dr. Riviere is a member of numerous organizations including the U.S. Pharmacopeia General Committee of Revision, Society of Toxicology, American Board of Forensic Examiners and the American Veterinary Medical Association. Dr. Riviere has received the American Pharmaceutical Association's Ebert Prize, the Harvey W. Wiley Medal and FDA Commissioner's Special Citation in 1997. He has published or presented numerous research papers and is the holder of four U.S. patents. His current research interests relate to pharmacokinetics, transdermal drug delivery and pesticide dermal absorption and metabolism.

EXECUTIVE COMPENSATION


     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company during fiscal years 1994, 1995 and 1996 to (i) each person who served as the Company's chief executive officer during 1996, (ii) any other executive officers who were serving as executive officers at the end of 1996 and whose total annual salary and bonus in such year exceeded $100,000 and (iii) any person who was an executive officer during a portion of 1996 whose total annual salary and bonus exceeded $100,000 (together, the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                         ANNUAL COMPENSATION                  COMPENSATION
                             --------------------------------------------      SECURITIES
                                                             OTHER ANNUAL      UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL                SALARY      BONUS      COMPENSATION       OPTIONS      COMPENSATION
         POSITION            YEAR       ($)        ($)           ($)              (#)            ($)
---------------------------  ----     -------     ------     ------------     ------------   ------------
K. Michael Forrest.........  1996      23,103     50,000(2)         --           245,000          --
  President and Chief        1995          --         --            --                --          --
  Executive Officer(1)       1994          --         --            --                --          --
William E. Bliss...........  1996     154,583         --            --                --          --
  President and Chief        1995      21,242         --        89,512(4)        226,333          --
  Executive Officer(3)       1994          --         --            --                --          --
Carl R. Thornfeldt, M.D....  1996     107,962         --            --            54,000          --
  Medical Director and       1995      97,500         --            --            70,422          --
  Chairman of the Board      1994      76,098         --            --             4,920          --
Michael L. Francoeur,        1996     147,042         --            --            81,000          --
  Ph.D.....................
  VP, Research and           1995          --         --            --                --          --
  Development                1994          --         --            --                --          --
A. Richard Juelis..........  1996     131,830         --            --            28,500          --
  VP, Finance and            1995     103,670         --            --            55,502          --
  Chief Financial Officer    1994      11,108                                         --
Vivien H.W. Mak, Ph.D......  1996     115,187         --            --            40,000          --
  VP, Cutaneous Research     1995      22,100         --            --             7,810          --
                             1994          --         --            --                --          --

---------------

(1) Mr. Forrest became President and Chief Executive Officer of the Company in November 1996, following the death of William E. Bliss, President and Chief Executive Officer.
(2) Consists of a bonus paid on January 31, 1997, in accordance with his employment agreement. The bonus is being expensed during the period starting December 1, 1996, and ending December 31, 1997.
(3) Mr. Bliss was President and Chief Executive Officer of the Company from December 1995 until his death in July 1996.
(4) Consists of Mr. Bliss' relocation compensation accrued when he joined the Company in December 1995 and paid during 1996.

     The following table sets forth information regarding individual grants of options to acquire Common Stock during fiscal 1996 to each Named Officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                   -----------------------------------------------------------------------
                                    NUMBER OF
                                   SECURITIES
                                   UNDERLYING     % OF TOTAL OPTIONS    EXERCISE OR
                                     OPTIONS     GRANTED TO EMPLOYEES   BASE PRICE
              NAME                 GRANTED (#)      IN FISCAL YEAR        ($/SH)         EXPIRATION DATE
---------------------------------  -----------   --------------------   -----------     ------------------
K. Michael Forrest(1)............    245,000             47.2%             $4.56        November 20, 2006
Carl R. Thornfeldt, M.D.(2)......     45,000              8.7%             $5.64        January 2, 2006
Carl R. Thornfeldt, M.D..........      9,000              1.7%             $4.56        November 20, 2006
Michael L. Francoeur, Ph.D.(3)...     75,000             14.4%             $7.25        May 22, 2006
Michael L. Francoeur, Ph.D.......      6,000              1.2%             $4.56        November 20, 2006
A. Richard Juelis(4).............     19,500              3.8%             $5.50        March 26, 2006
A. Richard Juelis................      9,000              1.7%             $4.56        November 20, 2006
Vivien H.W. Mak, Ph.D............     18,000              3.5%             $5.75        March 15, 2006
Vivien H.W. Mak, Ph.D.(5)........     16,000              3.1%             $7.25        May 22, 2006
Vivien H.W. Mak, Ph.D............      6,000              1.2%             $4.56        November 20, 2006

---------------

(1) Of the shares subject to this option, 25,000 shares were exercisable at grant, and 25,000 shares are exercisable after six months following the grant date. An additional 150,000 shares become exercisable over four years from the grant date vesting in four equal annual installments, if there has been no employment termination. The remaining 45,000 shares will become exercisable at the earlier of the accomplishment of certain milestones or after five years from the date of grant. The option becomes exercisable in full upon acquisition of the Company.
(2) Of the shares subject to this option, 22,500 shares were exercisable at grant. The remaining 22,500 shares are exercisable over a four year period at a rate of 1/48 per month.
(3) Of the shares subject to this option, 12,750 shares were exercisable at grant. An additional 37,500 shares become exercisable over four years from the grant date vesting in four equal annual installments, if there has been no employment termination. The remaining 24,750 shares will become exercisable at the earlier of the accomplishment of certain milestones or after five years from the date of grant.
(4) Of the shares subject to this option, 4,875 shares were exercisable at grant. The remaining 14,625 shares will become exercisable at the earlier of the accomplishment of certain milestones or after five years from the date of grant.
(5) Of the shares subject to this option, 4,000 shares were exercisable at grant. The remaining 12,000 shares will become exercisable at the earlier of the accomplishment of certain milestones or after five years from the date of grant.

     The following table sets forth information with respect to the options exercised during fiscal 1996 by the Named Officers during fiscal 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                                                     OPTIONS/SARS AT                MONEY OPTIONS AT
                                                  DECEMBER 31, 1996 (#)           DECEMBER 31, 1996 ($)
                     NAME                       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
----------------------------------------------  -------------------------     -----------------------------
K. Michael Forrest............................     25,000/220,000                   --
Carl R. Thornfeldt, M.D.......................     27,656/17,344                    --
Carl R. Thornfeldt, M.D.......................        0/9,000                       --
Michael L. Francoeur, Ph.D....................     12,750/75,000                    --
Michael L. Francoeur, Ph.D....................        0/6,000                       --
A. Richard Juelis.............................      9,750/9,750                     --
A. Richard Juelis.............................        0/9,000                       --
Vivien H.W. Mak, Ph.D.........................        0/18,000                      --
Vivien H.W. Mak, Ph.D.........................      4,000/12,000                    --
Vivien H.W. Mak, Ph.D.........................        0/6,000                       --

---------------

(1) Based on the difference between the fair market value of the Common Stock at December 31, 1996 ($4.50 per share) and the exercise price of options shown in the table. The exercise prices of the options are higher than the fair market value of the shares at December 31, 1996.

DIRECTOR COMPENSATION

     Directors employed by the Company did not receive any monetary fees for services performed for the Company during 1996. Outside directors are reimbursed for their travel expenses related to Board meetings and receive a fee of $1,000 for each Board meeting attended in person.

     Non-employee directors of the Company are eligible to participate in the 1995 Directors' Stock Option Plan (the "Directors Plan"). A total of 150,000 shares of Common Stock are reserved for issuance to eligible directors pursuant to the Directors Plan. The Plan is currently administered by the Compensation Committee of the Board and is intended to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. On the date on which an eligible director is elected, the director is granted a non-qualified stock option (normally with a term of ten years) (an "Initial Option") to acquire 20,000 shares. Thereafter, on the first business day after the Company's annual meeting of shareholders, an eligible director will be granted a ten year option (an "Annual Option") to acquire 1,000 shares. The exercise price of all such options is the fair market value of the shares on the grant date. Initial Options generally are exercisable immediately with respect to 25% of the shares subject to the option, and become exercisable with respect to the remaining shares subject to the option upon the first, second, third and fourth anniversaries of the grant date. Annual Options become exercisable with respect to 25% of the shares subject to the option on each of the first, second, third and fourth anniversaries of the grant date. At September 30, 1997, options to purchase 76,000 shares of Common Stock were outstanding under the Directors Plan, 23,750 of which were then currently exercisable.

EMPLOYMENT AGREEMENTS

     Mr. Forrest, President and Chief Executive Officer, and the Company entered into an employment agreement dated November 20, 1996. The base term of the agreement is through December 1, 2000. The agreement provides for a base compensation of $265,000 per year. Either the Company or Mr. Forrest may terminate the agreement at any time upon notice to the other party. The agreement provides that, upon termination without cause, Mr. Forrest will be paid twelve months severance and continuation of benefits during the period severance payments are made. The agreement provides for the payment of a $50,000 bonus, which was paid to Mr. Forrest upon the effectiveness of the agreement. The agreement provides for the granting of an option to purchase 245,000 shares of Common Stock, of which 25,000 shares are fully vested at the date of grant, and of which 25,000 shares are vested six months after the date of grant. An additional 45,000 shares issuable upon exercise of the option will vest at the earlier of the accomplishment of certain milestones or after five years from date of grant. The remaining 150,000 shares of Common Stock vest over four years from the grant date (in four equal annual installments) if there has been no Employment Termination.

     Dr. Thornfeldt and the Company entered into an employment agreement dated January 21, 1996. The base term of the agreement is through December 31, 1999. The agreement provides for payments of $9,000 per month as long as Dr. Thornfeldt is devoting at least five business days per month to the affairs of the Company. If, at any time, Dr. Thornfeldt devotes less than five business days per month to the Company for two consecutive months, then commencing with the next month his salary would be reduced to $6,000 per month. Reinstatement of the $9,000 per month salary will then occur only after Dr. Thornfeldt has recommenced devoting five business days per month to the affairs of the Company. The agreement provides for the assignment to the Company, subject to certain exclusions, of inventions of Dr. Thornfeldt during the term of the agreement. Under the agreement, he may not engage in any activity that is competitive with the business of the Company, including, without limitation, acting as a consultant to any business that competes, directly or indirectly, with the business of the Company. The agreement may be terminated before expiration of its term upon certain events, including Dr. Thornfeldt's death, a material breach of the agreement by the other party or by either party upon prior notice to the other party.

     Mr. Juelis became Vice President, Finance, Chief Financial Officer and Secretary in March 1996 after consulting with the Company on a part time basis since November 1994. His agreement with the Company dated May 10, 1996 provides for a base compensation of $150,000 and for certain stock option grants.

     Dr. Francoeur became Vice President, Research and Development in May 1996. His agreement with the Company dated May 22, 1996 provides for a base compensation of $150,000 and an initial stock option grant to purchase 75,000 shares, subject to certain vesting provisions.

     Dr. Mak became Vice President, Cutaneous Research in January 1996 after joining the Company initially as a consultant in October 1995. Her agreement with the Company dated January 1, 1996 provides for a base compensation of $100,000 per year and for certain stock option grants.

     Dr. Azarnoff became Vice President, Clinical and Regulatory Affairs in October 1997. His agreement with the Company provides that he will devote approximately 20 hours per week to the affairs of the Company, and provides for a base compensation of $115,000 per year and for certain stock option grants.

     Dr. Elias, who was a director until September 1997 and is Co-Chairman of the Scientific Advisory Board, entered into a consulting agreement with the Company dated May 1, 1996, pursuant to which Dr. Elias agreed to provide consulting services in the fields of dermatology, skin pharmacology and drug development not less than two days per month. The agreement provides for consulting fees of approximately $3,500 per month.

                              CERTAIN TRANSACTIONS

     In August 1997, the Company agreed with Dr. Francoeur and Dr. Mak to cancel a portion of certain stock options they held to acquire 60,000 and 12,000 shares at an exercise price of $7.25 per share, in consideration of the grant of new stock options to acquire 60,000 and 12,000 shares at an exercise price of $3.75 per share. This price represented the fair market value of the Common Stock on the date of grant. The new options were exercisable with respect to the same number of shares of Common Stock that were exercisable under the old options, but vesting with respect to the remainder of the new options began on the grant date of the new options.

     See "Employment Agreements."

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth, as of October 10, 1997, certain information known to the Company regarding the ownership of shares of Common Stock by (i) each person known to the Company to be a beneficial owner of more that 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Officer (see "Executive Compensation") and (iv) all directors and executive officers as a group. Except as set forth below, the address of each named individual is the address of the Company.



                                                                                PERCENTAGE OWNERSHIP
                                                                SHARES        ------------------------
             NAME OF BENEFICIAL OWNER OR GROUP               BENEFICIALLY     BEFORE THE     AFTER THE
             AND NATURE OF BENEFICIAL OWNERSHIP                OWNED(1)        OFFERING      OFFERING
------------------------------------------------------------ ------------     ----------     ---------
Four Partners...............................................    1,053,500        13.9%          10.7%
  667 Madison Avenue
  New York, New York 10021
Sundance Venture Partners, L.P..............................      583,482         7.7%           5.9%
  10600 N. DeAnza Boulevard, Suite 215
  Cupertino, California 95014
Biotechnology Value Fund....................................      490,560         6.5%           5.0%
  333 W. Wacker Drive, Suite 1600
  Chicago, Illinois 60606
Larry J. Wells(2)...........................................      597,794         7.9%           6.1%
  10600 N. DeAnza Boulevard, Suite 215
  Cupertino, California 95014
K. Michael Forrest(3).......................................      463,327         6.0%           4.7%
Carl R. Thornfeldt, M.D.(4).................................      460,618         6.0%           4.6%
A. Richard Juelis(5)........................................       53,627           *              *
Michael L. Francoeur, Ph.D.(6)..............................       23,625           *              *
Vivien H.W. Mak, Ph.D.(7)...................................       21,810           *              *
Denis R. Burger, Ph.D.(8)...................................       13,375           *              *
Alan A. Steigrod(9).........................................       11,375           *              *
Tobi B. Klar, M.D.(10)......................................        7,710           *              *
Jack L. Bowman(11)..........................................        7,500           *              *
All directors and executive officers as a group
  (11 persons)(12)..........................................    1,660,761        21.0%          16.4%


---------------

  *  Less than one percent.

 (1) Based upon information supplied by officers, directors and principal shareholders. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to an option that is currently exercisable or exercisable within 60 days of October 10, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Includes 583,482 shares held by Sundance Venture Partners, L.P., of which Mr. Wells may be deemed a beneficial owner. Includes 4,736 shares issuable upon exercise of presently exercisable common stock purchase warrants. Includes 9,576 shares subject to stock options exercisable before December 10, 1997.
 (3) Includes 87,500 shares subject to stock options exercisable before December 10, 1997.

 (4) Excludes 38,223 and 38,126 shares, respectively, held in trust for two relatives of Dr. Thornfeldt and a total of 14,174 shares held by other relatives with respect to which Dr. Thornfeldt has no voting control. Includes 75,663 shares subject to stock options exercisable before December 10, 1997. Includes 190,463 shares held by Dr. Thornfeldt's spouse.
 (5) Includes 53,627 shares subject to stock options exercisable before December 10, 1997.
 (6) Includes 23,625 shares subject to stock options exercisable before December 10, 1997.
 (7) Includes 21,810 shares subject to stock options exercisable before December 10, 1997.
 (8) Includes 13,375 shares subject to stock options exercisable before December 10, 1997.
 (9) Includes 9,375 shares subject to stock options exercisable before December 10, 1997.
(10) Includes 7,710 shares subject to stock options exercisable before December 10, 1997.
(11) Includes 5,000 shares subject to stock options exercisable before December 10, 1997.
(12) Includes 307,261 shares subject to stock options exercisable before December 10, 1997. Includes 583,482 shares held by Sundance Venture Partners, L.P., of which Mr. Wells may be deemed a beneficial owner. Includes 4,736 shares issuable upon exercise of presently exercisable common stock purchase warrants.

EMPLOYEE BENEFIT PLANS

     The Company's 1995 Equity Incentive Plan (the "Incentive Plan") was approved by the Board and the Company's shareholders effective August 1995. A total of 1,450,000 shares of Common Stock are reserved for issuance under the Incentive Plan. The Incentive Plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Incentive Plan also provides for the award of stock bonuses and restricted stock. The Incentive Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Directors, officers and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the Incentive Plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

     ISOs cannot be less than the fair market value of the stock subject to the option on the grant date and the exercise price of a NQO may not be less than 85% of such value. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option for a certain period of time after termination.

     Generally, awards must be exercised by cash payment to the Company of the exercise price. However, the Administrator may allow a participant to pay all or a portion of the exercise price by means of a promissory note, stock or other lawful consideration. The Incentive Plan also allows the Administrator to provide for withholding and employment taxes payable by a participant to the Company upon exercise of an award by delivery of a promissory note or already-owned Common Stock, or by withholding shares acquired upon exercise of the award. Additionally, the Company may make cash grants or loans to participants relating to the participant's withholding and employment tax obligations and the income tax liability incurred by a participant upon exercise of an award.

     See "Director Compensation" For a description of the Directors Plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties to the maximum extent permitted under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

     The Restated Articles also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. Indemnification may only be authorized by a majority of Company's directors or shareholders or by order of a court, unless the agent has been successful on the merits. In addition, the Company's policy is to enter into indemnification agreements with each of its officers and directors. These indemnification agreements provide that directors and officers will be indemnified and held harmless to the fullest extent permitted by law. These agreements, together with the Restated Articles, may require the Company, among other things, to indemnify such directors, officers and employees against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement referred to below sets forth certain provisions with respect to the indemnification of the Company and certain directors, officers, and controlling persons against certain losses and liabilities, including certain liabilities under the Securities Act.

     Certain of the registration rights agreements that the Company has entered into with certain of its security holders provide for cross indemnification of certain holders of the Company's securities with respect to registration statements filed under the Securities Act with respect to securities held by such holders, and of the Company and its officers and directors for certain liabilities existing under the Securities Act and otherwise.

     The Company also maintains a director and officer liability policy.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of October 10, 1997, there were 7,594,959 shares of Common Stock outstanding held of record by approximately 96 shareholders, and no outstanding shares of Preferred Stock. In the Company's initial public offering in August 1995, the Company sold 661,250 units ("Units"), each Unit consisting of two shares of Common Stock and one warrant to purchase one share of Common Stock (the "IPO Warrants"). The Units separated immediately and only the Common Stock and IPO Warrants trade on the Nasdaq SmallCap Market. If the Company's Common Stock and IPO Warrants are approved for quotation on the Nasdaq National Market, the Common Stock and IPO Warrants will trade on the Nasdaq National Market after the completion of this Offering.

COMMON STOCK

     Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may, from time to time, determine. Each shareholder is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders. The Company's bylaws provide that so long as the Company is a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. If the Company's Common Stock is approved for trading on the Nasdaq National Market after completion of this Offering, the Company will be a listed company as so defined, and therefore cumulative voting will no longer apply in connection with the election of directors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities under the Company's charter documents. There are no redemption or sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of claims of creditors. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  General

     The Company's Restated Articles provide that the Company may issue shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in, and the designation of, any such series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power or other rights of the holders of Common Stock. The Company has no present plans as of the date of this Prospectus to issue any shares of Preferred Stock.

WARRANTS

  Underwriter Warrant


     In connection with the Offering, the Company has issued to the Underwriter an Underwriter Warrant for nominal consideration, entitling the Underwriter to purchase up to 125,000 shares of the Company's Common Stock at a price per share equal to 130% of the public offering price. The Underwriter Warrant is exercisable for a period of four years, commencing one year following the date of this Offering and contains certain demand and piggyback registration rights with respect to the Common Stock issuable upon the exercise of the Underwriter Warrant. The Underwriter Warrant is not transferable for a period of one year from the date of this Offering, except as to officers of the Underwriter. The exercise price and the number of shares issuable upon exercise may, under certain circumstances, be subject to adjustment pursuant to antidilution provisions. See "Underwriting."


  Representatives' Warrants

     In connection with the Company's initial public offering, the Company issued 57,500 Representatives' Warrants and has reserved 172,500 shares of Common Stock for issuance upon exercise of such warrants (including the warrants issuable upon exercise of the Representatives' Warrants). Each Representatives' Warrant entitles the holder to acquire, at an exercise price of $20.63 per Unit, two shares of Common Stock and a warrant to acquire one share of Common Stock at an exercise price equal to $10.31. The other terms of the Representatives' Warrants are substantially similar to the IPO Warrants, except that the Representatives' Warrants (and the warrants included therein) are not publicly tradeable and are not redeemable by the Company. The Representatives' Warrants are exercisable until August 11, 2000.

  The IPO Warrants

     Each IPO Warrant entitles the holder to purchase one share of Common Stock at a price of $9.375 per share. The IPO Warrants are, subject to certain conditions, exercisable at any time from August 11, 1996 until August 11, 2000, unless earlier redeemed. The IPO Warrants are redeemable by the Company, at $.05 per IPO Warrant, upon 30 days' notice at any time after August 11, 1996 (and sooner with the consent of either Paulson Investment Company, Inc. or National Securities Corporation, the underwriters of the Company's initial public offering) if the closing price per share of the Common Stock for 10 consecutive trading days ending on a date within 30 business days preceding the date notice of redemption is given equals or exceeds $12.50. If the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her IPO Warrant before the date specified in the redemption notice or accept the redemption price. The IPO Warrants were issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and First Interstate Bank of California, San Francisco, California, as warrant agent (the "Warrant Agent").

  Other Warrants

     At various times before the date of this Prospectus, the Company has issued warrants to acquire a total of 659,561 shares of Common Stock at various exercise prices ranging from $0.01 to $9.02 per share, with a weighted average exercise price of $6.68 per share.

     As long as the above warrants are exercisable, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants, with a resulting dilution in the interests of the Company's shareholders by reason of exercise of warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected. The warrant holders may be expected to exercise their warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants.

REGISTRATION RIGHTS

     The Company has granted registration rights at various times in the past in connection with certain prior issuances of Common Stock and warrants. Pursuant to the Company's Amended and Restated Registration Rights Agreement dated as of April 16, 1992, as amended (the "1992 Registration Agreement"), the Company filed a registration statement on Form S-3 to register the sale, from time to time, of approximately 6,800,000 shares of Common Stock, including 5,966,250 outstanding shares and 833,750 shares issuable upon the exercise of certain warrants. Holders of registration rights under the 1992 Registration Agreement also have piggyback registration rights, subject to certain marketing and other limitations. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of Registrable Shares in one demand registration, one Form S-3 registration and all Company registrations.


     Pursuant to a registration rights agreement with the holders of certain warrants (the "Bridge Registration Rights Agreement"), the Company has filed a registration statement on Form S-3 covering the issuance of shares of common stock (the "Bridge Warrant Shares") issuable upon exercise of the warrants or the resale of Bridge Warrant Shares that are "Registrable Securities" as defined in the Bridge Registration Rights Agreement, to cause such registration statement to become effective, and to keep the registration statement effective until the earlier to occur of (i) the resale of Warrant Shares, (ii) two years after the effective date of such registration statement or (iii) with respect to any particular holder, at such time as all of the registered Warrant Shares held by such holder may be publicly resold pursuant to Rule 144 or otherwise under the Securities Act within the succeeding six months without regard to the volume of trading in the Company's securities.


     The Representatives' Warrants provide certain rights with respect to the registration under the Securities Act of the 172,500 shares issuable upon exercise thereof (including the warrants included therein). The Company has registered the issuance of such shares upon the exercise of the Representatives' Warrants (and, if necessary, their resale) so as to permit their public resale without restriction.

     In connection with the issuance of 1,547,827 shares of Common Stock in a private placement transaction in July 1997, the Company agreed to file a registration statement covering the resale from time to time of the purchased shares, as well as certain other shares of Common Stock held by such purchasers. Such a registration statement has been filed and declared effective.


     Pursuant to the Underwriter Warrant, the Company has granted to the Underwriter certain demand and piggyback registration rights with respect to the Common Stock issuable upon exercise of the Underwriter's Warrants. See "Underwriting."



     Pursuant to the Anogesic Agreement, the Company has agreed to register for resale shares of Common Stock that may be issued to Neptune or its shareholders in connection with the Anogesic Acquisition, and to keep such registration effective until such shares are sold or until the shares may be publicly resold without restriction pursuant to Rule 144.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock and the IPO Warrants is ChaseMellon Shareholder Services.

LISTING

     The Company has applied to list its Common Stock and the IPO Warrants on the Nasdaq National Market under the trading symbols "CLGY" and "CLGYW," respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding an aggregate of 9,844,959 shares of Common Stock (based upon shares outstanding at September 30, 1997), assuming no exercise of the Underwriter's over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 1,150,000 shares sold in the Company's initial public offering, and all of the 2,250,000 shares sold in this Offering, will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 2,892,824 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Except for the 1,547,827 shares of Common Stock sold in a July 1997 private placement transaction, substantially all of the outstanding Restricted Securities satisfied the one-year holding period of Rule 144 and thus may be publicly sold in compliance with the provisions of Rule 144. A substantial majority of such outstanding securities have also satisfied the two-year holding period of Rule 144(k) and thus may be sold by persons who are not affiliates of the Company pursuant to the provisions of Rule 144(k) without regarding to the volume and other limitations of Rule 144. In addition, the Company has filed registration statements registering the sale from time to time of certain of such Restricted Securities, as well as other shares of Common Stock that are issuable upon the exercise of certain options and warrants. The Company's directors, executive officers and certain other shareholders who in the aggregate hold approximately 2,362,344 shares of Common Stock have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of the Underwriter.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 9,844,959 shares immediately after this Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this Offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company before the Company's initial public offering in connection with a compensatory stock or option plan or other written agreement may resell such shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Oppenheimer & Co., Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 2,250,000 shares of Common Stock.

     The Underwriter proposes to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to approval of certain legal matters by counsel and of various other conditions. The Underwriter is obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted to the Underwriter a 30-day over-allotment option to purchase up to 337,500 additional shares of Common Stock at the public offering price less the underwriting discount. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.


     The Company has also agreed to sell to the Underwriter, for nominal consideration, a warrant (the "Underwriter Warrant") to purchase up to 125,000 shares of Common Stock at a price per share equal to 130% of the public offering price. The Underwriter Warrant will be exercisable for a period of four years, commencing one year following the closing of this Offering, and will contain certain demand and piggyback registration rights with respect to the Common Stock issuable upon the exercise of the Underwriter Warrant. Such demand and piggyback registration rights will expire five years from the date of the Offering. The Underwriter Warrant will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this Offering, except as to officers of the Underwriter. The exercise price and the number of shares issuable upon exercise may, under certain circumstances, be subject to adjustment pursuant to antidilution provisions.


     The Company has agreed to indemnify the Underwriter against certain liabilities, including, without limitation, liabilities under the Securities Act, and to contribute to payments that the Underwriter may be required to make in respect thereof. The Company has also agreed to reimburse the Underwriter for certain out-of-pocket expenses incurred in connection with the Offering.

     In connection with the Offering, the Underwriter and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriter also may create a short position for its account by selling more shares of Common Stock in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position, up to 337,500 shares of Common Stock, by exercising the Underwriter's over-allotment option referred to above. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Company's executive officers, directors and certain shareholders who, after giving effect to the Offering, will collectively own an aggregate of approximately 2,362,344 shares of Common Stock, have agreed that they will not directly or indirectly, sell, offer, contract to sell, make a short sale, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire shares of Common Stock other than shares of Common Stock issuable upon exercise of outstanding options) owned by them, for a period of 90 days after the date of this Prospectus, without the prior written consent of the Underwriter, subject to certain limited exceptions. The Company has also agreed not to issue, sell or register with the Commission, or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 90 days after the date of this Prospectus, without the prior written consent of the Underwriter, subject to certain limited exceptions. The Underwriter may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to the lock-up agreements.

     The Underwriter has advised the Company that it does not intend to make sales to discretionary accounts.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain matters will be passed upon for the Underwriter by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of Cellegy Pharmaceuticals, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and for the period from June 26, 1989 (inception) through December 31, 1996 appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is listed on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Report of Ernst & Young LLP, Independent Auditors....................................    F-2
Balance Sheets.......................................................................    F-3
Statements of Operations.............................................................    F-4
Statements of Shareholders' Equity (Deficit).........................................    F-5
Statements of Cash Flows.............................................................    F-7
Notes to Financial Statements........................................................    F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cellegy Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Cellegy Pharmaceuticals, Inc. (a development-stage company) as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996, and for the period from June 26, 1989 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cellegy Pharmaceuticals, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, and for the period from June 26, 1989 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP
San Jose, California

February 5, 1997, except


for note 10, as to which


the date is November 5, 1997

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                             DECEMBER 31,              SEPTEMBER
                                                      ---------------------------         30,
                                                         1995            1996            1997
                                                      -----------     -----------     -----------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................  $ 2,320,130     $    36,453     $ 1,338,344
  Short-term investments............................    1,500,000       5,255,668       4,974,533
  Other current assets..............................      149,040         350,561         448,130
                                                       ----------      ----------      ----------
Total current assets................................    3,969,170       5,642,682       6,761,007
Property and equipment, net.........................       58,665          31,281          16,025
Long-term investments...............................           --       2,022,499       3,063,864
                                                       ----------      ----------      ----------
Total assets........................................  $ 4,027,835     $ 7,696,462     $ 9,840,896
                                                       ==========      ==========      ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..........  $   192,232     $   270,013     $   181,978
  Deferred revenue..................................           --              --         500,000
  Accrued research fees.............................           --          21,000          21,000
  Accrued compensation and related expenses.........      187,266          17,958          24,413
                                                       ----------      ----------      ----------
Total current liabilities...........................      379,498         308,971         727,391
Shareholders' equity:
  Preferred stock, no par value; 5,000,000 shares
     authorized:
     Series A convertible preferred stock; 1,100               --       2,161,271              --
     shares designated; no shares issued or
     outstanding at December 31, 1995 and 195 shares
     issued and outstanding at December 31, 1996 (no
     shares issued and outstanding at September 30,
     1997 -- unaudited).............................
  Common stock, no par value; 20,000,000 shares        13,803,793      20,141,370      26,495,852
     authorized: 3,777,075 shares issued and
     outstanding at December 31, 1995 and 5,152,752
     shares issued and outstanding at December 31,
     1996 (7,594,959 shares issued and outstanding
     at September 30, 1997 -- unaudited)............
  Unrealized gain on investments....................           --          22,167          48,398
  Deficit accumulated during the development          (10,155,456)    (14,937,317)    (17,430,745)
     stage..........................................
                                                       ----------      ----------      ----------
  Total shareholders' equity........................    3,648,337       7,387,491       9,113,505
                                                       ----------      ----------      ----------
Total liabilities and shareholders' equity..........  $ 4,027,835     $ 7,696,462     $ 9,840,896
                                                       ==========      ==========      ==========

                            See accompanying notes.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                         PERIOD FROM                                 PERIOD FROM
                                                                        JUNE 26, 1989                               JUNE 26, 1989
                                                                         (INCEPTION)        NINE MONTHS ENDED        (INCEPTION)
                                     YEARS ENDED DECEMBER 31,              THROUGH            SEPTEMBER 30,            THROUGH
                              ---------------------------------------   DECEMBER 31,    -------------------------   SEPTEMBER 30,
                                 1994          1995          1996           1996           1996          1997           1997
                              -----------   -----------   -----------   -------------   -----------   -----------   -------------
                                                                                               (UNAUDITED)           (UNAUDITED)
Revenues:
  Licensing and contract
    revenue from affiliate... $        --   $ 1,000,000   $    15,000   $  1,145,373    $    15,000   $        --   $  1,145,373
  Licensing, milestone, and
    development funding......          --            --       559,157        559,157             --       516,656      1,075,813
  Government grants..........          --            --        73,503         73,503             --       126,498        200,001
                              -----------   -----------   -----------    -----------    -----------   -----------    -----------
Total revenues...............          --     1,000,000       647,660      1,778,033         15,000       643,154      2,421,187
Operating expenses:
  Research and development...   1,510,478     1,224,841     2,712,008      9,122,229      1,865,673     2,389,522     11,511,751
  General and
    administrative...........   1,031,599     1,310,144     1,633,917      6,182,230      1,170,790     1,065,757      7,247,987
                              -----------   -----------   -----------    -----------    -----------   -----------    -----------
Total operating expenses.....   2,542,077     2,534,985     4,345,925     15,304,459      3,036,463     3,455,279     18,759,738
                              -----------   -----------   -----------    -----------    -----------   -----------    -----------
Operating loss...............  (2,542,077)   (1,534,985)   (3,698,265)   (13,526,426)    (3,021,463)   (2,812,125)   (16,338,551)
Interest expense.............      (4,755)     (752,391)           --       (863,740)            --            --       (863,740)
Interest income and other,
  net........................       3,333       135,499       330,169        866,614        271,017       353,437      1,220,051
                              -----------   -----------   -----------    -----------    -----------   -----------    -----------
Net loss.....................  (2,543,499)   (2,151,877)   (3,368,096)   (13,523,552)    (2,750,446)   (2,458,688)   (15,982,240)
Non-cash preferred
  dividends..................          --            --     1,413,765      1,413,765      1,368,538        34,740      1,448,505
                              -----------   -----------   -----------    -----------    -----------   -----------    -----------
Net loss applicable to common
  shareholders............... $(2,543,499)  $(2,151,877)  $(4,781,861)  $(14,937,317)   $(4,118,984)  $(2,493,428)  $(17,430,745)
                              ===========   ===========   ===========    ===========    ===========   ===========    ===========
Pro forma net loss per share
  applicable to common
  shareholders............... $     (0.76)  $     (0.67)  $     (1.11)                  $     (1.02)  $     (0.41)
                              ===========   ===========   ===========                   ===========   ===========
Shares used in calculation of
  pro forma net loss per
  share......................   3,344,328     3,205,696     4,306,550                     4,050,303     6,076,482
                              ===========   ===========   ===========                   ===========   ===========

                             See accompanying notes

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                  SERIES A              SERIES B              SERIES C
                                                 CONVERTIBLE          CONVERTIBLE            CONVERTIBLE
                                               PREFERRED STOCK      PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK
                                              -----------------    ------------------   ---------------------    ------------------
                                              SHARES    AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT       SHARES    AMOUNT
                                              -------   -------    -------   --------   --------   ----------    --------   -------
Issuance of common stock for cash through
 December 31, 1993..........................       --   $    --         --   $     --         --   $       --     834,893   $81,725
Issuance of common stock for services
 rendered through December 31, 1993.........       --        --         --         --         --           --     269,116    24,261
Issuance of common stock in connection with
 merger with Pacific Pharmaceuticals, Inc.
 in April 1992..............................       --        --         --         --         --           --      97,062     8,750
Issuance of Series B convertible preferred
 stock in exchange for convertible
 promissory notes in 1992...................       --        --     12,750    114,000         --           --          --        --
Issuance of Series C convertible preferred
 stock for cash, net of issuance costs,
 through December 31, 1993..................       --        --         --         --    477,081    4,978,505          --        --
Repurchase of common shares in 1992.........       --        --         --         --         --           --     (3,586)      (324)
Issuance of Series A convertible preferred
 stock for cash through December 31, 1993...   26,899    48,500         --         --         --           --          --        --
Issuance of Series A convertible preferred
 stock and warrants to purchase 14,191
 shares of Series A convertible preferred
 stock in exchange for convertible
 promissory notes and accrued interest
 through December 31, 1993..................  625,845   1,199,536       --         --         --           --          --        --
Issuance of Series A convertible preferred
 stock for services rendered through
 December 31, 1993..........................   40,597    73,198         --         --         --           --          --        --
Issuance of Series A convertible preferred
 stock in exchange for license agreement
 through December 31, 1993..................    9,513   100,000         --         --         --           --          --        --
Net loss for the period from June 26, 1989
 (inception) through December 31, 1993......       --        --         --         --         --           --          --        --
                                               ------   -------     ------   --------    -------   ----------     -------   -------
Balance at December 31, 1993................  702,854   1,421,234   12,750    114,000    477,081    4,978,505    1,197,485  114,412
Exercise of options to purchase common
 stock......................................       --        --         --         --         --           --         964     1,739
Net loss in 1994............................       --        --         --         --         --           --          --        --
                                               ------   -------     ------   --------    -------   ----------     -------   -------
Balance at December 31, 1994................  702,854   1,421,234   12,750    114,000    477,081    4,978,505    1,198,449  116,151


                                                               DEFICIT
                                                             ACCUMULATED        TOTAL
                                              UNREALIZED     DURING THE     SHAREHOLDERS'
                                                GAIN ON      DEVELOPMENT       EQUITY
                                              INVESTMENTS       STAGE         (DEFICIT)
                                              -----------    -----------    -------------
                                              <
Issuance of common stock for cash through
 December 31, 1993..........................    $    --      $       --      $    81,725
Issuance of common stock for services
 rendered through December 31, 1993.........         --              --           24,261
Issuance of common stock in connection with
 merger with Pacific Pharmaceuticals, Inc.
 in April 1992..............................         --              --            8,750
Issuance of Series B convertible preferred
 stock in exchange for convertible
 promissory notes in 1992...................         --              --          114,000
Issuance of Series C convertible preferred
 stock for cash, net of issuance costs,
 through December 31, 1993..................         --              --        4,978,505
Repurchase of common shares in 1992.........         --              --             (324)
Issuance of Series A convertible preferred
 stock for cash through December 31, 1993...         --              --           48,500
Issuance of Series A convertible preferred
 stock and warrants to purchase 14,191
 shares of Series A convertible preferred
 stock in exchange for convertible
 promissory notes and accrued interest
 through December 31, 1993..................         --              --        1,199,536
Issuance of Series A convertible preferred
 stock for services rendered through
 December 31, 1993..........................         --              --           73,198
Issuance of Series A convertible preferred
 stock in exchange for license agreement
 through December 31, 1993..................         --              --          100,000
Net loss for the period from June 26, 1989
 (inception) through December 31, 1993......         --      (5,460,080)      (5,460,080)
                                                -------         -------       ----------
Balance at December 31, 1993................         --      (5,460,080)       1,168,071
Exercise of options to purchase common
 stock......................................         --              --            1,739
Net loss in 1994............................         --      (2,543,499)      (2,543,499)
                                                -------         -------       ----------
Balance at December 31, 1994................         --      (8,003,579)      (1,373,689)

                            See accompanying notes.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

            STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                       SERIES B        SERIES C CONVERTIBLE
                                          SERIES A CONVERTIBLE        CONVERTIBLE                                COMMON
                                             PREFERRED STOCK        PREFERRED STOCK       PREFERRED STOCK        STOCK
                                         -----------------------   -----------------   ---------------------   ----------
                                          SHARES       AMOUNT      SHARES    AMOUNT     SHARES      AMOUNT       SHARES
                                         ---------   -----------   -------  --------   ---------  ----------   ----------
Exercise of options to purchase common
 stock.................................         --            --        --        --          --          --       20,481
Issuance of warrants in connection with
 notes payable financing...............         --            --        --        --          --          --           --
Conversion of preferred stock to common
 stock in connection with IPO..........  (702,854)    (1,421,234)  (12,750) (114,000)  (477,081)  (4,978,505)   1,192,685
Issuance of common stock in connection
 with IPO..............................         --            --        --        --          --          --    1,322,500
Issuance of common stock in exchange
 for notes payable.....................         --            --        --        --          --          --       42,960
Net loss in 1995.......................         --            --        --        --          --          --           --
                                          --------    ----------   -------  --------   ---------  ----------    ---------
Balance at December 31, 1995...........         --            --        --        --          --          --    3,777,075
Issuance of Series A convertible
 preferred stock, net of issuance
 costs.................................        750     6,753,230        --        --          --          --           --
Conversion of preferred stock,
 including dividends, to common
 stock.................................      (555)    (6,005,724)       --        --          --          --    1,234,077
Exercise of warrants to purchase common
 stock.................................         --            --        --        --          --          --      135,256
Exercise of options to purchase common
 stock.................................         --            --        --        --          --          --        6,344
Compensation expense related to the
 extension of option exercise
 periods...............................         --            --        --        --          --          --           --
Unrealized gain on investments.........         --            --        --        --          --          --           --
Non-cash preferred dividends...........         --     1,413,765        --        --          --          --           --
Net loss in 1996.......................         --            --        --        --          --          --           --
                                          --------    ----------   -------  --------   ---------  ----------    ---------
Balance at December 31, 1996...........        195     2,161,271        --        --          --          --    5,152,752
Exercise of warrants to purchase common
 stock (unaudited).....................         --            --        --        --          --          --      205,474
Non-cash preferred dividends
 (unaudited)...........................         --        34,740        --        --          --          --           --
Conversion of preferred stock,
 including dividends, to common stock
 (unaudited)...........................      (195)    (2,196,011)       --        --          --          --      587,879
Exercise of options to purchase common
 stock (unaudited).....................         --            --        --        --          --          --      101,027
Compensation expense related to the
 extension of option exercise periods
 (unaudited)...........................         --            --        --        --          --          --           --
Issuance of common stock, net of
 issuance costs (unaudited)............         --            --        --        --          --          --    1,547,827
Unrealized gain on investments
 (unaudited)...........................         --            --        --        --          --          --           --
Net loss for the nine months ended
 September 30, 1997 (unaudited)........         --            --        --        --          --          --           --
                                          --------    ----------   -------  --------   ---------  ----------    ---------
Balance at September 30, 1997
 (unaudited)...........................         --   $        --        --  $     --          --  $       --    7,594,959
                                          ========    ==========   =======  ========   =========  ==========    =========


                                                                       DEFICIT
                                                                     ACCUMULATED        TOTAL
                                                       UNREALIZED     DURING THE    SHAREHOLDERS'
                                                         GAIN ON     DEVELOPMENT       EQUITY
                                           AMOUNT      INVESTMENTS      STAGE         (DEFICIT)
                                         -----------   -----------   ------------   -------------
Exercise of options to purchase common
 stock.................................       34,285           --             --          34,285
Issuance of warrants in connection with
 notes payable financing...............      487,333           --             --         487,333
Conversion of preferred stock to common
 stock in connection with IPO..........    6,513,739           --             --              --
Issuance of common stock in connection
 with IPO..............................    6,383,785           --             --       6,383,785
Issuance of common stock in exchange
 for notes payable.....................      268,500           --             --         268,500
Net loss in 1995.......................           --           --     (2,151,877)     (2,151,877)
                                          ----------      -------    -----------     -----------
Balance at December 31, 1995...........   13,803,793           --    (10,155,456)      3,648,337
Issuance of Series A convertible
 preferred stock, net of issuance
 costs.................................           --           --             --       6,753,230
Conversion of preferred stock,
 including dividends, to common
 stock.................................    6,005,724           --             --              --
Exercise of warrants to purchase common
 stock.................................       51,814           --             --          51,814
Exercise of options to purchase common
 stock.................................       11,553           --             --          11,553
Compensation expense related to the
 extension of option exercise
 periods...............................      268,486           --             --         268,486
Unrealized gain on investments.........           --       22,167             --          22,167
Non-cash preferred dividends...........           --           --     (1,413,765)             --
Net loss in 1996.......................           --           --     (3,368,096)     (3,368,096)
                                          ----------      -------    -----------     -----------
Balance at December 31, 1996...........   20,141,370       22,167    (14,937,317)      7,387,491
Exercise of warrants to purchase common
 stock (unaudited).....................          930           --             --             930
Non-cash preferred dividends
 (unaudited)...........................           --           --        (34,740)             --
Conversion of preferred stock,
 including dividends, to common stock
 (unaudited)...........................    2,196,011           --             --              --
Exercise of options to purchase common
 stock (unaudited).....................      268,807           --             --         268,807
Compensation expense related to the
 extension of option exercise periods
 (unaudited)...........................       69,995           --             --          69,995
Issuance of common stock, net of
 issuance costs (unaudited)............    3,818,739           --             --       3,818,739
Unrealized gain on investments
 (unaudited)...........................           --       26,231             --          26,321
Net loss for the nine months ended
 September 30, 1997 (unaudited)........           --           --     (2,458,688)     (2,458,688)
                                          ----------      -------    -----------     -----------
Balance at September 30, 1997
 (unaudited)...........................  $26,495,852   $   48,398    $(17,430,745)     9,113,505
                                          ==========      =======    ===========     ===========


                             See accompanying notes

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                     PERIOD FROM
                                                                          PERIOD FROM                                  JUNE 26,
                                                                            JUNE 26,                                     1989
                                                                              1989                                   (INCEPTION)
                                                                          (INCEPTION)        NINE MONTHS ENDED         THROUGH
                                       YEARS ENDED DECEMBER 31,             THROUGH            SEPTEMBER 30,          SEPTEMBER
                                ---------------------------------------   DECEMBER 31,   -------------------------       30,
                                   1994          1995          1996           1996          1996          1997           1997
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
                                                                                                (UNAUDITED)          (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................  $(2,543,499)  $(2,151,877)  $(3,368,096)  $(13,523,552)  $(2,750,446)  $(2,458,688)  $(15,982,240)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
    amortization..............       28,418        27,726        35,384        246,638        28,560        15,256        261,894
  Compensation expense related
    to the extension of option
    exercise periods..........           --            --       268,486        268,486        34,062        69,995        338,481
  Loss on sale of property and
    equipment.................           --         3,724            --          3,724            --            --          3,724
  Amortization of discount on
    notes payable and deferred
    financing costs...........        4,755       562,748            --        567,503            --            --        567,503
  Issuance of common shares
    for services..............           --            --            --         24,261            --            --         24,261
  Issuance of Series A
    convertible preferred
    stock for services
    rendered..................           --            --            --         73,198            --            --         73,198
  Issuance of Series A
    convertible preferred
    stock for interest........           --            --            --         67,720            --            --         67,720
  Issuance of Series A
    convertible preferred
    stock for license
    agreement.................           --            --            --        100,000            --            --        100,000
Changes in operating assets
  and liabilities:
  Affiliate receivable........       29,264            --            --             --            --            --             --
  Other current assets........       45,401      (138,811)     (201,521)      (350,561)     (169,383)      (97,569)      (448,130)
  Accounts payable and accrued
    liabilities...............      245,136      (149,813)       77,781        270,013       (61,427)      (88,035)       181,978
  Accrued research fees.......           --            --        21,000         21,000            --            --         21,000
  Accrued compensation and
    related expenses..........       36,039       136,554      (169,308)        17,958      (157,574)        6,455         24,413
  Deferred revenue............    1,000,000    (1,000,000)           --             --            --       500,000        500,000
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
Net cash used in operating
  activities..................   (1,154,486)   (2,709,749)   (3,336,274)   (12,213,612)   (3,076,208)   (2,052,586)   (14,266,198)
INVESTING ACTIVITIES
Purchase of property and
  equipment...................           --       (22,794)       (8,000)      (172,893)       (8,000)           --       (172,893)
Purchases of investments......           --    (1,500,000)   (9,576,000)   (16,622,520)   (5,625,505)   (6,990,000)   (23,612,520)
Sales and maturities of
  investments.................    1,049,861        21,681     3,820,000      9,366,520       220,000     6,256,001     15,622,521
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
Net cash provided by (used in)
  investing activities........    1,049,861    (1,501,113)   (5,764,000)    (7,428,893)   (5,413,505)     (733,999)    (8,162,892)

                            See accompanying notes.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                                     PERIOD FROM
                                                                          PERIOD FROM                                  JUNE 26,
                                                                            JUNE 26,                                     1989
                                                                              1989                                   (INCEPTION)
                                                                          (INCEPTION)        NINE MONTHS ENDED         THROUGH
                                       YEARS ENDED DECEMBER 31,             THROUGH            SEPTEMBER 30,          SEPTEMBER
                                ---------------------------------------   DECEMBER 31,   -------------------------       30,
                                   1994          1995          1996           1996          1996          1997           1997
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
                                                                                                (UNAUDITED)          (UNAUDITED)
FINANCING ACTIVITIES
Proceeds from notes payable...  $   536,000   $ 1,749,800   $        --   $  3,547,424   $        --   $        --   $  3,547,424
Repayment of notes payable....           --    (2,017,300)           --     (2,110,608)           --            --     (2,110,608)
Net proceeds from issuance of
  common stock................        1,739     6,418,070        63,367      6,564,901        15,746     4,088,476     10,653,377
Repurchase of common stock....           --            --            --           (324)           --            --           (324)
Issuance of convertible
  preferred stock, net of
  issuance costs..............           --            --     6,753,230     11,757,735     6,753,230            --     11,757,735
Deferred financing costs......      (80,170)           --            --        (80,170)           --            --        (80,170)
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
Net cash provided by financing
  activities..................      457,569     6,150,570     6,816,597     19,678,958     6,768,976     4,088,476     23,767,434
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
Net increase (decrease) in
  cash........................      352,944     1,939,708    (2,283,677)        36,453    (1,720,737)    1,301,891      1,338,344
Cash at beginning of period...       27,478       380,422     2,320,130             --     2,320,130        36,453             --
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
Cash at end of period.........  $   380,422   $ 2,320,130   $    36,453   $     36,453   $   599,393   $ 1,338,344   $  1,338,344
                                ============  ============  ============  =============  ============  ============  =============
SUPPLEMENTAL DISCLOSURE OF
  NON-CASH TRANSACTIONS
Conversion of preferred stock
  and dividends to common
  stock.......................  $        --   $ 6,513,739   $ 6,005,724   $ 12,519,463   $ 5,498,000   $ 2,196,011   $ 14,715,474
                                ============  ============  ============  =============  ============  ============  =============
Issuance of common stock for
  notes payable...............  $        --   $   268,500   $        --   $    268,500   $        --   $        --   $    268,500
                                ============  ============  ============  =============  ============  ============  =============
Issuance of warrants in
  connection with notes
  payable financing...........  $        --   $   487,333   $        --   $    487,333   $        --   $        --   $    487,333
                                ============  ============  ============  =============  ============  ============  =============
Issuance of Series A
  convertible preferred stock
  for notes payable             $        --   $        --   $        --   $  1,153,316   $        --   $        --   $  1,153,316
                                ============  ============  ============  =============  ============  ============  =============
Issuance of Series B
  convertible preferred stock
  for notes payable...........  $        --   $        --   $        --   $    115,000   $        --   $        --   $    115,000
                                ============  ============  ============  =============  ============  ============  =============
Issuance of common stock for
  Pacific Pharmaceuticals,
  Inc.........................  $        --   $        --   $        --   $      8,750   $        --   $        --   $      8,750
                                ============  ============  ============  =============  ============  ============  =============

                            See accompanying notes.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. ACCOUNTING POLICIES

  Description of Business

     The Company is engaged in the development of prescription drugs and cosmeceutical products based upon its patented transdermal and topical drug delivery technologies and its expertise in skin biology. The Company is in the development stage.

  Basis of Presentation

     In the course of its development, the Company has incurred significant losses and will continue to incur additional losses during its development phase. As a result, the Company will require substantial additional funds for its operational activities and may seek private or public equity financings and future collaborative arrangements with third parties to meet its cash needs. There is no assurance that such additional funds will be available on acceptable terms or available at all. Insufficient funding may require the Company to delay, reduce, or eliminate some or all of its research and development, planned clinical trials, and administrative programs.

  Interim Financial Statements

     In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's results of operations and cash flows for the nine months ended September 30, 1996 and 1997. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenues and Research and Development Expenses

     Revenues related to cost reimbursement provisions under development contracts are recognized as the costs associated with the projects are incurred. Revenues related to milestones specified under development contracts are recognized as the milestones are achieved. Research and development costs are expensed as incurred.

     The Company receives certain United States government grants that support the Company's research effort in defined research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the various grants. Revenues associated with these grants are recognized as costs under each grant are incurred.

  Cash, Cash Equivalents, and Investments

     Cash equivalents consist of highly liquid financial instruments with original maturities of three months or less.

     The Company accounts for its investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Under

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

FAS 115, management classifies investments as available-for-sale or held-to-maturity at the time of purchase and periodically reevaluates such designations. Investments in marketable equity securities and debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized to interest income over the life of the investment. Debt securities, not classified as held-to-maturity, are classified as available-for-sale and are reported at fair market value. Unrealized gains or losses on available-for-sale securities are included in shareholders' equity until their disposition. Realized gains or losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income or expense.

     While the Company's intent is to hold debt securities to maturity, they are classified as available-for-sale because the sale of such securities may be required prior to maturity.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful life of five years using the straight-line method.

  Stock-Based Compensation

     The Company accounts for its stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and has elected to follow the disclosure-only alternative prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

  Pro forma Net Loss Per Share Applicable to Common Shareholders

     Net loss per share applicable to common shareholders is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued (stock options and warrant grants) at prices below the public offering price during the twelve-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods through March 31, 1995 using the treasury stock method. The net loss per share applicable to common shareholders, computed on this basis, was $(1.18), $(0.86), and $(1.11) for the years ended December 31, 1994, 1995, and 1996, respectively. Shares used in the net loss per share calculation were 2,151,643, 2,509,963, and 4,306,550 for the years ended December 31, 1994, 1995, and 1996, respectively.

     The pro forma net loss per share applicable to common shareholders presented in the statements of operations is computed as described above and also gives effect for all periods presented to the conversion of all outstanding shares of convertible preferred stock into common stock that took place upon the closing of the Company's initial public offering in August 1995.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. INVESTMENTS

     At December 31, 1996, investments consist of the following:

                                                      UNREALIZED  UNREALIZED
                                          COST         GAINS      LOSSES      FAIR VALUE
                                       ----------     -------     -------     ----------
          Short-term:
          Corporate notes............  $2,000,000     $ 8,280     $    --     $2,008,280
          U.S. Government notes......   2,400,000         310      (1,886)     2,398,424
          Time Deposits..............     500,000          --          --        500,000
          Commercial paper...........     356,000          --      (7,036)       348,964
                                       ----------     -------     -------     ----------
                                        5,256,000       8,590      (8,922)     5,255,668
          Long-term:
          U.S. Government notes......   2,000,000      22,499          --      2,022,499
                                       ----------     -------     -------     ----------
          Total......................  $7,256,000     $31,089     $(8,922)    $7,278,167
                                       ==========     =======     =======     ==========

     The cost and estimated fair market value of investments in debt securities at December 31, 1996, by contractual maturity, were as follows:

                                                                              FAIR
                                                                             MARKET
                                                               COST          VALUE
                                                            ----------     ----------
          Due in 1 year or less...........................  $5,256,000     $5,255,668
          Due in 1-3 years................................   2,000,000      2,022,499
                                                            ----------     ----------
          Total investments...............................  $7,256,000     $7,278,167
                                                            ==========     ==========

     At December 31, 1995, short-term investments consisted of a U.S. government obligation that matured in May 1996. There have been no net realized gains or losses on the sale of securities for the years ended December 31, 1994, 1995 and 1996.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1995         1996
                                                                --------     ---------
        Furniture and fixtures................................  $ 41,702     $  49,702
        Office equipment......................................    39,142        39,142
        Laboratory equipment..................................    65,310        65,310
        Leasehold improvements................................     3,610         3,610
                                                                --------      --------
                                                                 149,764       157,764
                                                                 (91,099)     (126,483)
                                                                --------      --------
        Less accumulated depreciation.........................  $ 58,665     $  31,281
                                                                ========      ========

4.  NOTES PAYABLE

     In a December 1994 private placement, the Company issued $536,000 principal amount of 10% convertible subordinated debentures and warrants to acquire 107,200 shares of common stock at an exercise price of $7.81. The value ascribed to the warrants for financial statement purposes was not material.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

     In February 1995 and June 1995 private placements, the Company issued $1,749,800 principal amount of 10% convertible secured debentures (Notes) and warrants (Warrants) to acquire units (Units), each Unit consisting of one share of common stock and one common stock purchase warrant (Unit Warrant). In connection with the February 1995 transaction, all investors who acquired notes and warrants in December 1994 exchanged the securities acquired in December 1994 for an equal principal amount of Notes and Warrants on the same terms as the other investors. The Warrants were valued by an outside valuation firm for financial statement purposes at approximately $487,000, which amount was recorded as an addition to common stock with a corresponding discount on the notes payable. The discount was amortized using the interest method. The Notes were convertible at the option of the noteholder into Units consisting of one share of common stock and one warrant (Conversion Warrant) to purchase one share of common stock. The exercise price of the Warrants is $0.01 per unit. The exercise price of the Unit Warrants is $7.81 per share.

     In August 1995, in connection with the close of its initial public offering, the Company repaid Notes totaling approximately $2,017,000 and accrued interest totaling approximately $100,000. Notes totaling $268,500 were converted into 42,960 shares of common stock and warrants to acquire 42,960 shares of common stock. The warrants were exercisable beginning in February 1996 at an exercise price of $5.19 per share and will expire December 31, 1999.

5. LEASE COMMITMENTS

     The Company leases its facilities and equipment under non-cancelable operating leases. Future minimum lease payments at December 31, 1996 are as follows:

        1997.............................................................  $  331,803
        1998.............................................................     238,480
        1999.............................................................     243,285
        2000.............................................................     198,826
        2001.............................................................      77,051
                                                                           ----------
                                                                           $1,089,445
                                                                           ==========

     Lease expense was $72,764, $67,959, and $209,715 for the years ended December 31, 1994, 1995, and 1996, respectively. For the year ended December 31, 1996, such lease expense included $63,836 of equipment lease expense.

6. SHAREHOLDERS' EQUITY

  Initial Public Offering

     In August 1995, the Company completed an initial public offering of 661,250 units with each unit consisting of two shares of common stock and one common stock purchase warrant with an exercise price of $9.375 per share. The Company received net proceeds of approximately $6.4 million. In connection with the initial public offering, Series A, B, and C preferred stock, then outstanding, converted into 1,192,685 shares of common stock.

     In July 1995, the Company's Board of Directors also approved a 0.746-for-one reverse stock split of issued and outstanding common and preferred shares and commensurate adjustments of outstanding options and warrants (including purchase prices and exercise prices). All share amounts in the accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  Convertible Series A Preferred Stock Offering

     On April 19, 1996, the Company completed a $7,500,000 private placement of 750 shares of convertible Series A preferred stock (Series A Preferred) or (Preferred Stock Financing). Net proceeds were $6,753,230. The shares were convertible, at the option of the holder, into common stock. The number of shares of common stock issuable on conversion of a share of Series A Preferred was calculated based on the lower of $6.6275 or a variable conversion price of 85% of the average market price of the common stock on the five trading days proceeding the conversion date. At September 30, 1997, all Series A Preferred have been converted to common stock.

     Two years after issuance of Series A Preferred, if there were any remaining unconverted preferred shares, such shares would have automatically been converted into common stock. A conversion premium accrued at the rate of 8 percent per annum and was payable upon conversion in shares of common stock. As of September 30, 1997, 1,821,956 shares of common stock have been issued in conjunction with the conversion of Series A Preferred. The holders of the Series A Preferred had no voting rights except as required by applicable California law.

     For the year ended December 31, 1996, the Company accrued noncash preferred dividends of $1,125,000 reflecting the 15% discount in conjunction with the common stock variable conversion price of the Series A preferred stock, and noncash preferred dividends of $288,765 ($34,740 for the nine months ended September 30, 1997) reflecting the 8% per annum mandatory preferred dividends of the Series A preferred stock.

     In the event of any liquidation, the Series A Preferred shareholders were entitled to receive a preferential amount equal to $10,000 per share plus the 8% per annum accrued dividends.

  Common Stock Private Placement

     On July 23, 1997, the Company completed a $3,850,000 private placement of 1,547,827 shares of common stock. The purchase price for all investors, except the Company's chief executive officer, was $2.375 per share. The purchase price for the shares purchased by the Company's chief executive officer in the private placement was $2.875 per share, which is equal to the closing price of the common stock on the Nasdaq SmallCap Market on the date immediately preceding the closing date.

  Preferred Stock

     The Company's Articles of Incorporation provide that the Company may issue shares of preferred stock in one or more series. The Board of Directors is authorized to establish from time to time the numbers of shares to be included in, and the designation of, any such shares to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and to increase or decrease the number of shares of any such series without any further vote or action by the shareholders.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

  Warrants

     The Company has the following warrants outstanding to purchase common stock at September 30, 1997:

NUMBER OF         EXERCISE PRICE                                   EXPIRATION
  SHARES            PER SHARE             DATE ISSUED                 DATE
----------        --------------         --------------        ------------------
    35,496           $   4.51            October 1994..        December 31, 1999
    52,768                                  February
                     $   0.01            1995..........        December 31, 1999
   365,728                                  February
                     $   7.81            1995..........        December 31, 1999
    44,604           $   9.02            March 1995....        December 31, 1999
    42,960           $   5.19            August 1995...        December 31, 1999
   115,000           $  10.31            August 1995...         August 11, 2000
    57,500           $  15.47            August 1995...         August 11, 2000
   661,250           $  9.375            August 1995...         August 11, 2000
    86,005           $   7.23            April 1996....          April 18, 2001
     7,000           $   6.25            April 1996....          April 24, 1998
    25,000           $   4.00              July 1997             July 22, 1998
----------
 1,493,311
==========

     Included in the table above are warrants to acquire 661,250 shares of common stock at a price of $9.375 per share that were issued in connection with the Company's initial public offering. The warrants are exercisable at any time unless previously redeemed until August 11, 2000. The Company may redeem the warrants, in whole or in part, at any time upon at least thirty days prior written notice to the warrant holders at a price of $0.05 per warrant provided that the closing price of the common stock has been at least $12.50 for at least ten consecutive trading days ending on a date within 30 days before the date of the notice of redemption. No warrants have been redeemed through September 30, 1997.

  Stock Option Plans

     In 1995, the Company adopted the Equity Incentive Plan (the Plan) to provide for the issuance of incentive stock options and nonstatutory stock options. When the Plan was established, the Company reserved 700,000 shares for issuance. In 1996, an additional 300,000 shares were reserved for issuance under the Plan. In June 1997, an additional 450,000 shares were reserved for issuance under the Plan. Under the Plan, incentive stock options may be granted at a price per share of not less than the fair market value of common stock on the date of grant. Nonqualified options may be granted at a price per share of not less than 85% of fair market value on the date of grant. Options are exercisable to the extent vested. Vesting is established by the Compensation Committee.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

     Activity under the Plan is summarized as follows:

                                              SHARES UNDER      PRICE RANGE      WEIGHTED AVERAGE
                                                 OPTION          PER SHARE        EXERCISE PRICE
                                              ------------     -------------     ----------------
    Balance at December 31, 1993............     131,942           $1.81              $ 1.81
      Granted...............................      66,743       $0.45 - $1.81          $ 1.42
      Canceled..............................     (61,426)          $1.81              $ 1.81
      Exercised.............................        (964)          $1.81              $ 1.81
                                                --------
    Balance at December 31, 1994............     136,295       $0.45 - $4.50          $ 1.64
      Granted...............................     619,382       $2.09 - $6.66          $ 3.48
      Canceled..............................     (84,511)      $1.81 - $4.50          $ 1.92
      Exercised.............................     (20,481)      $0.50 - $1.81          $ 1.67
                                                --------
    Balance at December 31, 1995............     650,685       $0.45 - $6.66          $ 3.35
      Granted...............................     605,447       $4.56 - $8.25          $ 5.43
      Canceled..............................    (253,443)      $1.39 - $6.38          $ 4.49
      Exercised.............................      (6,344)      $1.81 - $2.09          $ 1.82
                                                --------
    Balance at December 31, 1996............     996,345       $0.45 - $8.25          $ 4.34
      Granted...............................     303,500       $3.00 - $6.06          $ 3.96
      Canceled..............................    (213,371)      $3.07 - $8.25          $ 5.58
      Exercised.............................    (101,027)      $0.50 - $4.38          $ 2.66
                                                --------
    Balance at September 30, 1997...........     985,447       $0.45 - $8.25          $ 4.12
                                                ========

     At December 31, 1996, options to purchase 441,840 shares of common stock were vested and exercisable at exercise prices ranging from $0.45 to $8.25 per share. At December 31, 1996, options to purchase 91,500 shares of common stock at exercise prices ranging from $4.56 to $7.25 per share vest in the year of 2001 but are subject to earlier vesting if certain performance criteria are met. At December 31, 1996, no options to purchase shares of common stock were available for future option grants under the Plan.

     As of September 30, 1997, options to purchase 347,481 shares of common stock were vested and exercisable at exercise prices ranging from $0.45 to $6.66 per share. At September 30, 1997, 335,737 options to purchase shares of common stock were available for future option grants under the Plan.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1996:

                                                   OPTIONS OUTSTANDING
                                         ---------------------------------------        OPTIONS EXERCISABLE
                                                           WEIGHTED                  -------------------------
                                             NUMBER         AVERAGE     WEIGHTED         NUMBER       WEIGHTED
                                         OUTSTANDING AT    REMAINING    AVERAGE      EXERCISABLE AT   AVERAGE
                                          DECEMBER 31,    CONTRACTUAL   EXERCISE      DECEMBER 31,    EXERCISE
        RANGE OF EXERCISE PRICE               1996           LIFE        PRICE            1996         PRICE
---------------------------------------  --------------   -----------   --------     --------------   --------
$0.45 - $3.07..........................      277,170      5.4 years..    $ 2.10          183,643       $ 2.00
$4.38 - $5.75..........................      579,975      8.2 years..    $ 4.76          218,447       $ 4.68
$6.25 - $8.25..........................      139,200      8.0 years..    $ 7.02           39,750       $ 6.78
                                             -------                                     -------
Total..................................      996,345      7.4 years..    $ 4.34          441,840       $ 3.76
                                             =======                                     =======

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

     In February 1995, the Company adopted the Directors' Stock Option Plan. The Company reserved 100,000 shares of common stock for issuance under the Plan. In June 1997, an additional 50,000 shares were reserved for issuance under the Plan. The Plan provides for the automatic annual grant of an option to acquire 1,000 shares of common stock to each nonemployee then serving as a director at an exercise price equal to the fair value of the common stock on the date of grant. The Plan also provides for an initial option grant (Initial Option) to acquire 20,000 shares of common stock to each current and future nonemployee director of the Company at an exercise price equal to the fair value of the common stock on the date of grant. Vesting generally occurs over four years from the date of grant except that 25% of the shares subject to the Initial Option generally become exercisable on the grant date. Pursuant to the Plan, one option to purchase 20,000 shares of common stock at an exercise price of $5.00 per share was granted during the year ended December 31, 1995. During the year ended December 31, 1996, options were granted to purchase a total of 50,000 shares of common stock at exercise prices ranging from $4.50 to $8.50. Options to purchase 18,750 shares of common stock at exercise prices ranging from $4.50 to $5.50 were vested and exercisable at December 31, 1996. At December 31, 1996, options to purchase 30,000 shares of common stock were available for future option grants under the Plan. For the nine months ended September 30, 1997, the Company granted 6,000 options under the Plan at an exercise price of $3.25.

     The following table summarizes information about stock options outstanding and exercisable related to the Directors' Stock Option Plan at December 31, 1996:

                                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                   ------------------------------------------     --------------------------
                                      NUMBER          WEIGHTED                       NUMBER
                                   OUTSTANDING        AVERAGE        WEIGHTED     EXERCISABLE      WEIGHTED
                                        AT           REMAINING       AVERAGE           AT           AVERAGE
            RANGE OF               DECEMBER 31,     CONTRACTUAL      EXERCISE     DECEMBER 31,     EXERCISE
         EXERCISE PRICE                1996             LIFE          PRICE           1996           PRICE
---------------------------------  ------------     ------------     --------     ------------     ---------
$4.50 - $5.50....................     65,000        9.5 years..       $ 4.97         18,750          $5.00
$8.50............................      5,000        9.4 years..       $ 8.50             --          $  --
                                      ------                                         ------
Total............................     70,000        9.5 years..       $ 5.22         18,750          $5.00
                                      ======                                         ======

     The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its stock options since, as discussed below, the alternative fair market value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing stock options. Under APB Opinion No. 25, if the exercise price of the Company's stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

     Pro forma information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its stock options granted subsequent to December 31, 1994 under the fair market value method. The fair market value for options granted in 1995 prior to the IPO was estimated at the date of the grant using the Minimum Value Method. The fair market value for options granted in 1995 after the IPO, as well as in 1996, was estimated at the date of the grant using a Black-Scholes option pricing model. The Company valued its options using the following weighted average assumptions for the years ended December 31, 1995 and 1996:

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1995        1996
                                                                    ------      ------
        Risk-free interest rate...................................  6.37%       6.23%
        Dividend yield............................................    0%          0%
        Volatility................................................  0.235       0.517
        Expected life of options in years.........................   4.0         4.8

     The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                               1995            1996
                                                            -----------     -----------
        Pro forma net loss applicable to common
          shareholders....................................  $(5,494,675)    $(2,235,129)
        Pro forma net loss per share applicable to common
          shareholders....................................  $     (1.29)    $     (0.70)

     The weighted average grant date fair value of options granted during the years ended December 31, 1995 and 1996 was $1.17 and $2.79, respectively.

     As a result of FAS 123 only being applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until the year ending December 31, 1999.

7. LICENSE AGREEMENTS

     In November 1996, the Company entered into an agreement with Glaxo Wellcome Inc. (Glaxo) for licensing rights to Glylorin, Cellegy's lipid compound for the treatment of ichthyoses. Under the terms of the agreement, Cellegy provided Glaxo with an exclusive license of patent rights and know-how covering Glylorin in most of the world's major markets. In exchange for this license, the Company received from Glaxo an initial license fee payment and could potentially receive future milestone payments (upon achievement of the specified milestones) totaling, including the initial payment, over $8.0 million, as well as a royalty on net sales assuming successful completion of product development and market launch. There can be no assurances, however, that the Company will receive any additional payments from Glaxo. The agreement provides that

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

Glaxo will assume responsibility for and the associated costs of all future development and commercialization, including certain development costs incurred prior to the date of the agreement.

     In October 1993, the Company entered into a license agreement with the University of California (the "Licensor") providing for an exclusive, worldwide, royalty-bearing license, subject to customary government rights, for patent rights relating to barrier repair formulations, jointly held by the Licensor and the Company, in consideration of the issuance to the Licensor of certain shares of preferred stock (which subsequently converted into shares of common stock) and the payment by the Company of a licensing fee. In March 1994, the Company entered into a second exclusive, worldwide, royalty-bearing license agreement with the Licensor for patent rights jointly held by the Licensor and the Company, relating to drug delivery technologies, in consideration of the payment by the Company of a licensing fee, and an annual maintenance fee payable each year until the Company is commercially selling a licensed product. Both agreements require the Company to pay the Licensor royalties based on net sales of consumer and prescription products (with minimum annual royalty payments). The Company has the right to grant sublicenses to third parties under both agreements. In May and October 1997, the Licensor and the Company amended these agreements. The amendments modified and extended certain development and commercialization milestones contained in the original agreements. The revised milestones are tied to the achievement of certain clinical, regulatory, or product commercialization goals over the next several years. Although there can be no assurance that such goals will be achieved, the Company believes its development programs in place will result in the satisfaction of such milestones.

     In April 1992, the Company entered into the License Option Agreement (the "License Option Agreement"), the Azelaic Acid OTC License Agreement (the "Azelaic Acid Agreement") and the Metabolic Moisturizer OTC License Agreement (the "Metabolic Moisturizer Agreement"), with Neutrogena Corporation. The Azelaic Acid Agreement was terminated and replaced by the Patent License Agreement effective June 1, 1994 (the "Patent License Agreement"). Pursuant to the Patent License Agreement, Neutrogena paid the Company $1.0 million for an exclusive, royalty-free license for certain azelaic acid uses for both prescription and consumer products in most major markets of the world. In July 1997, Neutrogena and the Company terminated the Metabolic Moisturizer Agreement and the License Option Agreement (except as it relates to azelaic acid), and the metabolic moisturizer technology that had been licensed to Neutrogena was returned to the Company. The Company agreed to continue prosecution of patents related to azelaic acid on behalf of Neutrogena and will be reimbursed by Neutrogena for legal costs, up to a certain limit.

8. RELATED PARTY TRANSACTIONS

     The Company has entered into consulting agreements with certain shareholders of the Company. The total consulting fees paid to these shareholders was $201,000, $129,000, and $52,250 for the years ended December 31, 1994, 1995, and 1996, respectively. One of these consulting agreements requires a shareholder to provide consulting services through May 1999 in exchange for monthly payments of approximately $3,500.

9. INCOME TAXES

     At December 31, 1996, the Company has net operating loss carryforwards of approximately $12,805,000 and $4,666,000 for federal and state purposes, respectively. The federal net operating loss carryforwards expire between the years 2004 and 2011. The state net operating loss carryforwards expire between the years 1997 and 2001. At December 31, 1996, the Company also has research and development credit carryforwards of

                         CELLEGY PHARMACEUTICALS, INC.
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       (INFORMATION AT SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

approximately $262,000 and $95,000 for federal and state purposes, respectively. The federal credits expire between the years 2006 and 2011. The state credits have no expiration date.

     Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss and research and development tax credit carryforwards may be limited if a cumulative change of ownership of more than 50% occurs within any three-year period.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Deferred tax assets:
      Net operating loss carryforwards........................  $ 3,500,000     $ 4,634,000
      Credit carryforwards....................................      258,000         357,000
      Capitalized research and development costs..............      139,000         251,000
      Capital loss carryforwards..............................       39,000          39,000
      Capitalized license fee.................................       50,000          50,000
      Other...................................................       33,000          17,000
                                                                -----------     -----------
    Total deferred tax assets.................................    4,019,000       5,348,000
    Valuation allowance.......................................   (3,980,000)     (5,315,000)
                                                                -----------     -----------
    Net deferred tax assets...................................       39,000          33,000
    Deferred tax liabilities..................................      (39,000)        (33,000)
                                                                -----------     -----------
    Net deferred tax assets...................................  $        --     $        --
                                                                ===========     ===========


10. SUBSEQUENT EVENT



     On November 3, 1997, the Company signed a legally binding letter of intent with Neptune Pharmaceutical Corporation ("Neptune"), to acquire all patent and other intellectual property rights relating to "Anogesic" (the "Anogesic Acquisition"), a topical product candidate for the treatment of anal fissures and hemorrhoids. The closing of the Anogesic Acquisition is subject to the satisfaction of certain conditions, and there can be no assurance that the Company will conclude the Anogesic Acquisition. The Company expects to record a material charge to operations for in-process technology upon completion of the Anogesic Acquisition.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Recent Developments...................    6
Risk Factors..........................    7
Use of Proceeds.......................   14
Price Range of Common Stock...........   14
Capitalization........................   15
Dividend Policy.......................   15
Dilution..............................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   22
Management............................   41
Certain Transactions..................   48
Principal Shareholders................   49
Description of Capital Stock..........   52
Shares Eligible for Future Sale.......   54
Underwriting..........................   56
Legal Matters.........................   57
Experts...............................   57
Available Information.................   57
Index to Consolidated Financial
  Statements..........................  F-1


======================================================
======================================================

                                2,250,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                     (LOGO)
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby, all of which will be paid by the Company. All amounts are estimates except for the Securities and Exchange Commission registration fee.

          Securities and Exchange Commission registration fee............  $  6,763
          NASD fee.......................................................     2,700
          Nasdaq National Market listing fee.............................    15,000
          Blue sky fees and expenses.....................................        --
          Accounting fees and expenses...................................    60,000
          Legal fees and expenses........................................   200,000
          Transfer Agent and Registrar Fees..............................     6,537
          Printing and miscellaneous.....................................   175,000
                                                                           --------
                    Total................................................  $466,000
                                                                           ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties to the maximum extent permitted under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Restated Articles also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaws provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. Indemnification may only be authorized by a majority of Registrant's directors or shareholders or by order of a court, unless the agent has been successful on the merits. In addition, the Registrant's policy is to enter into indemnification agreements with each of its officers and directors. These indemnification agreements provide that directors and officers will be indemnified and held harmless to the fullest extent permitted by law. These agreements, together with the Restated Articles, may require the Registrant, among other things, to indemnify such directors, officers and employees against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement referred to below sets forth certain provisions with respect to the indemnification of the Registrant and certain directors, officers, and controlling persons against certain losses and liabilities, including certain liabilities under the Securities Act.

     The Amended and Restated Registration Rights Agreement dated April 10, 1992, entered into by and among the Registrant and various investors, and the Amended and Restated Registration Rights Agreement dated February 10, 1995, entered into by and among the Registrant and various investors provide for cross indemnification of certain holders of Registrant's securities, and of Registrant and its officers and directors for certain liabilities existing under the Securities Act and otherwise.

     The Registrant also maintains a director and officer liability policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     1. Bridge Financing. On December 7, 1994, the Company issued $536,000 principal amount of Bridge Notes and Bridge Warrants to acquire 76,571 shares of Common Stock in a private placement transaction 21. Net proceeds were approximately $455,000. The foregoing securities were issued in reliance upon
Section 4(2) of the Securities Act, based primarily upon the fact that the holders were small in number, were sophisticated and were familiar with the business of the Company.

     In February 1995, the Company issued an additional $1,679,800 principal amount of Bridge Notes and Bridge Warrants to acquire 239,971 shares of Common Stock in a private placement transaction to 15 investors. Net proceeds were approximately $1,537,000. The foregoing securities were issued in reliance upon
Section 4(2) of the Securities Act, based primarily upon the fact that the holders were small in number, were sophisticated and were familiar with the business of the Company.

     In June 1995, the Company issued an additional $70,000 principal amount of Bridge Notes and Bridge Warrants in a private placement transaction to three investors. Net proceeds were approximately $64,400. The foregoing securities were issued in reliance upon Section 4(2) of the Securities Act, based primarily upon the fact that the holders were small in number, were sophisticated and were familiar with the business of the Company.

     2. Series A Convertible Preferred Stock. In April 1996, the Company issued 750,000 shares of Convertible Series A Preferred Stock ("Series A Preferred") in a private placement transaction to 18 investors. Net proceeds were approximately $6.8 million. This Series A Preferred was convertible into shares of Common Stock based on a formula. As of the date of this Registration Statement, all 750,000 shares of Series A Preferred had converted into Common Stock. The foregoing securities were issued in reliance upon Section 4(2) of the Securities Act, based primarily upon the fact that the holders were smaller in number, were sophisticated and were familiar with the business of the Company, and in reliance upon Regulation S promulgated under the Securities Act.

     3. In July 1997, the Company issued 1,547,827 shares of Common Stock in a private placement transaction. Net proceeds were approximately $3,800,000. The foregoing securities were issued in reliance upon Section 4(2) of the Securities Act, based primarily upon the fact that the holders were small in number, were sophisticated and were familiar with the business of the Company.

     4. Before the Company's initial public offering in August 1995, the Company issued certain options to require shares of Common Stock to a limited number of employees and consultants. All of such issuances were under the Company's stock option plan. No consideration was paid to the Company by any recipient of any of the foregoing options for the grant of any such options. The options were granted, and shares were issued upon exercise of such options, in reliance on
Section 4(2) of the Securities Act and Section 3(b) of the

Securities Act and Rule 701 promulgated thereunder. The Company has also issued common stock purchase warrants to a limited number of investor relations firms and other consultants. No consideration was paid to the Company by any recipient of any such warrants for the grant of such warrants. The warrants were issued in reliance on Section 4(2) of the Securities Act, based primarily upon the fact that the holders were small in number, were sophisticated and were familiar with the business of the Company.


     5. In November 1997, the Company issued 33,057 shares of Common Stock to Neptune Pharmaceutical Corporation pursuant to the Anogesic Agreement, in connection with the proposed acquisition by the Company of the Anogesic product candidate by the Company. The forgoing securities were issued in reliance on
Section 4(2) of the Securities Act, based primarily upon the fact that the holders were small in number, were sophisticated and were familiar with the business of the Company.


ITEM 16. EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

        I. EXHIBITS

        (a) The following exhibits are attached hereto or incorporated herein by reference.


EXHIBIT
NUMBER                                      EXHIBIT TITLE
------   -----------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement.*
  3.1    Amended and Restated Articles of Incorporation of the Company. (Incorporated by
         reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2
         (Registration No. 33-93288 LA) declared effective on August 11, 1995 (the
         "SB-2")).*
  3.2    Bylaws of the Company. (Incorporated by reference to Exhibit 3.3 to the SB-2).*
  4.1    Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the
         SB-2).*
  4.2    Specimen Warrant Certificate. (Incorporated by reference to Exhibit 4.2 to the
         SB-2).*
  4.3    Form of Underwriter Warrant.
  5.1    Opinion of Fenwick & West LLP.*
 10.1    Barrier Repair Formulations License Agreement, dated October 26, 1993 between the
         Company and the University of California. (Incorporated by reference to Exhibit
         10.5 to the SB-2).*
 10.2    License Agreement, dated March 4, 1994, regarding Drug Delivery by Skin Barrier
         Disruption, between the Company and University of California. (Incorporated by
         reference to Exhibit 10.6 to the SB-2).*
 10.3    Agreement dated May 14, 1997, between the Company and the University of California.
         (Confidential treatment has been requested with respect to the information contained within the ["**"] markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange
         Commission).*
 10.4    Agreement dated October 6, 1997, between the Company and the University of
         California.* (Confidential treatment has been requested with respect to the information contained within the ["**"] markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and
         Exchange Commission).
**10.5   Employment Agreement, dated as of January 21, 1996, between the Company and Dr.
         Carl Thornfeldt. (Incorporated by reference to Exhibit 10.7 to the Company's Form
         10-KSB for fiscal year ended December 31, 1995 (the "1995 Form 10-KSB").*
 10.6    Employment Agreement dated November 20, 1996, between the Company and K. Michael
         Forrest. (Incorporated by reference to Exhibit 10.19 to the Company's Form 10-KSB for the fiscal year ended December 31, 1996 (the "1996 Form 10-KSB").*
 10.7    Amended and Restated Registration Rights Agreement dated April 10, 1992.
         (Incorporated by reference to Exhibit 10.11 to the SB-2).*

EXHIBIT
NUMBER                                      EXHIBIT TITLE
------   -----------------------------------------------------------------------------------
 10.8    Amended and Restated Registration Rights Agreement dated as of February 10, 1995.
         (Incorporated by reference to Exhibit 10.14 to the SB-2).*
 10.9    1995 Equity Incentive Plan (Incorporated by reference to Exhibit 10.17 to the 1995
         Form 10-KSB).*
**10.10  1995 Directors' Stock Option Plan (Incorporated by reference to Exhibit 10.18 to the 1995 Form 10-KSB).*
10.11    Standard Industrial Lease dated April 6, 1992, between the Company and H&H
         Management. (Incorporated by reference to Exhibit 10.20 to the 1995 Form 10-KSB).*
10.12    Exclusive Licensing Agreement for Glylorin between the Company and Glaxo Wellcome,
         Inc. dated November 11, 1996. (Incorporated by reference to Exhibit 10.20 to the
         1996 Form 10-KSB). (Confidential treatment has been requested with respect to the information contained within the ["**"] markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and
         Exchange Commission).*
*10.13   Consulting Agreement between the Company and Dr. Peter M. Elias dated May 1, 1996.
         (Incorporated by reference to Exhibit 10.21 to the Form 10-KSB).*
10.14    Binding Letter of Intent dated November 3, 1997 between the Company and Neptune
         Pharmaceutical Corporation. (Confidential Treatment has been requested with respect to the information contained within the ["**"] markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission).
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2    Consent of Fenwick & West LLP (contained in Exhibit 5.1).*
 24.1    Power of Attorney (See signature page).*


---------------

 * Previously filed.



** Represents a management contract or compensatory plan or arrangement.


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on November 5, 1997.


                                          CELLEGY PHARMACEUTICALS, INC.

                                          By:    /s/ K. MICHAEL FORREST
                                            ------------------------------------
                                                     K. Michael Forrest
                                               President and Chief Executive
                                                           Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                    NAME                                    TITLE                   DATE
---------------------------------------------   ----------------------------- -----------------
PRINCIPAL EXECUTIVE OFFICER:

           /s/ K. MICHAEL FORREST               President, Chief Executive    November 5, 1997
---------------------------------------------     Officer and Director
             K. Michael Forrest
PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL
  ACCOUNTING OFFICER:

            /s/ A. RICHARD JUELIS               Vice President, Finance,      November 5, 1997
---------------------------------------------     Chief Financial Officer and
              A. Richard Juelis                   Secretary

DIRECTORS:

        /s/ CARL R. THORNFELDT, M.D.*           Chairman of the Board of      November 5, 1997
---------------------------------------------     Directors
          Carl R. Thornfeldt, M.D.

             /s/ JACK L. BOWMAN*                Director                      November 5, 1997
---------------------------------------------
               Jack L. Bowman

         /s/ DENIS R. BURGER, PH.D.*            Director                      November 5, 1997
---------------------------------------------
           Denis R. Burger, Ph.D.

           /s/ TOBI B. KLAR, M.D.*              Director                      November 5, 1997
---------------------------------------------
             Tobi B. Klar, M.D.

            /s/ ALAN A. STEIGROD*               Director                      November 5, 1997
---------------------------------------------
              Alan A. Steigrod

             /s/ LARRY J. WELLS*                Director                      November 5, 1997
---------------------------------------------
               Larry J. Wells

*By: /s/ K. MICHAEL FORREST
     ----------------------------------------
     K. Michael Forrest
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                          SEQUENTIALLY
NUMBER                           DESCRIPTION OF DOCUMENT                         NUMBERED PAGE
------     --------------------------------------------------------------------  -------------
  1.1      Form of Underwriting Agreement.*
  3.1      Amended and Restated Articles of Incorporation of the Company.
           (Incorporated by reference to Exhibit 3.2 to the Company's
           Registration Statement on Form SB-2 (Registration No. 33-93288 LA)
           declared effective on August 11, 1995 (the "SB-2")).*
  3.2      Bylaws of the Company. (Incorporated by reference to Exhibit 3.3 to the SB-2).*
  4.1      Specimen Common Stock Certificate. (Incorporated by reference to
           Exhibit 4.1 to the SB-2).*
  4.2      Specimen Warrant Certificate. (Incorporated by reference to Exhibit
           4.2 to the SB-2).*
  4.3      Form of Underwriter Warrant.
  5.1      Opinion of Fenwick & West LLP.*
 10.1      Barrier Repair Formulations License Agreement, dated October 26,
           1993 between the Company and the University of California.
           (Incorporated by reference to Exhibit 10.5 to the SB-2).*
 10.2      License Agreement, dated March 4, 1994, regarding Drug Delivery by
           Skin Barrier Disruption, between the Company and University of
           California. (Incorporated by reference to Exhibit 10.6 to the
           SB-2).*
 10.3      Agreement dated May 14, 1997, between the Company and the University of California. (Confidential treatment has been requested with respect to the information contained within the ["**"] markings.
           Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission).*
 10.4      Agreement dated October 6, 1997, between the Company and the
           University of California. (Confidential treatment has been requested with respect to the information contained within the ["**"]
           markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and Exchange
           Commission).*
**10.5     Employment Agreement, dated as of January 21, 1996, between the
           Company and Dr. Carl Thornfeldt. (Incorporated by reference to
           Exhibit 10.7 to the Company's Form 10-KSB for fiscal year ended
           December 31, 1995 (the "1995 Form 10-KSB").*
 10.6      Employment Agreement dated November 20, 1996, between the Company and K. Michael Forrest. (Incorporated by reference to Exhibit 10.19 to the Company's Form 10-KSB for the fiscal year ended December 31,
           1996 (the "1996 Form 10-KSB").*
 10.7      Amended and Restated Registration Rights Agreement dated April 10,
           1992. (Incorporated by reference to Exhibit 10.11 to the SB-2).*
 10.8      Amended and Restated Registration Rights Agreement dated as of
           February 10, 1995. (Incorporated by reference to Exhibit 10.14 to the SB-2)*.
 10.9      1995 Equity Incentive Plan (Incorporated by reference to Exhibit
           10.17 to the 1995 Form 10-KSB).*
**10.10    1995 Directors' Stock Option Plan (Incorporated by reference to
           Exhibit 10.18 to the 1995 Form 10-KSB).*
10.11      Standard Industrial Lease dated April 6, 1992, between the Company and H&H Management. (Incorporated by reference to Exhibit 10.20 to the 1995 Form 10-KSB).*
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


EXHIBIT                                                                          SEQUENTIALLY
NUMBER                           DESCRIPTION OF DOCUMENT                         NUMBERED PAGE
------     --------------------------------------------------------------------  -------------
10.12      Exclusive Licensing Agreement for Glylorin between the Company and
           Glaxo Wellcome, Inc. dated November 11, 1996. (Incorporated by reference to Exhibit 10.20 to the 1996 Form 10-KSB). (Confidential
           treatment has been requested with respect to the information contained within the ["**"] markings. Such marked portions have been omitted from this filing and have been filed separately with the
           Securities and Exchange Commission).*
**10.13    Consulting Agreement between the Company and Dr. Peter M. Elias dated May 1, 1996. (Incorporated by reference to Exhibit 10.21 to the Form 10-KSB).*
10.14      Binding Letter of Intent dated November 3, 1997 between the Company and Neptune Pharmaceutical Corporation. (Confidential Treatment has
           been requested with respect to the information contained within the
           ["**"] markings. Such marked portions have been omitted from this filing and have been filed separately with the Securities and
           Exchange Commission).
 23.1      Consent of Ernst & Young LLP, Independent Auditors.
 23.2      Consent of Fenwick & West LLP (contained in Exhibit 5.1).*
 24.1      Power of Attorney (See signature page).*


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 * Previously filed.



** Represents a management contract or compensatory plan or arrangement.